Exhibit 99.1

                             DESCRIPTIVE MEMORANDUM

                              Diomed Holdings, Inc.
                                February 14, 2002

                     SUMMARY OF OUR BUSINESS AND OPERATIONS


         This summary highlights information contained elsewhere in this descriptive memorandum. This summary is not complete and does not contain all the information you should consider before buying shares in the Company. You should read this entire descriptive memorandum carefully, especially the "Risk Factors."

         In this descriptive memorandum "the Company" refers to Diomed Holdings, Inc. The term "Diomed" refers to Diomed, Inc. and its consolidated subsidiaries. We use the terms "we," "our," and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

                                BUSINESS OVERVIEW

         Diomed provides innovative clinical modalities and specializes in developing and distributing equipment and disposable items used in minimal and micro-invasive medical procedures. In developing and marketing our innovative solutions, we use proprietary technology, and we aim to secure strong commercial advantages over our competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing minimal and micro-invasive medical procedure industry we seek to integrate disposable items into our product lines. To optimize our revenues, we focus on clinical procedures that require the health care provider to own our equipment and also purchase our disposable products, such as optical fibers. We sell our products to hospital and office-based physicians, including specialists in vascular surgery, oncology, interventional-radiology, phlebology and dermatology.

         Utilizing our proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers, we focus on photodynamic therapy, known as PDT, for use in cancer treatments, endovenous laser treatment, known as EVLT for use in varicose vein treatments and on other clinical applications such as dentistry and general surgery. If the treating physician is knowledgeable about the reimbursement system and obtains preapproval, then typically health insurance payors will reimburse for PDT and EVLT procedures. Using high power semiconductor diodes as their energy source, our diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system.

         During 2001, we generated 79% of our revenues from sales of laser devices and systems and 21%, from disposable items and other accessories. Viewed from the perspective of the treatments we address, in 2001 35% of our revenues were from PDT applications, 35% from EVLT applications and the balance from other surgical applications.

         On February 14, 2002, Diomed Holdings, Inc., a Nevada corporation, acquired Diomed pursuant to the terms of an Agreement and Plan of Merger. As a result of the merger that occurred under the Merger Agreement, Diomed became a wholly-owned subsidiary of Diomed Holdings, Inc. The business of the Company now is principally the business of Diomed.

         Diomed was incorporated on December 24, 1997 in the State of Delaware. On June 23, 1998, Diomed succeeded to the business of Diomed, Ltd., a company formed under the laws of the United Kingdom in 1991.

         Diomed's management team focuses on developing and marketing solutions that address serious medical problems that have significant markets.

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

         In November 2000, to capture part of the disposable market segment of its laser business, Diomed acquired the medical fiber business from QLT, Inc. of Vancouver, British Columbia. Diomed acquired QLT's rights to manufacture and market Optiguide(R) fibers that were developed for use in photodynamic therapy cancer treatments and the distribution rights to customers of Laserscope and Coherent, two manufacturers of medical laser devices.

PHOTODYNAMIC THERAPY

         PDT is an effective treatment for late-stage lung and esophageal cancers and is under study for treatment of various other cancers throughout the body. The medical profession appears to be increasing its acceptance of PDT, since the traditional cancer treatments, including surgery, radiation and chemotherapy result in some significant and unpleasant side effects, and have varying rates of success. PDT is based on the discovery that certain chemicals can kill one-celled organisms in the presence of light. Recent interest in photosensitizing agents stems from research showing that some of these substances have a tendency to collect in cancer cells.

         PDT requires three-interacting elements: (1) a photosensitive drug that is absorbed by cancerous and abnormal cells, (2) a light source (laser) of a specific wavelength that activates the drug, and (3) a delivery system, including a thin optical fiber to guide the light source to the target area. PDT technology is only effective when these three components work in concert.

         Our proprietary technology, including diode lasers and optical fibers, when used in combination with a photosensitizing drug, provides the cancer therapy. We supply laser technology, services and disposable items to the global PDT industry. We work jointly and early on with PDT drug companies in their clinical development process to design a laser that optimizes the most effective wavelength in combination with their respective PDT drugs. We have long-term arrangements with some of the other world's leading PDT drug companies, including Axcan, DUSA, Pharmacyclics and QLT, and lasers to them to be used in clinical trials for PDT applications.

         In the US, the Food and Drug Administration considers PDT to be a modality that requires the FDA to grant individual pre-market approval for each specific PDT treatment. As a result, we submit to the FDA a premarket approval application, or PMA, that presents to that agency a singular combination of data and product from the PDT drug company, laser manufacturer and fiber manufacturer. As a result of the lengthy regulatory approval process and the FDA's policy that it must approve each new method of use, requires potential competitors to present similar collaborative PMA's to the FDA. Since we have forged collaborative relationships with the most significant players in PDT drug development, we believe that we have limited the ability of our competitors to obtain FDA clearance and also limited our risk should one of the PDT companies fail to receive regulatory approval or perform poorly in the marketplace.

         We are the first diode laser manufacturer to receive FDA clearance for its laser's use in PDT cancer treatments. In August 2000, Axcan Pharma, Inc. and Diomed together received regulatory approval for Diomed's 630nm laser and Optiguide(R) fiber, and Axcan's Photofrin drug used in the cancer treatment for late stage lung and esophagial cancers. In November 2000, Diomed entered into a five-year exclusive supply contract with Axcan for lasers.

ENDOVENOUS LASER TREATMENT

         We have developed an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. The causes of varicose veins are genetic. People with past vein diseases, new mothers, overweight individuals and people with jobs or hobbies that




                                        4
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require extended standing are also at risk. According to a 1973 study by
Tecumseh Health of Alabama, approximately 42% of Americans over 60 have varicose veins and this number is increasing as the population continues to age and to live longer lives. According to the same study, 72% of women over 60 in the US have varicose veins.

         Diomed believes that worldwide more than one million people undergo vein-stripping operations each year, but there are many more who suffer the pain, discomfort and unattractive appearance of their legs in order to avoid having surgery to treat their condition. We believe that most patients who undergo vein-stripping procedures are candidates for EVLT. EVLT has several competitive advantages over the current vein stripping treatment. EVLT is a 45- to 60-minute procedure per leg that can be performed in a physician's office, under local anesthesia and with the procedure guided by ultrasound technology, and has a quick recovery period, reduced pain and minimal scarring. During clinical studies, 97% of first-time EVLT treatments have been successful. The remaining cases have been successfully resolved with a second EVLT treatment.

         In September 2001, we became the first company to receive the CE mark of approval, issued by the British Standard Institution, for marketing EVLT in Europe. On January 22, 2002, we became the first company to receive FDA clearance for EVLT.

FIBERSDIRECT.COM

         In November 2000, we formed FibersDirect.com, a business unit that promotes, sells and distributes laser fibers and other laser-delivery system accessories for clinical applications directly to clinical end users in the US. Acting as an e-commerce and direct marketing conduit, FibersDirect.com distributes fibers directly from the manufacturer to the end user. The resulting savings in distribution costs can significantly contribute to both lower prices for end users, and increased profitability and margins for us. The Company's OPTIGUIDE(R) fibers, which are used in PDT treatments for cancer, are promoted, sold and distributed via FibersDirect.com. Subsequent to FDA clearance of EVLT, FibersDirect.com promotes, sells and distributes fibers used in EVLT procedures.

                                BUSINESS STRATEGY

         Our business strategy is based on our existing PDT and EVLT applications and has four key components:

1.)      RESEARCH AND DEVELOPMENT, WITH A FOCUS ON CLINICAL APPLICATIONS

         We focus on the development of clinical applications for our laser products, such as PDT and EVLT, to create and maintain a pipeline of new clinical uses. We believe that new applications will generate demand for laser and fiber technologies. Our assumption is that the ongoing launch of new clinical solutions will drive revenue and income streams.

         We emphasize the identification and the development of useful effective clinical procedures. Our internal structure addresses the need for focus in this area by means of a dedicated department with focus on new procedures. In addition the expenditures for the Company's research and development program was approximately $1.3 million in 2000 and approximately $1.0 million in the nine months ended September 30, 2001, which represents 13% and 16% of sales, respectively.

2.)      KEY ACQUISITIONS TO ENHANCE PROFITABILITY

         We survey future acquisition targets, including fiber and diode manufacturers, to create a one-stop laser and fiber business, with a focus on increasing profit margins. In furtherance of this strategy, in November 2000 we acquired QLT, Inc.'s manufacturing rights for the Optiguide(R) fiber.

3.)      STRATEGIC PARTNERSHIPS TO ENHANCE CUSTOMER REACH

       We work with the world's leading PDT drug companies, including Axcan Pharma, Inc., QLT, Inc., Pharmacyclics, Inc. and DUSA Pharmaceuticals, Inc., to bring new treatments to market. In addition, we maintain OEM relationships with Olympus ProMarketing, Inc. and Dentek Lasersystems Vertriebs GmbH. We plan to create long-term and exclusive working relationships that increase laser applications and revenue potential. Accordingly, we will continue to work with PDT drug companies beginning at an early stage to jointly develop additional new treatments, develop the market and obtain FDA clearance.

4.)      IMPROVEMENT OF RESULTS UTILIZING NEXT GENERATION LASER PROJECT

         We anticipate developing the "next generation" laser to increase market demand, further stimulating the demand for optical fibers used in clinical procedures.

                                   FACILITIES

         Our executive offices are located at a leased facility at 1 Dundee Park, Andover, Massachusetts 01810. We operate our leased principal research and development facilities at Cambridge Research Park, Ely Road, Cambridge CB4 4WS, England.

                                    EMPLOYEES

         As of December 31, 2001 we employed a total of 49 full-time employees, with 7 employees in marketing and sales, 6 employees in research and development, 16 employees in manufacturing, 4 employees in regulatory and quality control, 3 employees in service, and 13 employees in general and administrative.

                     MERGER INVOLVING DIOMED AND THE COMPANY

         On February 14, 2002, Diomed Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, Inc., a Nevada corporation formerly known as Natexco Corporation, merged with and into Diomed, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger dated January 29, 2002. Pursuant to the terms of the merger agreement, the Company issued (i) 2,328,922.50 shares of its Class A convertible preferred stock, which we refer to as Class A Stock, to the former holders of Diomed common stock in exchange for 9,315,690 shares of common stock of Diomed issued and outstanding as of the effective time of the merger, which 2,328,922.50 shares convert into 9,315,690 shares of the Company's common stock, and (ii) 1,362,500 of our Class A Stock to the former holders of 2,725,000 shares Diomed Series A preferred stock issued and outstanding as of the effective time of the merger, which 1,362,500 shares convert into 5,450,000 shares of the Company's common stock. In connection with the merger, the Company assumed the obligations of Diomed with respect to Diomed's outstanding 1,380,335 stock options and each of the two plans under which Diomed had granted these options since 1998. Prior to its adoption of formal stock option plans Diomed had also granted 489,679 options to officers, other employees and consultants. With respect to these non-plan options, the merger agreement obligates the Company, upon request of the option holders,

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


to perform Diomed's obligations to issue shares upon the exercise of outstanding options. If all existing optionees fully exercise their rights, the Company will issue to them an aggregate of 467,503.50 shares of its Class A Stock which shares convert into 1,870,014 shares of the Company's common stock.

         The merger agreement also obligates the Company to perform Diomed's obligations to issue shares upon exercise of outstanding warrants to purchase 121,924 shares. If the warrantholders fully exercise their rights, the Company will issue to them an aggregate of 30,481 shares of its Class A Stock which shares convert into 121,924 shares of the Company's common stock.

         The shares issued to the former Diomed stockholders in the merger represent approximately 51% of the Company's issued and outstanding voting securities, before giving effect to options and warrants. Assuming that the holders of the options and warrants fully exercise their rights, the shares issued to the former Diomed stockholders in the merger would represent approximately 47.8% of the Company's issued and outstanding voting securities following the merger, the shares issued to the option holders would represent approximately 5.8% of the Company's issued and outstanding voting securities following the Merger and the shares issued to the warrant holders would represent approximately 0.4% of the Company's issued and outstanding voting securities following the merger.

         In connection with the Merger, the Company conducted a private placement of its securities. In the private placement, investors subscribed to purchase from the Company an aggregate of 5,000,000 shares of common stock pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company intends to make the proceeds of the private placement available to Diomed for the following uses: (a) to pay expenses incurred in connection with the merger, the private placement and the repayment of a portion of Diomed's existing debt;
(b) to fund Diomed's laser development project and other research and development initiatives; (c) to fund future business acquisitions; and (d) to fund Diomed's working capital needs. The 5,000,000 shares of the Company's common stock issued in the private placement completed on February 14, 2002 cannot be sold up for a period of six months following the later of (i) the closing of the Merger and (ii) the effective date of the Merger, subject to exception for gifts and transfers in trust.

                        REGISTRATION OF SECURITIES ISSUED
                                  IN THE MERGER

         The Company has agreed to file a registration statement with the SEC within 120 days after the Merger and to have the registration statement declared effective within 240 days after the Merger. The registration statement will cover 5,000,000 shares of the Company's common stock sold in the private placement related to the Merger and 14,765,690 shares of the Company's common stock into which the Class A Stock issued in the Merger to the former Diomed stockholders convert over a period of approximately two years after the Merger, as well as 121,924 shares of its common stock issuable following the exercise of Diomed warrants. The Company has also agreed to file, 45 days after the effectiveness of the first registration statement, a second registration statement covering the 1,870,014 shares of its common stock issuable following the exercise of Diomed options that the Company assumed as part of the Merger.

         If the Company's first registration statement does not become effective, shares issued in the Merger and shares issued in the private placement will generally become tradable in the public markets one year after issuance under the SEC's Rule 144. Shares issued on the exercise of options or warrants generally become tradeable one year after exercise, subject to the volume limitations, manner of sale and notice of sale limitations of Rule 144.

         Upon the closing of the Merger, 9,200,000 of the Company's 14,200,000 issued and outstanding shares of its common stock will be tradeable.


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



                             SUMMARY FINANCIAL DATA

         The following table presents summary audited historical and unaudited interim financial data. The summary includes our audited consolidated financial data for the years ended December 31, 1998, 1999 and 2000, our unaudited consolidated financial data for the nine months ended September 30, 2000, and our unaudited consolidated financial data and unaudited financial data for Diomed Holdings, Inc. combined on a proforma basis for the nine months ended September 30, 2001, as if the we had completed our combination on September 30, 2001. You should read this data together with our financial statements and related notes included elsewhere in this Current Report on Form 8-K and the information under Management's Discussion and Analysis of Financial Condition and Results of Operations below in this memorandum.

                                                                Years ended                          Nine months ended
                                                                December 31,                           September 30,
                                                                  (audited)                             (unaudited)
                                                        -------------------------------        -----------------------------
Statements of operations data                           1998         1999          2000         2000       2001      2001
(in thousands, except share data)                                                                                  proforma
----------------------------------------------------------------------------------------------------------------------------
Revenues.............................................  $9,312        $6,751        $9,425       $5,462       $6,428       $6,434
Cost of revenues.....................................   5,179         6,706         7,415        4,767        4,952        4,952
                                                       ------        ------        -------      ------        -----        -----
Gross profit (loss)..................................   4,133            45         2,010          695        1,476        1,482
                                                       ------        ------        -------      ------        -----        -----
Operating expenses:
  Research and development...........................   1,374         1,573         1,271          846        1,009        1,009
  Selling and marketing..............................   1,929         2,136         1,647        1,136        1,873        1,873
  General and administrative.........................   2,578         2,116         2,229        1,395        1,936        1,976
  Impairment of goodwill.............................       -         1,586(1)          -            -            -            -
                                                        ------       -------       -------      -------      ------        -----
   Total operating expenses..........................   5,881         7,411         5,147        3,377        4,818        4,858
                                                        ------       -------       -------      -------      ------        -----
Income (loss) from operations........................  (1,748)       (7,366)       (3,137)      (2,682)      (3,342)      (3,376)
Interest expense, net................................      61           125           339          232        2,879(2)     2,881
                                                        ------       -------       -------      -------      ------       ------
Net income (loss) from operations....................  (1,809)       (7,491)       (3,476)      (2,914)      (6,221)      (6,257)
                                                        ------       -------       -------      -------      -------      ------
Value ascribed to call option                               -             -             -            -          423(2)       423
Net income (loss).................................... $(1,809)      $(7,491)      $(3,476)     $(2,914)$     (6,644)      (6,680)
                                                        ======       =======       =======      =======      =======      ======
Net income (loss) per share:
  Basic and diluted..................................  $(0.70)      $ (2.34)       $(0.82)     $ (0.71)      $(0.83)      $(0.24)
                                                        ======       =======       =======      =======      =======      ======
Weighted average number of common shares
  outstanding used in per share
  calculations:
  Basic and diluted..................................   2,597         3,197         4,246         4,081       8,004       27,654(3)
                                                        ======       =======       =======       ======      ======       ======


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


1) On May 31, 1998, we acquired substantially all of the assets and assumed certain liabilities of LaserLite LLC ("LaserLite"), the distributor of our cosmetic laser systems, including patents and other intangible assets. In December 1999, we recorded a noncash accounting charge of approximately $1,600,000 related to impairment of the goodwill arising from this acquisition. We recognized this impairment when our development of a next-generation laser led us to discontinue the sale of the LaserLite product line.

2) In March 2001, we completed a recapitalization of certain of our outstanding equity securities. As a result, we recognized $2,700,000 in noncash interest expense related to beneficial conversion features associated with the conversion of our 9% convertible loan notes into common stock. Also, as a result of the recapitalization, we recognized an additional beneficial conversion feature of $423,180 associated with a call option granted to certain investors in the issuance of Diomed's Series A preferred stock, originally issued in March 2001.

3) Includes 13,454,000 common stock equivalents for shares of Class A convertible preferred stock that convert into shares of common stock.


                                                    As of September 30, 2001
                                                    ------------------------
Balance sheet data (in thousands)                   Actual          Proforma
---------------------------------                   ------          --------
Cash and cash equivalents........................ $    293       $     8,293
Working capital..................................      (96)            8,120
Total assets.....................................    7,102            14,926
Non-current liabilities..........................    2,270             1,813
Accumulated deficit..............................  (30,019)          (30,168)
Total stockholders' equity.......................      284             8,703



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                           FORWARD-LOOKING STATEMENTS

         Some of the statements under "Summary of our Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of the Company's Business" and elsewhere in this memorandum are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Also, many of the statements included the report of Atlas Capital Services that is attached as an exhibit to the Current Report on SEC Form 8-K to which this descriptive memorandum is attached are "forward looking statements," including the judgment by Atlas as to the Company's fair market value, forecasted drug revenues and all information regarding projected financial performance of Diomed and its revenue model. None of these forward-looking statements are historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. They include statements relating to:

       o      future revenues, expenses and profitability;
       o      the future development and expected growth of our business;
       o      projected capital expenditures; and
       o      industry-specific trends.

         You can identify forward-looking statements by the use of words such as "may"' "should", "will", "could", "estimates", "predicts", "potential", "continue", "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements, you should carefully consider the risks and uncertainties described in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements reflect our view only as of the date of this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We assume no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

         IN REVIEWING THE COMPANY AND ITS BUSINESS, YOU SHOULD UNDERSTAND THE HIGH DEGREE OF RISK INVOLVED. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS DESCRIPTIVE MEMORANDUM, INCLUDING OUR HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. THESE ARE THE RISKS, HOWEVER, THAT MANAGEMENT BELIEVES ARE MATERIAL. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE PART OR ALL OF ANY INVESTMENT YOU MAY HOLD IN THE COMPANY.


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


RISK FACTORS

         We are an emerging growth business that develops, manufactures and sells proprietary medical devices in the United States and elsewhere in the world. We focus our business on the rapidly growing minimal and micro-invasive medical procedure industry. Our mission is to develop innovative clinical modalities and attain a dominant or exclusive position in our markets as a result of our proprietary technology and regulatory approvals. We describe below certain risk factors that are associated with the nature of our business, our focus and our mission. If any of the following risks actually occur, they may adversely affect our business, the results of our operations, our cash flows or our ability to achieve our business objectives.

         The risks and uncertainties described below are not the only ones that we face. Other risks, unknown uncertainties and those risks that we currently consider immaterial may nevertheless impair our business operations or our prospects.

         The following risks relate to our business as a medical device company without a significant operating record:

OUR BUSINESS HAS NOT BEEN PROFITABLE IN THE PAST. WE MAY NEED ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS IN THE FUTURE. IF WE DO NOT CREATE INTERNAL CASH FLOW OR OBTAIN ADDITIONAL FUNDING, WE COULD BE FORCED TO REDUCE OR CEASE OPERATIONS.

         We will need additional resources to fund the growth, acquisitions and working capital that our business plan envisions. The timing and magnitude of our future capital requirements will depend on many factors, including:

o        the scope and results of preclinical studies and clinical trials;
o        the time and costs involved in obtaining regulatory approvals;
o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
o        the costs involved in any potential litigation;
o        competing technological and market developments;
o        our ability to establish additional collaborations;
o        changes in existing collaborations;
o        our dependence on others for development of our potential products;
o        the cost of manufacturing, marketing and distribution; and
o        the effectiveness of our activities.

         We anticipate that we will have sufficient cash to fund operations through December 2002, dependent upon the private placement financing related to the reverse merger and upon the commercial success of EVLT post-FDA clearance. We may, however, need to continue to rely on external sources of financing to meet our cash needs for future acquisitions and internal expansion. Additional financing, through subsequent public offerings or private offerings or private equity or debt financings, may not, however, be available on acceptable terms or at all. Any inability to obtain additional financing would cause us to reduce or cease operations because we would not be able to fund the development of our applications so that they may be commercialized and, thus, become profitable.

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES. WE MAY NOT EVER ACHIEVE OR MAINTAIN PROFITABILITY.

         We have incurred significant operating losses since our inception in 1997 and, as of December 31, 2000 and September 30, 2001, we have accumulated deficits of approximately $23.4 million and $30.0 million, respectively. We may continue to incur significant, and possibly increasing, operating losses over the next few years, depending upon the commercial success of EVLT, as we continue to incur increasing costs for research and development, regulatory, sales and marketing, manufacturing and general corporate activities. Our ability to achieve profitability depends upon our ability, alone or with others, to successfully complete the development of our proposed applications, obtain the required regulatory clearances and market our proposed applications. The occurrence of any or all of these factors is uncertain.

WE MAY BE REQUIRED TO EXPAND OUR EXISTING MANUFACTURING AND MARKETING
CAPABILITY.

         To be successful, we must manufacture our products in commercial quantities and at acceptable costs as per the requirements of current Good Manufacturing Practices, known as GMP's, of the Federal Drug Administration. We currently have the capacity to manufacture products at certain commercial levels within existing GMP's. Future regulatory clearances by the FDA and other regulatory agencies could result in the need to expand manufacturing operations. If we expand our manufacturing capabilities, we would need to expend substantial funds, hire and retain significant additional personnel and comply with extensive regulations. If we are not able to expand our manufacturing capabilities, or are unable to continue to comply with GMP's, our ability to grow and to maintain our competitiveness in the industry may be significantly hindered.

         Our marketing, distribution and sales capabilities or current or future arrangements with third parties for such activities may not be adequate for the successful commercialization of our products.

OUR BUSINESS RELIES ON OUR AGREEMENTS WITH OUR SUPPLIERS. IF WE FAIL TO MAINTAIN OR ESTABLISH THESE AGREEMENTS, WE MAY NOT BE ABLE TO OBTAIN MATERIALS THAT ARE NECESSARY TO DEVELOP OUR PRODUCT AND THEIR APPLICATIONS.

         We depend on outside suppliers for certain raw materials and other components for our products. These raw materials or components may not always be available at our standards or on acceptable terms, if at all, and alternative suppliers may not be available on acceptable terms, if at all. Furthermore, we may not be able to adequately produce needed materials or components on our own. If we cannot obtain these raw materials or produce them, we may be unable to develop our applications and conduct trials, which will, in turn, affect our ability to obtain regulatory approval of these applications.

THERE ARE SUBSTANTIAL CONCERNS REGARDING SAFETY AND HEALTH IN THE US MEDICAL PRODUCTS INDUSTRY. WE MAY NOT HAVE ADEQUATE PROTECTION AGAINST PRODUCT LIABILITY OR RECALL, AND, THEREFORE, WE MAY HAVE TO OUTLAY A SIGNIFICANT AMOUNT OF MONEY ON LIABILITY CLAIMS OR RECALLS.

         Testing, manufacturing, marketing and selling medical products and applications entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims of patients or others who use or sell our products may make these claims.

         A successful product liability claim could materially adversely affect our cash flows and our ability to meet the costs of developing our applications.

WE MAY FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR PATENTS OR OUR PROPRIETARY TECHNOLOGY. FOR OUR BUSINESS TO BE SUCCESSFUL IN THE TECHNOLOGICALLY DEPENDENT MEDICAL PRODUCTS INDUSTRY, WE MUST BE ABLE TO PROTECT AND ENFORCE THESE RIGHTS.

         Our exclusive license relating to optical fibers may become nonexclusive if we fail to satisfy certain development and commercialization objectives. The termination or restriction of our rights under this or other licenses would likely have a material adverse impact on us because our competitors may be able to use the technology we have developed or our technology may be rendered obsolete. Thus, any such event could be likely to adversely effect our ability to set ourselves apart from our competitors.

         We protect certain of our proprietary technology by confidentiality agreements. Third parties may breach these agreements and we may not have adequate remedies to protect our technology.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. As of January 31, 2002, Diomed held 43 patents in the US and foreign countries. We cannot guarantee that the steps we have taken or will take to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition to seeking formal patent protection whenever possible, we attempt to protect our proprietary rights and trade secrets by entering into confidentiality and non-compete agreements with employees, consultants and third parties with which we do business. However, these agreements can be breached and if they are, there may not be an adequate remedy available to us and we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures. If our trade secrets become known, we may lose our competitive advantage.

         In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our patents or other proprietary rights, our business could be seriously harmed. We may be required to spend significant resources to monitor our intellectual property rights, we may not be able to detect infringement of these rights and may lose our competitive advantages associated with our intellectual property rights before we do so. In addition, competitors may design around our technology or develop competing technologies that do not infringe on our proprietary rights.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS, WHICH COULD BE COSTLY AND TIME CONSUMING AND COULD DIVERT OUR MANAGEMENT AND KEY PERSONNEL FROM OUR BUSINESS OPERATIONS.

         While we do not believe that any of our products infringe the intellectual property of third parties, we may be unaware of intellectual property rights of others that may be used in our technology and products. Third parties may claim that we are infringing their intellectual property rights, and we may be found to have infringed those intellectual property rights. In addition, third parties may claim that our patents have been improperly granted and may seek to invalidate our existing or future patents. Although we do not believe that any of our active patents should be subject to invalidation, if any claim for invalidation prevailed, the result could be greatly expanded opportunities for third parties to manufacture and sell products which compete with our products. Any litigation or other challenges regarding our patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS. IF WE FAIL TO DO SO, WE MAY NOT BE ABLE TO DEVELOP OUR APPLICATIONS.

         Our success depends in large part on our ability to attract and retain highly qualified management and other personnel. We depend upon the principal members of our management, key employees, staff and consultants, that we engage from time to time. Competition for such personnel and relationships is intense, and we may not be able to continue to attract and retain such personnel. Our consultants may be affiliated with or employed by others, and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us. Inventions or processes discovered by such persons will not necessarily become our property and may remain the property of such persons or others. The flow of our operations may be disrupted by personnel changes.

WE MAY SUFFER LOSSES OR ENCOUNTER OTHER PROBLEMS AS A RESULT OF FUTURE BUSINESS COMBINATIONS AND ALLIANCES.

         We may expand our operations and market presence by entering into business combinations, joint ventures or other strategic alliances with other companies. These transactions create risks, such as the difficulty in assimilating the operations, technology and personnel of the combined companies; the disruption or our ongoing business, including loss of management focus on existing businesses and other market developments; problems retaining key technical and managerial personnel; expenses associated with the amortization of goodwill and other purchased intangible assets; additional operating losses and expenses of acquired businesses; the impairment of relationships with existing employees, customers and business partners; and, additional losses from any equity investments we might make.

         We may not succeed in addressing these risks, and we may not be able to make business combinations and strategic investments on terms that are acceptable to us. In addition, any business we may acquire may incur operating losses.

WE ARE SUBJECT TO UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM. AS A RESULT, THE ABILITIES OF OUR PRODUCTS AND THEIR APPLICATIONS TO ACHIEVE MARKET ACCEPTANCE OR GENERATE REVENUES IS UNCERTAIN.

         Various health care providers and third party payers may not cover our products and their applications. If we do not obtain coverage, physicians may not purchase our products. Our ability to commercialize our products successfully depends, in part, on the extent to which third parties make reimbursement available for these products and related treatments. These third parties include collaborative partners, government health administration authorities, private health insurers, managed care entities and other organizations. Increasingly, these payors are challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate to enable us to achieve market acceptance of our products or to maintain price levels sufficient for realization of an appropriate return on our products.

       Further, our commercialization strategy depends on our collaborators. As a result, our ability to commercialize our products may be hindered if cost control initiatives adversely affect our collaborators.

FAILURE TO OBTAIN PRODUCT APPROVALS OR COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET AND SELL OUR APPLICATIONS AND COULD RESULT IN NEGATIVE CASH FLOWS.

         The production and marketing of our products and our ongoing research and development, preclinical studies and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. Before we can market them, most medical devices that we develop, and all of the drugs we used in conjunction with those devices, must undergo rigorous preclinical studies and clinical trials and clear an extensive regulatory approval process administered by the FDA and comparable foreign authorities. These processes involve substantial cost and can often take many years. We have limited experience in, and limited resources available for, regulatory activities, and we rely on our collaborators and outside consultants. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID CHANGES IN THE MEDICAL DEVICES INDUSTRY. AS A RESULT, SOME OR ALL OF OUR PRODUCTS COULD BECOME NON-COMPETITIVE OR OBSOLETE. COMPETING PRODUCTS AND TECHNOLOGIES MAY ALSO MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

         Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Well-known pharmaceutical and medical device companies are marketing well-established therapies for the treatment of cancer and other diseases. Doctors may prefer familiar methods that they are comfortable using rather than try our products. Therefore, our products may not sell as planned. Many companies are also seeking to develop new products and technologies for medical conditions for which we and our partners are developing treatments. Our competitors may succeed in developing products that are safer or more effective than ours and in obtaining regulatory marketing approval for future products before we do. As a result, we may not be able to recoup our costs in developing these products. We anticipate that we will face increased competition as new companies enter our markets and as the scientific development of PDT evolve.

SINCE TECHNOLOGY IN OUR INDUSTRY IS CONSTANTLY CHANGING, WE FACE INTENSE COMPETITION FROM OTHER MEDICAL DEVICE MANUFACTURERS AND TECHNOLOGICAL UNCERTAINTY.

         We are a relatively new enterprise and are engaged in the development of novel therapeutic technologies, such as PDT and EVLT. As a result, our resources are limited and we may experience technical challenges inherent in such novel technologies. Many of our competitors have substantially greater financial, technical and human resources than we do, and may also have substantially greater experience in developing products, conducting preclinical studies or clinical trials, obtaining regulatory approvals and manufacturing and marketing. Further, our competitive position could be materially adversely affected if our competitors establish patent protection, because we may have to pursue alternate means of developing our products. Existing competitors or other companies may succeed in developing technologies and products that are more safe more, effective or more affordable than those that we develop.

SINCE THE MAJORITY OF OUR REVENUES TO DATE HAVE COME FROM INTERNATIONAL SALES, EVENTS AFFECTING INTERNATIONAL COMMERCE MAY OCCUR THAT MAY ADVERSELY AFFECT OUR FUTURE INTERNATIONAL SALES, FUTURE REVENUES AND OUR PRODUCTS' FUTURE PROFITABILITY.

         Our international revenues were 66% of total revenues for the year ended December 31, 2000 and 52% of total revenues for the nine months ended September 30, 2001. Our international sales are made through international distributors and their wholly-owned subsidiaries with payments to us typically denominated in the local currencies of the United Kingdom and Europe and in U.S. dollars in the rest of the world. We intend to continue our operations outside of the U.S and potentially to enter additional international markets. These activities require significant management attention and financial resources and further subject us to the risks of operating internationally. These risks include:

       o      changes in regulatory requirements;
       o delays resulting from difficulty in obtaining export licenses for certain technology;
       o      customs, tariffs and other barriers and restrictions; and
       o      the burdens of complying with a variety of foreign laws.

         We are also subject to general geopolitical risks in connection with our international operations, such as:

       o      differing economic conditions;
       o      changes in political climate;
       o      differing tax structures; and
       o      changes in diplomatic and trade relationships.

         In addition, fluctuations in currency exchange rates may negatively affect our ability to compete in terms of price against products denominated in local currencies.

BUSINESS INTERRUPTIONS COULD KEEP US FROM DEVELOPING OUR APPLICATIONS AND INCREASING OUR REVENUES.

         Natural or man-made disasters, such as fires, earthquakes, power losses, telecommunications failures, terrorist attacks and resulting military operations and other events beyond our control may interrupt our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.


                                      * * *


         The following risks relate principally to our commercialization of our current and future products and applications:

SOME OF THE APPLICATIONS, SUCH AS EVLT, MAY NEVER BE SUCCESSFULLY
COMMERCIALIZED, AND, THEREFORE, THESE APPLICATIONS MAY NEVER BECOME

PROFITABLE OR ALLOW US TO RECOUP EXPENSES INCURRED IN THEIR DEVELOPMENT.

         Some applications' success, such as EVLT, rely on our ability to effectively commercialize them. Commercialization depends upon:

       o successfully completing development efforts or those of our collaborative partners;
       o      obtaining the required regulatory approvals;
       o manufacturing our products at an acceptable cost and with appropriate quality;
       o      favorable acceptance of any products marketed; and
       o successful marketing and sales efforts by our partner(s) and ourselves.

         We may not successfully achieve some or all of these goals, and if so, our business and our financial condition would be adversely affected because our revenue and profitability are largely dependent upon our ability to successfully market and sell and these applications. The time frame necessary to achieve these goals for any individual application is uncertain. Most applications will require clinical studies and clinical trials and all will require regulatory approval prior to commercialization. The likelihood of our success must be considered in light of these and other problems, expenses, difficulties, complications and delays that may arise.

PDT APPLICATIONS MAY NOT SUCCESSFULLY COMPLETE THE CLINICAL TRIALS PROCESS, AND WE MAY NOT BE ABLE TO PROVE THAT THE METHODS OF TREATMENT ARE SAFE AND EFFICACIOUS.

         Although some PDT applications are currently approved and utilized, we will rely on approval of additional PDT applications for a portion of our future growth. Some of the PDT drugs, optical fiber and laser devices currently under development require extensive preclinical studies and clinical trials prior to regulatory approval. Many methods of treatment using PDT have not completed testing for efficacy or safety in humans. We may be able to obtain regulatory approval for these applications.

         The failure to adequately demonstrate the safety and efficacy of a PDT product could delay or prevent regulatory clearance of the potential product and would materially harm our business in that our ability to market and sell these applications will be postponed.

OUR APPLICATIONS MAY INDUCE ADVERSE SIDE EFFECTS THAT PREVENT THEIR WIDESPREAD ADOPTION OR THAT NECESSITATE WITHDRAWAL FROM THE MARKET.

         PDT drugs, fibers and laser devices may induce undesirable and unintended side effects that may prevent or limit their commercial adoption and use. One such side effect from PDT may be a period of photosensitivity to bright light for a certain period of time after receiving PDT treatment. This period of photosensitivity typically declines over time. Currently, this photosensitivity is being considered in the clinical trials. Even after the FDA and other regulatory authorities grant us their approvals, our products may later induce adverse side effects that prevent widespread use or necessitate withdrawal from the market. The manifestation of such side effects could cause our business to suffer because we may not be able to recover the costs we have incurred in developing these applications.

MARKET ACCEPTANCE OF OUR PRODUCTS OR THEIR USES IS UNCERTAIN. FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS' OVERALL CHANCES FOR PROFITABILITY.

         Even if approved for marketing, our products may not achieve market acceptance. Our revenues would suffer as a result. The degree of market acceptance will depend upon a number of factors, including:

       o the establishment and demonstration in the medical community of the safety and clinical efficacy of our applications and their potential advantages over existing applications;
       o pricing and reimbursement policies of government and third-party payers such as insurance companies, health maintenance organizations and other plan administrators; and
       o the possibility that physicians, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our applications.

         In particular, since most PDT treatments still are in clinical trials, there is no long-term safety or efficacy data available. The medical profession may, therefore, prefer to prescribe conventional therapies, such as surgery, chemotherapy and radiation.

         If our applications are not accepted due to these or other factors, our business will not develop as planned and may be harmed.

IF WE ARE UNABLE TO SUCCESSFULLY MAINTAIN OUR RELATIONSHIPS WITH PDT DRUG COMPANIES AND ESTABLISH COLLABORATIVE AND LICENSING ARRANGEMENTS, WE MAY BE UNABLE TO DEVELOP OUR PRODUCTS AND APPLICATIONS. BECAUSE OUR PRODUCTS' APPLICATIONS MAY NEVER BECOME MARKETABLE, OUR REVENUES MAY BE ADVERSELY AFFECTED.

         We have entered into collaborative relationships with PDT drug companies for the research and development, preclinical studies and clinical trials, manufacturing, sales and distribution of our products and applications. Our current and future collaborations are important to us because they allow us access to research, development or testing resources that we would otherwise not have. We intend to continue to rely on such collaborative arrangements. Some of the risks and uncertainties related to our reliance on collaborations are:

       o our ability to negotiate acceptable collaborative arrangements, including those based upon existing agreements;
       o future or existing collaborative arrangements may not be successful or may not result in products that are marketed or sold;
       o      collaborative relationships may limit or restrict us;
       o collaborative partners are free to pursue alternative technologies or products either on their own or with others, including our competitors, for the diseases targeted by our applications and products;
       o our partners may fail to fulfill their contractual obligations or terminate the relationships described above, and we may be required to seek other partners, or expend substantial resources to pursue these activities independently and these efforts may not be successful; and our ability to manage, interact and coordinate our timelines and objectives with our strategic partners may not be successful.

         The following risks relate principally to our common stock and its market value:

OUR COMMON STOCK COULD BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL, AND THOSE FLUCTUATIONS MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT.

         The securities markets have experienced extreme price and volume fluctuations recently and the market prices of the securities of companies have been especially volatile. This market volatility, as well as general economic or political conditions, could reduce the market price of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of investment analysts and investors and, in response, the market price of our common stock may decrease significantly. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs, liabilities and a diversion of management's attention and resources.

OUR COMMON STOCK HAS NOT BEEN PUBLICLY TRADED TO ANY SIGNIFICANT EXTENT, AND WE EXPECT THAT THE PRICE OF OUR COMMON STOCK COULD FLUCTUATE SUBSTANTIALLY.

         Before this offering, there has not been any significant public market for our common stock. An active public trading market may not develop after completion of this offering or, if developed, may not be sustained. Although we intend that we will list shares of our common stock for trading on the American Stock Exchange, we cannot be certain that the AMEX will maintain our listing if we fall below its listing qualifications. If our shares are not listed on the AMEX, our shares are likely to be quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, where they have previously been quoted, but where there may be less trading of our shares. The market price for our common stock will be affected by a number of factors, including:

       o our announcement of new products or new applications for our products;
       o      our competitors' announcement of new products or new applications;
       o quarterly variations in our or our competitors' results of operations;
       o changes in earnings estimates, recommendations by securities analysts or our failure to achieve analysts' earning estimates;
       o      developments in our industry;
       o the number of shares of our common stock that are available for trading in the markets at any given time; and
       o general market conditions and other factors, including factors unrelated to our or our competitors' operating performance.

         In addition, the stock prices of many companies in both the medical device and medical services industries have experienced wide fluctuations often unrelated to the operating performance of those companies. These factors and price fluctuations may materially and adversely affect the market price of our common stock.

SALES OF OUR STOCK BY STOCKHOLDERS PRIOR TO THE MERGER MAY HAVE A POTENTIAL IMPACT ON US.

         Prior to the time that Diomed has become the successor to Natexco Corporation, there has been both public and private trading in the shares of Natexco. We cannot be certain that the buyers or sellers in those transactions will not assert claims arising out of their purchases and sales of shares, and we cannot predict whether those claims will involve the Company.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER.

         Our officers, directors, and principal stockholders holding more than 5% of our common stock, together control approximately 21% of our voting stock. As a result, if they act together, these stockholders, may be able to control the management and affairs of our company. This concentration of ownership may also delay or prevent a change in control and might adversely affect the market price of our common stock. Therefore, concentration of ownership may not be in the best interest of our other stockholders.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR STOCK.

         We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

         In this connection, the Company has agreed to file a registration statement with the SEC within 120 days after the Merger and to have the registration statement declared effective within 240 days after the Merger. The registration statement will cover (i) 5,000,000 shares of the Company's common stock sold in the private placement related to the Merger, (ii) 14,765,690 shares of common stock into which the Class A Stock issued in the Merger to the former Diomed stockholders convert over a period of approximately two years after the Merger and (iii) 121,924 shares of common stock issuable upon conversion of the shares of Class A Stock that are issuable upon the exercise of Diomed warrants that the Company assumed as part of the Merger. The Company has also agreed to file, 45 days after the effectiveness of the first registration statement, a second registration statement that will cover the 1,870,014 shares of its common stock issuable upon conversion of all shares of Class A Stock that are issuable upon the exercise of Diomed options that the Company assumed as part of the Merger. If the Company's first registration statement does not become effective, the SEC's Rule 144 will govern resale of the shares issued by the Company and, in general, stockholders will be able to sell their shares subject to the volume and manner of sale limitations of Rule 144, beginning one year after the stockholders have acquired the Company's shares.

IF OUTSTANDING STOCK OPTIONS AND WARRANTS ARE EXERCISED, THE VALUE OF OUR COMMON STOCK OUTSTANDING JUST PRIOR TO THE EXERCISE MAY BE DILUTED BECAUSE WE HAVE TO ISSUE MORE SHARES.

         As of December 31, 2001, there were outstanding stock options to purchase 1,854,384 shares of common stock, with exercise prices ranging from $1.25 to $8.23 per share, with a weighted average exercise price of $2.66 per share. In addition, as of December 31, 2001, there were outstanding warrants to purchase 111,924 shares of common stock, with exercise prices varying from $2.00 to $3.50 per share. If the holders exercise a significant number of these securities at any one time, the market price of our stock could fall and the value of our stock held by other stockholders may decrease since their shares will be worth less after the exercise of our stock. After the exercise of options or warrants, an increase in the number of shareholders will occur, thus decreasing each shareholder's percentage of our total outstanding equity. The holders of the options and warrants have the opportunity to profit if the market price for the stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not rise above the exercise price of these securities, then they will probably not be exercised and may expire based on their respective expiration dates.

OUR CHARTER AND BYLAWS CONTAIN PROVISIONS THAT MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.


         Our charter and bylaws restrict certain actions by our stockholders and require greater than majority votes for certain actions. For example:


       o Only our board of directors or the chairman of the board can call special meetings of stockholders.
       o Stockholders must give advance notice to the secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting.
       o Holders of two-thirds of our Series A Preferred Stock, must approve any merger, debt financing, certain equity financings involving a senior class of securities until a new board of directors is installed.
       o Upon the completion of the Merger, our board of directors will have the authority to issue up to 700,000 additional shares of preferred stock. Our board of directors can fix the price, rights, preferences and privileges of the preferred stock without any further vote or action by our stockholders. These rights, preferences and privileges may be senior to those of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

         These and other provisions of our charter, our Class A stock and our bylaws, as well as certain provisions of Nevada law, could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our stock because these provisions may limit their rights and, thus, make an investment in our stock appear less attractive.

DIVIDEND POLICY

         It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2001, on an actual basis and on a pro forma basis. You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Selected Financial Data", "Management's Discussion and Analysis of Results of Operations and Financial Condition" and pro forma financial statements included elsewhere in this Current Report on Form 8-K.

                                                                         SEPTEMBER 30, 2001      SEPTEMBER 30, 2001
                                                                               ACTUAL                PRO FORMA
                                                                         -------------------     -------------------
                                                                             (UNAUDITED)
Total long-term debt                                                    $         2,270        $         1,813
Stockholders' equity:
     Series A convertible preferred stock, $0.001 par value             $            27        $            14
     Common stock, $0.001 par value                                                   9                     24
     Additional paid-in capital                                                  30,271                 38,837
     Accumulated other comprehensive loss                                            (4)                    (4)
     Accumulated deficit                                                        (30,019)               (30,168)
         Total stockholders' equity                                                 284                  8,703
         Total Capitalization                                                     2,554                 10,516

                      DESCRIPTION OF THE COMPANY'S BUSINESS


OVERVIEW OF DIOMED'S BUSINESS


         Diomed provides innovative clinical modalities and specializes in developing and distributing equipment and disposable items used in minimal and micro-invasive medical procedures. In developing and marketing our innovative solutions, we use proprietary technology and we aim to secure strong commercial advantages over our competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing minimal and micro-invasive medical procedure industry, we seek to integrate disposable items into our product lines. Minimal and micro-invasive medical procedures typically result in reduced pain and scarring, shorter recovery periods and increased effectiveness compared to traditional surgical procedures. Most of the pain associated with traditional surgical procedures results from the slicing of the layers of skin and muscle tissue. To optimize our revenues, we focus on clinical procedures that require the health care provider to own our equipment and also purchase our disposable products, such as optical fibers. We sell our products to hospital and office-based physicians, including specialists in vascular surgery, oncology, interventional-radiology, phlebology and dermatology.

         Utilizing our proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers, we focus on photodynamic therapy, also known as PDT, for use in cancer treatments, endovenous laser treatment also known as EVLT, for use in varicose vein treatments and other clinical applications, such as dentistry and general surgery. If the treating physician is knowledgeable about the reimbursement system and obtains preapproval, then typically health insurance payors will reimburse for PDT and EVLT procedures. Using high power semiconductor diodes as their energy source, our diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system.

         During 2001, we generated 79% of our revenues from sales of laser devices and systems and 21% from disposable items and other accessories. Viewed from the perspective of the treatments we address, in 2001 35% of our revenues were from PDT applications, 35% from EVLT applications and the balance from other surgical applications.

         Diomed was incorporated on December 24, 1997 in the State of Delaware. On June 23, 1998, Diomed succeeded to the business of Diomed, Ltd., a company formed under the laws of the United Kingdom in 1991. It did so by offering to issue shares of Diomed on a one-to-one exchange basis to the holders of the shares of Diomed Ltd. As a result of the exchange, Diomed became the owner of 100% of the outstanding shares of Diomed Ltd., and Diomed Ltd. became a wholly-owned subsidiary of Diomed. Diomed Ltd. continues to operate in the United Kingdom. Its chief objectives are manufacturing, international sales and marketing. Also, on June 23, 1998, we acquired the business of Laserlite LLC, a US-based distributor of aesthetic laser systems, by issuing Diomed shares in exchange for the outstanding membership interests of Laserlite.

         Since its inception in 1991 in Cambridge, England, Diomed has focused on the development of medical diode lasers. Our patented technology is capable of bending light from many diodes simultaneously and concentrating them into a very small opening, such as a small optic fiber. This proprietary diode laser technology has made possible the simplification and minimalization of medical procedures. Utilizing its core competency in diode light sources and optical fibers, Diomed pioneered clinical applications for lasers that generate outcomes superior to conventional treatments.

         Diomed's management team focuses on developing and marketing solutions that address serious medical problems that have significant markets. We generally focus on markets that have the ability to generate in excess of $100 million of revenues in a three- to five-year period following governmental approval.

         In November 2000, to enter the disposable market segment of its laser business, Diomed acquired the medical fiber business of QLT, Inc. , known as "QLT," a company based in Vancouver, British Columbia. Diomed acquired QLT's rights to manufacture and market Optiguide(R) fibers that were developed for use in photodynamic therapy cancer treatments and the distribution rights to customers of Laserscope and Coherent, two manufacturers of medical laser devices.

OVERVIEW OF PREDECESSOR BUSINESS

         Diomed is the successor to Diomed Holdings, Inc., a corporation formed under the laws of the State of Nevada on March 3, 1998 under the name Natexco Corporation ("Natexco"). On February 11, 2002, Natexco changed its name to Diomed Holdings, Inc. On February 14, 2002, Diomed Holdings acquired Diomed pursuant to the terms of an Agreement and Plan of Merger, which we refer to as the "Merger Agreement." In this memorandum, we refer to the merger that occurred on February 14, 2002 under the Merger Agreement as the "Merger." As a result of the Merger, Diomed became a wholly-owned subsidiary of Diomed Holdings, and the future business of Diomed Holdings now is principally the business of Diomed. Accordingly, except for this section of this memorandum, the discussion of our business relates to Diomed's business.

         For financial statement purposes, the Merger will be treated as a recapitalization of Diomed. For tax purposes, the acquisition is structured to qualify as a tax-free exchange of equity securities. We have not, however, requested any ruling from the Internal Revenue Service.

         We are the successor to Natexco. Natexco's initial business plan was to provide promotional advertising and public relations services in the United States to Canadian companies lacking the personnel and facilities to conduct these activities outside Canada. This business plan was, however, unsuccessful. On July 30, 2000, Natexco acquired all of the issued and outstanding shares of common stock of Security Software Systems, Inc. ("Security Software"), a Florida corporation incorporated on October 17, 1996. As a result of the acquisition of Security Software, Natexco was in the sole business of developing, manufacturing, marketing and selling security computer software designed for access control for use by guarded communities, office buildings, high rise condominiums, private estates, country clubs and other secure facilities.

         Our sole business activity until the merger with Diomed was the operation of Security Software.

DIOMED MERGER

       On February 14, 2002, pursuant to the Merger Agreement, Diomed Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, merged with and into Diomed.

         Pursuant to the Merger Agreement, Diomed Holdings, referred to as the Company, issued:

       o 2,328,922.50 shares of its Class A convertible preferred stock, known as "Class A Stock," to the former holders of Diomed common stock in exchange for 9,315,690 shares of common stock of Diomed issued and outstanding as of the effective time of the Merger, which 2,328,922.50 shares convert into 9,315,690 shares of the Company's common stock, and

       o 1,362,500 of its Class A Stock to the former holders of 2,725,000 shares Diomed Series A preferred stock issued and outstanding as of the effective time of the Merger, which 1,362,500 shares convert into 5,450,000 shares of the Company's common stock.

         In connection with the Merger, the Company assumed the obligations of Diomed with respect to Diomed's outstanding 1,870,014 stock options and 121,924 warrants. If all optionees and warrant-holders fully exercise their rights, the Company will issue to them, respectively, 467,503.50 shares of Class A Stock, which shares convert into 1,870,014 shares of the Company's common stock, and 30,481 shares of Class A Stock, which shares convert into 121,924 shares of the Company's common stock.

         The shares issued to the former Diomed stockholders in the Merger represent approximately 51% of the Company's issued and outstanding voting securities, before giving effect to options and warrants. Assuming that the holders of the options and warrants fully exercise their rights, the shares issued to the former Diomed stockholders in the Merger would represent approximately 47.8% of the Company's issued and outstanding voting securities following the Merger, the shares issued to the option holders would represent approximately 5.8% of the Company's issued and outstanding voting securities following the Merger and the shares issued to the warrant holders would represent approximately 0.4% of the Company's issued and outstanding voting securities following the Merger.

         The directors of the Company appointed Peter Norris as a director of the Company to fill a vacancy on the Board of Directors, and to serve in such capacity until the next annual meeting of shareholders of the Company or until his earlier resignation or removal. The directors also appointed Peter Klein, the chief executive officer and president of Diomed as chief executive officer and president of the Company. We anticipate that shortly after the Merger the directors other than Mr. Norris will resign and Mr. Norris will appoint the remaining Diomed directors as directors of the Company, subject to the applicable rules of the Securities and Exchange Commission.

         The Company has agreed to file a registration statement with the SEC within 120 days after the Merger and to have the registration statement declared effective within 240 days after the Merger. The registration statement will cover (i) 5,000,000 shares of the Company's common stock sold in the private placement related to the Merger, (ii) 14,765,690 shares of common stock into which the Class A Stock issued in the Merger to the former Diomed stockholders convert over a period of approximately two years after the Merger and (iii) 121,924 shares of common stock issuable upon conversion of the shares of Class A Stock that are issuable upon the exercise of Diomed warrants that the Company assumed as part of the Merger. Failure by the Company to meet the requirement of effectiveness will result in a penalty payable to those stockholders who are not able, as a consequence of such failure, to sell their sales. The Company has also agreed to file, 45 days after the effectiveness of the first registration statement, a second registration statement that will cover the 1,870,014 shares of its common stock issuable upon conversion of all shares of Class A Stock that are issuable upon the exercise of Diomed options that the Company assumed as part of the Merger.

         If the Company's registration statement does not become effective, shares issued in the Merger and shares issued in the private placement will generally become tradable in the public markets one year after issuance under the SEC's Rule 144. Shares issued on the exercise of options or warrants generally become tradeable one year after exercise, subject to the volume limitations, manner of sale and notice of sale limitations of Rule 144.

BUSINESS STRATEGY


         Our business strategy is based on our laser products and associated disposable items, and has four key components:

         1)  RESEARCH AND DEVELOPMENT, WITH A FOCUS ON CLINICAL APPLICATIONS

         We focus on the development of clinical applications for our laser products, such as PDT and EVLT, to create and maintain a pipeline of new clinical uses. We believe that new applications will generate demand for laser and fiber technologies. Our assumption is that the ongoing launch of new clinical solutions will drive revenue and income streams.

         We emphasize the identification and the development of useful effective clinical procedures. Our internal structure addresses the need for focus in this area by means of a dedicated department with focus on new procedures. In addition, the expenditures for the Company's research and development program was $1.3 million in 2000 and $1.0 million in the nine months ended September 30, 2001, representing 13% and 16% of sales, respectively.

         2)  KEY ACQUISITIONS TO ENHANCE PROFITABILITY

         We survey future acquisition targets, including fiber and diode manufacturers, to create a one-stop laser and fiber business, with a focus on increasing profit margins. In furtherance of this strategy, in November 2000 we acquired QLT's manufacturing rights for the Optiguide(R) fiber.

         3)  STRATEGIC PARTNERSHIPS TO ENHANCE CUSTOMER REACH

         We work with the world's leading PDT drug companies, including Axcan Pharma, Inc., QLT, Pharmacyclics, Inc. and DUSA Pharmaceuticals, Inc., to bring new treatments to market. In addition, we maintain original equipment manufacture, or OEM, relationships with Olympus ProMarketing, Inc. and Dentek Lasersystems Vertriebs GmbH. We plan to create long-term and exclusive working relationships that increase laser applications and revenue potential. Accordingly, we will continue to work with PDT drug companies beginning at an early stage to jointly develop additional new treatments, develop the market and obtain FDA clearance.

         4)  IMPROVEMENT OF RESULTS UTILIZING NEXT GENERATION LASER PROJECT

         We anticipate developing the "next generation" laser to increase market demand, further stimulating the demand for optical fibers used in clinical procedures.

DIODE LASER TECHNOLOGY

         Semiconductor laser diodes are used in optical disc drives, optical fiber telecommunications, printers and bar code scanners. No larger than a grain of salt, the diode chip converts electricity into laser light with such efficiency that power consumption and heat generation are reduced. They are related to the LEDs that are used as indicator lights in most electrical devices. While LEDs produce light measured in milliwatts, high power laser diodes each produce several watts of laser light. Because they are semiconductor components, the products they support have no moving parts, are highly reliable and can be run from a wall socket power supply with only limited requirements to cool the components. The outcome of this miniaturization of laser technology is a portable, lightweight, highly reliable and easy to use laser. Like electronic semiconductors, management believes that semiconductor lasers will increasingly replace most other laser technologies.

         To achieve power levels beyond that of a single laser diode, the light needs to be coupled from multiple diodes. One option is to attach an optical fiber to the end of each diode and "bundle" the fibers together. This entails a number of optical fiber joints inside the laser system to guide and couple the light. Each optical joint reduces the amount of light that passes through the system and each joint also has a finite lifetime that is usually less than the life of the diode. As one optical joint fails so the others come under greater stress and an increased likelihood of cascade failure. The result is an inefficient optical transfer where the power delivered to the working end of the fiber is a small percentage of the power put out by the diode and a system of optical joints with an excessive failure rate.

         The core technology that gives us a competitive advantage uses an optical arrangement to manipulate and combine the laser light in "free space", which focuses the beams from all the laser diodes into the final optical fiber. The ability to combine the power from a large number of laser diodes results in a much higher efficiency of power delivered to the working site and in higher reliability because there are no optical joints to burn out. The focusing ability of this system also enables a more concentrated delivery of power as the light is focused to a smaller spot size. This increased power density enables a wider variety of medical, and other applications.

         The first and most widely used medical diode laser emits laser energy at 810nm, producing light in the near infra-red portion of the spectrum. At powers of up to 60W and used in conjunction with a flexible optical delivery fibre, this wavelength can be used in various surgical applications to cut, close or vaporise soft tissue.

         Semiconductor diode chips, including wavelengths of 630nm, 635nm, 652nm, 690nm and 730nm, are available, thereby permitting the development of practical, portable laser systems for photodynamic therapy in the treatment of certain types of cancer.

         Practical and versatile, the diode laser can be used in the operating theatre, outpatient clinic and the doctor's office as well as permitting shared use between hospital departments. With healthcare providers under increasing pressure to cut costs yet maintain a high standard of treatment, diode laser technology can assist in achieving these targets

PRODUCTS, COMPETENCIES AND MARKET OPPORTUNITIES

         Our focus on the development of minimal and micro invasive medical procedures has led to an array of applications, which are described below. Minimal and micro-invasive medical procedures in general are a growing market, as they reduce the need for general anesthesia, expensive hospital stays, and long and painful recovery periods. The procedures that we address with our products are those that have the capability to produce a steady revenue stream through sale of a disposable, such as a fiber, as well as the laser itself. With the procedures described below, we have demonstrated our skill and ability to be first to market in the United States with innovative treatment options, thereby providing meaningful new treatment options and the foundation for a profitable growing business.

         1. CANCER TREATMENTS UTILIZING PDT. PDT is an effective treatment for late-stage lung and esophageal cancers and is under study for treatment of various other cancers throughout the body. Photodynamic therapy is based on the discovery that certain chemicals can kill one-celled organisms in the presence of light. Recent interest in photosensitizing agents stems from research showing that some of these substances have a tendency to collect in cancer cells. The photosensitizing agent injected into the body is absorbed by all cells. The agent remains in or around tumor cells for a longer time than it does in normal tissue. When treated cancer cells are exposed to red light from a laser, the light is absorbed by the photosensitizing agent. This light absorption causes a chemical reaction that destroys the tumor cells. Light exposure is carefully timed to coincide with the period when most of the agent has left healthy cells but still remains in cancer cells. There are several promising features of PDT:
(1) cancer cells can be selectively destroyed while most normal cells are spared, (2) the damaging effect of the photosensitizing agent occurs only when the substance is exposed to light, and (3) the side effects are relatively mild. The laser light used in PDT is directed through an optical fiber (a very thin glass strand). The optical fiber is placed close to the cancer to deliver the proper amount of light. For example, the fiberoptic can be directed through a bronchoscope into the lungs for the treatment of lung cancer or through an endoscope into the esophagus for the treatment of esophageal cancer.

         Our proprietary technology, when used in combination with a photosensitizing drug, provides the cancer therapy. As indicated, PDT requires three-interacting elements: (1) a photosensitive drug that is absorbed by cancerous and abnormal cells, (2) a light source (laser) of a specific wavelength that activates the drug, and (3) a delivery system, including a thin optical-fiber to guide the light source to the target area. PDT technology is only effective when these three components are working in concert.

         We supply laser technology, services and disposables to the global PDT industry. We work jointly and early on with PDT drug companies in their clinical development process in order to design a laser that optimizes the most effective wavelength in combination with their PDT drugs. We have long-term agreements with some of the world's other leading PDT drug companies, including Axcan, DUSA, Pharmacyclics and QLT, and have sold each of them lasers to be used in clinical trials for PDT applications.

         In the US, regulatory approval by the FDA is given for each specific treatment in response to a specific pre-market approval application, or PMA. Each PMA is generally addressed to a use for the device that the PMA specifies. The FDA considers PDT a modality that requires a combination PMA approval, where the PDT drug company, laser manufacturer and fiber manufacturer work together to obtain regulatory approval for the complete medical procedure. The lengthy regulatory approval process and FDA modality factor create significant obstacles to potential competition. In addition, we forged collaborative relationships with the most significant players in PDT drug development, thus limiting the Company's risk should one of the PDT companies fail to receive regulatory approval or perform poorly in the marketplace.

         We are the first diode laser manufacturer to receive FDA clearance for its laser's use in PDT cancer treatments. In August 2000, Axcan and Diomed together received regulatory approval for Diomed's 630nm laser and Optiguide(R) fiber, and Axcan's Photofrin drug used in the cancer treatment for late stage lung and esophagial cancers. In November 2000, Diomed entered into a 5-year exclusive supply contract with Axcan for lasers.

         Axcan is developing other clinical applications using Photofrin, including treatment for Barrett's Esophagus, a pre-cursor to cancer of the esophagus. Diomed believes that Axcan will receive FDA clearance for Photofrin in the treatment of Barrett's Esophagus by the end of 2002.

         Notwithstanding these market opportunities for PDT, our understanding is derived from a variety of sources, and represents our best estimate of the overall market sizes presented in certain disease areas. The actual market size and our market share, depend upon a number of factors, including:

       o competitive treatments, either existing or those that may arise in the future;
       o      our products' performance and subsequent labelling claims; and
       o      actual patient population at and beyond product launch.

         2. ENDOVENOUS LASER TREATMENT ("EVLT"). We developed an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. The causes of varicose veins are genetic. People with past vein diseases, new mothers, overweight individuals, and people with jobs or hobbies that require extended standing also are at risk. According to a 1973 study by Tecumseh Health of Alabama, approximately 25% of women in the US, have varicose veins. In addition, varicose veins are more prevalent in older people. According to the Tecumseh study, approximately 42% of Americans over age 60 have varicose veins and this number is increasing as the population continues to age and to live longer lives. The Tecumseh study also indicates that 72% of women over age 60 in the US have varicose veins. According to the American Association of Retired Persons, approximately 76 million people in the US are 50 or older, and approximately an additional 4 million people turn 50 each year.

         Diomed believes that worldwide more than one million people undergo vein-stripping operations each year, but there are many more who suffer the pain, discomfort and unattractive appearance of their legs in order to avoid having surgery to treat their condition. We believe that most patients who undergo vein-stripping procedures are candidates for EVLT. EVLT has several competitive advantages over the current vein-stripping treatment. EVLT is a 45 to 60-minute procedure per leg that can be performed in a physician's office, under local anesthesia and with the procedure guided by ultrasound technology. EVLT also has a quick recovery period, reduced pain and minimal scarring. In an EVLT treatment, the area of the leg affected is anesthetized locally and a thin laser fiber is inserted into the abnormal vein to, deliver the laser energy in short pulses. At the end of the procedure, the fiber is withdrawn and a compression bandage is applied and worn up to three days. In addition, a compression stocking is worn for seven days. Patients can resume their normal routine, barring vigorous physical activities, directly after receiving the laser treatment. Vein stripping is a surgical procedure that requires an overnight hospital stay, a painful recovery period of six to eight weeks, and possibly post-op scarring from incisions and post-op infections. During clinical studies, 97% of first-time EVLT treatments in clinical trials have been successful. A second EVLT treatment has successfully resolved the remaining cases.

         We developed a complete clinical solution and marketing model, including a laser, disposable kit, and a training and a marketing plan, to assist physicians and clinics in responding to the demand for treatment of varicose veins in a minimally invasive manner. EVLT is attractive to physicians because it's a rapid treatment for patients, reduces costs by up to 50%, is an efficient use of resources, reduces the rate of complications and we believe that patients will request this treatment. Also, EVLT is considered a non-cosmetic procedure that is reimbursable by health insurance providers if the treating physician is knowledgeable about the reimbursement system and obtains preapproval.

         In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for marketing EVLT in Europe.

         On January 22, 2002, we became the first company to receive FDA clearance for EVLT.

         3. FIBERS AND DISPOSABLE ITEMS. We also provide the health care industry with the optical fiber, which is the necessary system that delivers the laserlight during surgical, PDT and EVLT procedures. These sterile fibers, typically used only once, can generate a steady stream of revenue.

         The potential market for fibers and disposable items is driven by the adoption rate of the specific clinical procedure. We have and will continue to generate a disposable market by developing and promoting specific procedures, such as PDT and EVLT treatments. As the volume of PDT increases and as EVLT replaces the more expensive vein-stripping procedure, so will the volume of fibers used in these treatments. As a result, we believe that our revenue stream is likely to increase.

         4. OTHER APPLICATIONS. Our technologies are also used in general surgical applications as well as in dental applications. While our focus is on the development of specific applications, such as cancer treatment with PDT and varicose vein treatment with EVLT, other medical applications can be, and are being, performed with our lasers. As our laser and fiber technology is sufficiently versatile, that users may employ our technology for other surgical procedures. Potential applications that we may address include:

         NASAL POLYPECTOMY: Nasal polyps are usually benign growths in the nose, which are removed with the laser with minimal bleeding and quick recovery period.

         TURBINATE REDUCTION: The turbinates are structures in the nose which can become enlarged due to conditions such as allergies and obstruct the airways. The laser can be used to reduce their size and clear the blockage. Other nasal procedures include: Ethmoidectomy, Meatal antrostomy, Maxillary endo-sinus surgery. These various procedures involve the removal of blockages, opening up of the various airways and gaining access to various structures within the nose.

         DACRYOCYSTORHINOSTOMY (DCR): Tear ducts take tears from the corner of the eye down into the nose. Blockage of the tear ducts results in watery eyes. The laser fiber can be used down the tear duct to reopen the channel into the nose and resolve the problem. This simple procedure can be performed under local anaesthetic, is less traumatic than conventional surgery and leaves no surgical scarring.

         ONTOLOGICAL SURGERY: By carbonizing the end of the fiber, the trapped laser energy heats up the tip producing in effect a tiny `hot knife', which can be used, for cutting away tissue in a variety of conditions in the ear. The fine tip size makes it a very controllable tool. Applications include Stapedotomy and Stapedectomy (treatments involving the auditory bones in the ear to correct hearing problems) , Myringotomy (incision in eardrum to relieve pressure from infection), Cholesteatoma and Acoustic neuroma (benign growths in the ear which are removed).

         UVULOPALATOPLASTY (LAUP): Reshaping of the soft palate and uvula at the back of the mouth is done in severe cases to reduce snoring and can be performed in one session using a fine sculpted tip fiber. The coagulated area surrounding the incision ensures virtually no blood loss, faster patient recovery and minimal post-operative nursing requirements.

         VAPORIZATION OF TUMORS: Areas of abnormal tissue due to inflammation or infection can be destroyed or reduced in size with heat energy. The laser delivers this in a very controllable way with a known depth of effect, which avoids damage to surrounding structures.

         GI: Cancer in the gullet will grow and block the tube stopping the patient from swallowing. The cancer can be reduced in size and the tube reopened using the laser. This relieves the symptoms allowing the patient to eat fairly normally often returning home. It does not cure the cancer but produces a temporary improvement in quality of life.

         VASCULAR LESIONS: Although seen as primarily a cosmetic problem, vascular and pigmented lesions can have a profound effect on lifestyle especially when they occur in young people. For many years lasers have been used to deal with such lesions with a high degree of success. Such treatments are simple to perform and the nature of the laser light allows for a high degree of precision while side effects are kept to a minimum. The laser can be used by shining it through the skin (transdermally) to reduce the lesions' appearance. Delivery of the laser energy is simplified by a range of specially designed hand pieces.

         There may be one or more common pathways for the development of products for these potential applications. In general, however, each of them will require extensive preclinical studies, successful clinical trials and cleared PMA's or 510(k)'s before we can generate significant revenues from them. We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. If, we are not be able to find appropriate third parties to design and conduct clinical trials, and if we do not have the resources to administer clinical trials in-house, this process may become even more lengthy and expensive. Since we do work with third parties, those parties generally maintain certain rights to control aspects of the application development and clinical programs. Our business depends in part on our ability to obtain regulatory approval for expanding applications and uses of our products. Therefore, delays or other related problems may adversely affect our ability to generate future revenues.

         We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. In the future, we may not be able to find appropriate third parties to design and conduct clinical trials or we may not have the resources to administer clinical trials in-house. Therefore, this process may become even more lengthy and expensive. Moreover, our collaborative partners have certain rights to control aspects of the application development and clinical programs. As a result, these programs might not be conducted in the manner we currently contemplate. Since our business' success is heavily dependent upon our ability to achieve regulatory approval for the applications and uses of our products, our revenues may be adversely affected by delays or other related problems.

         Data already obtained from preclinical studies and clinical trials of our products under development does not necessarily demonstrate that favorable results will be obtained from future preclinical studies and clinical trials. A number of companies in the medical devices industry, as in the pharmaceutical industry, have suffered setbacks in advanced clinical trials, even after promising results in earlier trials.

         5. ORIGINAL EQUIPMENT MANUFACTURING. Our technology and manufacturing capability has attracted OEM partners. In this relationship, we produce the laser and other products to the OEM's specifications, which will then be marketed under the OEM's label. Our most prominent OEM relationship is with Olympus in Japan, which is using our technology for surgical and dental applications. In addition we have a long-term partnership with Dentek Lasersystems Vertriebs GmbH, which is using our laser module for dental applications.

MANUFACTURING

         We manufacture our products with components and subassemblies that our subcontractors supply. We assemble and test each of our products at our Cambridge, England facility. Ensuring adequate inventory, continuous cost reduction and superior product quality are top priorities of our manufacturing operations. To achieve our goals, we:

       o work closely with our research and development, and sales and marketing teams; and
       o effectively manage a limited number of the most qualified suppliers.

         We use a variety of materials, including mechanical, electronic, optical components and subassemblies for the lasers, plus other materials that our customers purchase for direct consumption, such as fibers and kits. With the lasers constructed in the UK, local high-quality sources of supply are utilized for metalwork components and subassemblies. We procure standard off-the-shelf-electronic components from various UK suppliers. Because of their complexity, high quality requirements and relatively low volumes we choose to procure our optical components from a single source. Currently, the majority of these suppliers are located in Japan and Europe. We also use a number of different laser diodes for our various products. The diodes are also currently single-sourced, although we are currently exploring available opportunities for dual sourcing. In addition, we purchase the fibers contained in our clinical solution kits, and those fibers required to support our FibersDirect.com business, from suppliers in the US.

         Lead times for components and materials may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components. Inability of our suppliers to meet our requirements on a timely basis, could interrupt our production until we obtain an alternative source of supply. To date, we have not experienced significant delays in obtaining any of our products.

         Although most of our raw materials and components are available from various sources, we are currently developing qualified backup suppliers for each of these resources.

         We are required to manufacture our products to comply with the international standard ISO 13485:2001 and the FDA's Quality System Regulations, or QSR. The ISO 13485 and QSR cover the methods and documentation of the design, testing, control, labeling, packaging, storage and shipping of our products. Our manufacturing facility is subject to periodic audits by a notified body to maintain its ISO approval, and is also auditable by the FDA. Our failure to maintain compliance with the ISO 13485 and QSR requirements could result in the shut down of our manufacturing operations and the recall of our products. If one of our suppliers were not to maintain compliance with our quality requirements, we might have to qualify a new supplier and could experience manufacturing delays as a result.

         In November 1999, we became certified to manufacture in the United Kingdom and upgraded to ISO 13485 in 2001.

SALES AND MARKETING

         Diomed began selling its products in the US in 1998, and as a result, the Company has limited sales and marketing experience in the US market. We sell, market and distribute our products and services through independent sales representatives, or ISR's. We do not employ our ISR's, and, although they commit to achieving certain minimum sales targets, we compensate them on commission only. We formally implemented our strategy of using ISR's in the later half of 2001, before the FDA approved our EVLT product. We are currently evaluating our ISR infrastructure and expect to expand into other strategic geographic territories on an as-needed basis. Diomed will not, however, know the overall effectiveness of its ISR infrastructure until the ISR's demonstrate whether they can meet or exceed the minimum sales targets for EVLT, now that the FDA has approved it.

         In November 2000, we formed FibersDirect.com, a U.S. business unit that promotes, sells and distributes optical fibers and other optical-delivery system accessories for clinical applications directly to clinical end users. Acting as an e-commerce and direct marketing conduit, FibersDirect.com distributes fibers directly from the manufacturer to the end-user. The resulting savings in distribution costs can significantly contribute to both lower prices for end-users, and increased profitability and margins for us. Our OPTIGUIDE(R) fibers, used in PDT cancer treatments, are promoted, sold and distributed via FibersDirect.com. Subsequent to the FDA's clearance of EVLT, FibersDirect.com will also promote, sell and distribute fibers used in EVLT procedures.

       Internationally, we sell, market and distribute our products and services through a network of distributors in Europe, the Middle East, South America, Central America and Asia. We typically commit our distributors to minimum sales targets. In addition, we develop and maintain strategic marketing alliances. These alliances exist under agreements with include Olympus ProMarketing, Inc., Axcan Pharma, Inc., Dentek Lasersystems Veritriebs GmbH, Pharmacyclics Inc. and DUSA Pharmacyclics, Inc., for certain products and market segments.

         We target our marketing efforts to physicians through office visits, trade shows and trade journals, and to consumers through glossy brochures and the Company's websites. Our sales philosophy includes establishing strong collaborations with well-known people in the industry regarding our technology platforms, compiling substantive clinical data and supporting the publication of peer review articles. Currently, we are the only EVLT manufacturer to have peer review articles published in scientific journals, such as The Journal of Vascular and International Radiology and Dermatologic Survey. With respect to EVLT, we believe that we have collected more clinical data regarding our products and their application then any of our competitors.

         Historically, over 35% of our revenues have been dependent upon a few major customers. Going forward, we believe that our overall dependence on any individual customer or group of customers will decrease, as more of our revenues will derive from sales of EVLT directly to individual physician practices and less to large-scale distributors.

COMPETITION

         The medical device industry is highly competitive and regulated, and is subject to rapid and substantial technological change. We compete primarily on the basis of performance, brand name, reputation and price. Developments by others, both public and private, may render our products under development or existing technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Existing and potential competitors may develop products and clinical solutions that could prove to be more effective, safer or less costly than our products and clinical solutions. Many of these competitors have significantly greater financial and human resources than we do, and have established reputations as well as worldwide distribution channels that are more effective than ours. Such competition involves an intensive search for technological innovations and the ability to market these innovations effectively. The introduction of new products and clinical applications by competitors may result in price reductions, reduced margins, loss of market share and product replacements, even for products protected by patents. There can be no assurance that competitors, many of which may have made substantial investments in competing technologies, would not prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. To compete effectively in the marketplace, we require the financial resources to support, research and development, regulatory, quality control, an efficient sales and marketing infrastructure, an efficient distribution system and a strong technical-information and training service.

         In the cancer treatment market, our competitors include manufacturers and marketers of surgical and radiation therapy devices, and all the pharmaceutical companies that provide various drugs used in chemotherapy and immunotherapy. Within the specific PDT market, Lumenis, Laserscope and Biolitec are our main competitors. However, we currently have the only approved diode laser in the US for PDT cancer applications, which is used in conjunction with Axcan Pharma, Inc.'s Photofrin drug for late stage lung and esophagus cancers.

         We also face competition from current widespread treatment practices, including surgery, chemotherapy and radiation. Since most PDT cancer treatments are still in clinical trials, no long-term safety or efficacy data is available. As a result, cancer patients may be more likely to choose proven traditional forms of treatment to extend their lives.

         We expect that our principal methods of competition with other PDT support companies will be based upon such factors as:

       o      the ease of administration of our partners' PDT;
       o      the degree of generalized skin sensitivity to light;
       o      the number of required doses;
       o      the safety and efficacy profile;
       o the selectivity of PDT drug for the target lesion or tissue of interest;
       o      the type and cost of our light systems; and
       o      the cost of our partners' drug.

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
         Increased competition could result in:

              o      price reductions;
              o      lower levels of third-party reimbursements;
              o      failure to achieve market acceptance; and
              o      loss of market share.

         In the vein treatment market, our competitors include manufacturers and marketers of surgical and radiofrequency devices, and pharmaceutical companies that provide drugs used in sclerotherapy and other vascular diseases. Within the specific EVLT market, Lumenis, Biolitec and Dornier are potentially our main competitors for surgical diode lasers. However, those companies do not currently have regulatory approval for EVLT.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

         We hold the following US and international patents: solid state laser diode light source, high power light source, laser diode drive circuit, peltier-cooled apparatus and methods for dermatological treatment and medical spacing guide. These patents expire from 2011 to 2018. Diomed has licensed technology for optical fiber diffusers from under a royalty-bearing license from Health Research, Inc. having a term that expires in 2010. The license provides for earlier termination, however, if we breach its terms.

         We hold the following US trademark trademarks: Diomed and Optiguide. We have initiated but have not yet completed the registration of EVLT or Summer Legs as trademarks or trade names.

         Our proprietary technology includes:


              o a device for scanning laser beams in a pre-defined pattern across the patient's skin.
              o      an enclosure for protecting laser diodes and modules.
              o a low cost method for measuring the light from optical fibres of differing geometry (under development).
              o a common platform for laser diodes of different wavelengths.
              o a user interface that is appropriate to the clinical setting.
              o a monolithic optical geometry for implementing the patented technology
              o a means for driving the laser diodes that provides a wide dynamic range; and
              o a means for efficiently removing heat from the diodes thereby allowing the instrument to operate with standard line power as the only service.

         We registered various domain names, including diomedinc.com, diomed-lasers.com, fibersdirect.com, fibresdirect.com, summerlegs.com and evlt.com.

         The patent position of medical device firms generally is highly uncertain. Some of the risks and uncertainties include:

              o the patent applications owned by or licensed to us may not result in issued patents;
              o our issued patents may not provide us with proprietary protection or competitive advantages;
              o our issued patents may be infringed upon or designed around by others;
              o our issued patents may be challenged by others and held to be invalid or unenforceable;
              o the patents of others may have a material adverse effect on us; and

              o significant time and funds may be necessary to defend our patents.

         We are aware that our competitors and others have been issued patents relating to optical fibers and laser devices. In addition, our competitors and others may have been issued patents or filed patent applications relating to other potentially competitive products of which we are not aware. Further, in the future our competitors and others may file applications for, or otherwise obtain, proprietary rights to such products. These existing or future patents, applications or rights may conflict with our patents or applications. These conflicts could result in a rejection of our or our licensors' applications or the invalidation of the patents, any of which could have a material adverse effect on our ability to focus on the development or marketing of these applications. If conflicts occur, or if we believe that other products may infringe on our proprietary rights, we may pursue litigation or other legal proceedings, or may be required to defend against litigation. Legal proceedings may materially adversely affect our competitive position, and we may not be successful in any such proceeding. Litigation and other proceedings can be expensive and time consuming, regardless of whether we prevail. This can result in the diversion of substantial financial, managerial and other resources from other activities. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related research and development activities or product sales. Some of the risks and uncertainties include:


       o we may be required to obtain licenses under dominating or conflicting patents or other proprietary rights of others;
       o these licenses may not be made available on terms acceptable to us, if at all; and
       o if we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

         We also seek to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. These third parties may breach their agreements with us, and we may not have adequate remedies for their breach. Also, competitors may independently learn or discover our trade secrets.

GOVERNMENT APPROVAL

         The FDA and comparable international regulatory bodies regulate our medical device products and their applications. The FDA governs, among other things, the following activities that we or our partners perform:


       o      product design and development;
       o      product testing;
       o      product manufacturing;
       o      product labeling;
       o      product storage;
       o      premarket clearance or approval;
       o      advertising and promotion; and
       o      product sales and distribution.

         Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior clearance on the basis of what is called a "510(k) application," or premarket approval from the FDA. The FDA classifies medical devices that are manufactured or sold in the US into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission to commercially distribute the device. This process is generally known as 510(k) pre-market notification.

Some low risks devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring premarket approval.

         Our laser devices require either 510(k) or PMA approval, depending on the clinical application. These devices generally qualify for clearance under 510(k) procedures. We are the first diode laser manufacturer to receive FDA clearance for use of our laser in PDT cancer treatments. In August 2000, Axcan Pharma, Inc. and Diomed, Inc. received regulatory approval for our 630nm laser and Optiguide(R) fiber, and Axcan's Photofrin drug used in the cancer treatment for late stage lung and esophageal cancers. On January 22, 2002, we were the first company to receive FDA clearance for EVLT, making Diomed the first company to receive FDA clearance for this modality and use. Specifically, the FDA approved Diomed's surgical laser and EVLT procedure kit as intended for use in coagulation of the greater sapphous vein of the thigh in patients with varicose veins and specifically found that it would not require Diomed to submit a PMA for this use.

         To obtain 510(k) clearance, we must submit a premarket notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications, or PMA's. The FDA's 510(k) clearance review has recently taken from three to twelve months from the date the application is submitted, but it can take significantly longer.

         After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, alternatively, could require premarket approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or obtain premarket approval. If the FDA requires us to seek 510(k) clearance or premarket approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device for the unapproved, or so called "offlabel", use until we obtain this clearance or approval. Also, in these circumstances, we may be subject to significant regulatory fines or penalties.

         We must submit a PMA to the FDA if we are not permitted to clear the device through the 510(k) process. We must support our, PMA with extensive data including, technical, preclinical, clinical trials, manufacturing and labeling, to demonstrate the safety and efficiency of the device, to FDA's satisfaction.

         After we file a PMA, the FDA conducts an in-depth review of the submitted information. This review generally takes one to three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information provided. Also during the review period, in many cases an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of our manufacturing facility to insure compliance with its quality system regulations, or GMP. The FDA requires new PMAs or application supplements for significant modifications to the manufacturing process, labeling and design of a device that is approved through the premarket approval process. Premarket approval supplements often require submission of the same type of information as a PMA, except that the supplement may be limited to information needed to support any changes from the device covered by the original PMA, and may not require as extensive clinical data or the convening of an advisory panel.

         We expect that any additional applications that we may seek for our existing laser products will require premarket approval. The FDA requires premarket approval for each specific clinical procedure.


         The FDA generally requires at least one clinical trial to support a PMA and occasionally to support a 510(k) premarket notification. These trials generally require submission to the FDA of an application for investigational device exemption, or IDE. We must support the IDE application with appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The FDA must approve the application in advance for a specified number of patients, unless the FDA deems the product to be a non-significant risk device and eligible for more abbreviated IDE requirements. Clinical trials for a significant risk device may begin once the FDA and the appropriate institutional review boards at the clinical trial sites clear the application. Future clinical trials of our products may require that we submit and obtain clearance of an IDE from the FDA prior to commencing clinical trials. The results of clinical testing may not be sufficient to obtain clearance or approval of a new intended use of our device.


         After a device is placed on the market, numerous regulatory requirements apply. These include:


       o quality system regulations, which require manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;
       o labeling regulations, which prohibit the promotion of products for uncleared or unapproved, or off-label uses; and
       o medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

         Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include one or more of the following sanctions:


       o      fines, injunctions and civil penalties;
       o      recall or seizure of our products;
       o operating restrictions, partial suspension or total shutdown of production;
       o refusing our requests for 510(k) clearance or premarket approval of new products or new intended uses;
       o withdrawing 510(k) clearance or premarket approvals that are already granted; and o criminal prosecution.

         We are also regulated under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product and annual reports, maintain manufacturing, testing and sales records, and report product defects. We must affix various warning labels and install certain protective devices, depending on the class of the product.

         Foreign governmental regulations, which vary substantially from country to country govern international sales of medical devices. The time required to obtain clearance or approval by a foreign country, may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different.

         Some of the risks and uncertainties of international governmental regulation include:


       o foreign regulatory requirements governing testing, development, marketing, licensing, pricing and/or distribution of drugs and devices in other countries;
       o our products may not qualify for the centralized review procedure or we may not be able to obtain a national market application that would be accepted by other European Union, also known at EU, member states;
       o our devices must also meet the new Medical Device Directive that became effective in Europe in 1998. The Directive requires that our manufacturing quality assurance systems and compliance with technical essential requirements be certified with a CE Mark authorized by a registered notified body of an EU member state prior to free sale in the EU; and
       o registration and approval of a photodynamic therapy product in other countries, such as Japan, may include additional procedures and requirements, nonclinical and clinical studies, and may require the assistance of native corporate partners.

         These uncertainties could cause delays in our products entering the international market or cause our expenses to increase significantly.

         The primary regulatory environment in Europe is that of the European Union, which consists of fifteen countries encompassing most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, such as issued by the British Standards Institute, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by an official body. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's device. An assessment in one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. ISO 9001 certification is one of the CE Mark certification requirements. In November 1999, our facility was awarded ISO 9001 and EN 46001 certification, thereby allowing us to apply the CE mark to our products and market them throughout the European Union. In September 2001, we were the first company to receive the CE mark of approval for marketing EVLT in Europe.

THIRD PARTY REIMBURSEMENT

         Securing reimbursement for our existing and future products is critical to our success. In the United States, health care providers generally rely on third-party payors, principally private health insurance plans, Medicare and Medicaid to reimburse all or part of the cost of procedures in which medical devices are used. However, we cannot assure that PDT and EVLT procedures, and future clinical procedures will be reimbursed or that the amounts reimbursed would be adequate.

         The current cost reduction orientation of the third-party payor community makes it exceedingly difficult for new medical devices and surgical procedures to obtain reimbursement. Often, it is necessary to convince these payors that the new devices or procedures will establish an overall cost savings compared to currently reimbursed devices and procedures. We believe that EVLT may offer an opportunity for payors to reduce the costs of treating varicose vein patients by possibly reducing significantly the number of vein stripping procedures performed. While we believe that EVLT possesses economic advantages that will be attractive to payors, we cannot assure that they will make reimbursement decisions based upon these advantages.

         Reimbursement by third-party payors is often positively influenced by the existence of peer-reviewed publications of safety and efficacy data. In regards to EVLT, Diomed currently exceeds the competition in the magnitude of clinical data it has compiled, and is currently the only company to have peer-reviewed articles published in scientific journals, such as The Journal of Vascular and Interventional Radiology and Dermalogic Survey.

         Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis or a region-by-region basis. In addition, reimbursement systems in international markets may include both private and government-sponsored insurance. We cannot be certain that we will be able to continue to obtain such approvals in a timely manner, if at all. If we fail to receive acceptable levels of international reimbursement approvals, market acceptance of our products is likely to be adversely affected.

         Nevertheless, the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect our business and financial condition as a medical device company. In foreign markets, pricing or profitability of medical products and services may be subject to government control. In the United States, we expect that there will continue to be federal and state proposals for government control of pricing and profitability. In addition, increasing emphasis on managed healthcare has increased pressure on pricing of medical products and will continue to do so. These cost controls may have a material adverse effect on our revenues and profitability and may affect our ability to raise additional capital.

         In addition, cost control initiatives could adversely affect our business in a number of ways, including:


       o decreasing the price we, or any of our partners or licensees, receive for any of our products;
       o preventing the recovery of development costs, which could be substantial; and
       o      limiting profit margins.

PRODUCT LIABILITY RISK

         Our development of innovative solutions exposes us to significant inherent, industry-wide risks of allegations of product liability. Patients or others who use or sell our product may make these claims.

         The following are some of the risks related to liability and recall:


       o we are subject to the inherent risk that a governmental authority or third party may require the recall of one or more of our products;
       o if we obtain insurance coverage in the future, this coverage may not be available at a reasonable cost if at all, or in amounts sufficient to protect us against claims that may be made; and
       o liability claims relating to our products or a product recall could adversely affect our ability to obtain or maintain regulatory approval for our products and their applications.

NUMBER OF EMPLOYEES

         As of December 31, 2001 we employed a total of 49 full-time employees, with 7 employees in marketing and sales, 6 employees in research and development, 16 employees in manufacturing, 4 employees in regulatory and quality control, 3 employees in service, and 13 employees in general and administrative. General and administrative includes finance, information technology, human resources, order processing and management. Forty employees are based at Diomed Ltd, our wholly-owned subsidiary in Cambridge, England, where manufacturing, international sales and the bulk of marketing operations are conducted. In the US, there are nine employees, including seven at our headquarters in Andover, MA, where most of our Senior Management team is based, and two employees for sales and service management based in other strategic locations. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union and we believe our employee relations are good.

FACILITIES

         We own no real property. We occupy 20,500 square feet of office, manufacturing, and research and development space in Cambridge, UK under a lease expiring in April 2024. The Company, however, has the option to terminate the lease agreement at the end of 15 years. If the Company chooses not to exercise its termination option, the lease agreement will continue for the remaining 10 years. We have sublet a portion of this space. We also occupy 2,563 square feet of office space in Andover, Massachusetts under a lease expiring in June 2004. We believe that these facilities are in good condition and are suitable and adequate for its current operations.

LEGAL PROCEEDINGS


       On October 22, 2001, MBG Technologies, Inc. and its United Kingdom subsidiary Ci-Tec UK Ltd. filed an action entitled MBG Technologies, Inc. et al.
v. Diomed, Inc., et al, Superior Court of the State of California, County of Orange, Case No. 01CC 13525 against us and our UK subsidiary, Diomed Ltd. MBG alleges the Company disclosed trade-secret information. The trade secrets relate to `the development and distribution of information for non-coherent light sources...' and that we disclosed this information to MBG's competitor, Efos. MBG seeks compensatory and punitive damages in an unspecified amount, but apparently at least $80,000, and an injunction against further disclosures. On December 11, 2001, the Company removed the State Action to the United District Court for the Central District of California, Southern Division, where it is now pending as Case No. SA 01-1190 GLT.

         We have moved to dismiss the action and compel arbitration. MBG has opposed this motion.

         We are involved in other legal proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such other proceeding or claim which is pending or known to be threatened, will not have a material adverse effect on us.

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

            MANAGEMENT'S DISCUSSION & ANALYSIS (OR PLAN OF OPERATION)

         This section contains forward-looking statements, which involve known and unknown risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. See "Risk Factors" for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value.

         The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

OVERVIEW

         Diomed provides innovative clinical modalities and specializes in developing and distributing equipment and disposable items used in minimal and micro-invasive medical procedures. In developing and marketing our innovative solutions, we use proprietary technology and we aim to secure strong commercial advantages over our competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the rapidly growing minimal and micro-invasive medical procedure industry, we seek to integrate disposable items into our product lines. Minimal and micro-invasive medical procedures typically result in reduced pain and scarring, shorter recovery periods and increased effectiveness compared to traditional surgical procedures. Most of the pain associated with traditional surgical procedures results from the slicing of the layers of skin and muscle tissue. To optimize our revenues, we focus on clinical procedures that require the health care provider to own our equipment and also purchase our disposable products, such as optical fibers. We sell our products to hospital and office-based physicians, including specialists in vascular surgery, oncology, interventional-radiology, phlebology and dermatology.

         Utilizing our proprietary technology in certain methods of synchronizing diode light sources and in certain optical fibers, we focus on photodynamic therapy, also known as PDT, for use in cancer treatments, endovenous laser treatment also known as EVLT, for use in varicose vein treatments and other clinical applications, such as dentistry and general surgery. If the treating physician is knowledgeable about the reimbursement system and obtains preapproval, then typically health insurance payors will reimburse for PDT and EVLT procedures. Using high power semiconductor diodes as their energy source, our diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system.

         Our historical revenues primarily consist of sales of our lasers and from sales of disposable fibers. Revenue from product sales is recognized at the time of shipment to the customer as long as there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection of the related receivable is probable. The Company provides for estimated product returns and warranty costs at the time of product shipment. In December 1999, the Securities and Exchange Commission issued a staff accounting bulletin, referred to as SAB No. 101, Revenue Recognition in Financial Statements, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and is effective beginning with the Company's fourth quarter of the year ended

December 31, 2000. The Company has determined that its existing revenue recognition practices comply with the requirements of SAB No. 101 for all periods presented.

         Domestic and international product sales are generated principally through our independent sales representatives, or ISR's, in the US and through our international distributors. We also have OEM relationships in Asia and Europe. Historically, a relatively small portion of our sales has been generated domestically. Through 2000, over half of our revenues have come from international sales. In 2001, we expanded our domestic sales through the expansion of ISRs and our US sales have increased as a result of their activities.

         For foreign currency translation purposes, the assets, excluding property and equipment, and liabilities of Diomed Ltd. are translated at the rate of exchange in effect at year-end, while stockholders' equity, excluding the current year's loss, is translated at historical rates. Results of operations are translated using the weighted average exchange rate in effect during the year. Resulting translation adjustments are recorded as a separate component of stockholders' equity in our balance sheets. Transaction gains and losses are included in operating expenses for all periods presented.

         Our cost of revenue consists primarily of materials, labor, manufacturing, overhead expenses, warranty and shipping and handling costs. As we grow our business and realize manufacturing efficiencies and economies of scale, we expect our cost of revenue to decrease as a percentage of net sales, thereby increasing our gross margin.

         Our operating expenses include selling and marketing, research and development and general and administrative expenses. Sales and marketing expenses consist primarily of personnel costs, advertising, commissions, public relations and participation in selected medical conferences and trade shows. Research and development expenses consist primarily of personnel costs, clinical and regulatory costs, patent application costs and supplies. General and administrative expenses consist primarily of personnel costs, professional fees, and other general operating expenses.

         We value our inventories at the lower of cost (first-in, first-out) or market. Our work-in-progress and finished goods inventories consist of materials, labor and manufacturing overhead.

         We have been unprofitable since our founding and have incurred a cumulative net loss of approximately $30.0 million as of September 30, 2001 and $23.4 million as of December 31, 2000. Although we expect to be profitable in 2002, dependent upon the commercial success of EVLT post FDA clearance, we may continue to incur substantial and possibly increasing operating losses due to spending on research and development programs, clinical trials, regulatory activities, and the costs of manufacturing and administrative activities.

RESULTS OF OPERATIONS
FIRST NINE MONTHS OF FISCAL 2001 COMPARED TO FIRST NINE MONTHS OF FISCAL 2000

REVENUES

         Revenues for the nine months ended September 30, 2001 was $6.4 million, a $900,000, or 16%, increase from $5.5 million for the nine months ended September 30, 2000. This increase was primarily due to an increase in revenue from PDT laser sales, which accounted for 67% of the total increase. As a result of a five-year exclusive supply agreement signed in August 2000, the Company shipped significant units to Axcan Pharma, Inc. in the first half of 2001. We shipped no units to Axcan Pharma, Inc. during the same period in 2000. Also, revenue increased as a result of sales of surgical lasers utilized in EVLT clinical studies and off-label procedures. The increase in total laser revenue was partially offset by a decrease in OEM laser sales as delays in regulatory approvals for one of our strategic partners limited their shipments in the second quarter of 2001.

         Also, revenues from fibers increased significantly as a result of our acquisition, in the fourth quarter of 2000, of manufacturing rights from QLT, Inc. for OPTIGUIDE(TM) fibers, which are utilized in PDT cancer procedures. We sold no such fibers in the first nine months of 2000. Also, in the fourth quarter of 2000, we formed FibersDirect.com, a business unit that promotes, sells and distributes laser fibers and other laser-delivery system accessories for clinical applications directly to clinical end users worldwide. Acting as an e-commerce and direct marketing conduit, FibersDirect.com distributes fibers directly from the manufacturer to the end user. The resulting savings in distribution costs can significantly contribute to both lower prices for end users and increased profitability of the fiber business for manufacturers. We promote, sell and distribute OPTIGUIDE(TM) fibers via fibersDirect.com. Subsequent to FDA clearance of EVLT, FibersDirect.com will promote, sell and distribute fibers used in EVLT procedures.

COST OF REVENUES

         Cost of revenues for the nine months ended September 30, 2001 was $5.0 million, a $0.2 million, or 4% increase from $4.8 million for the nine months ended September 30, 2000. This increase was primarily due to higher materials, warranty, shipping and handling costs associated with increased sales volume of our products.

GROSS PROFIT

         Gross profit for nine months ended September 30, 2001 was $1.5 million, a $0.8 million, or 114%, increase from $0.7 million for the nine months ended September 30, 2000. This increase was primarily due to the increased sales of higher margin PDT units and higher absorption of fixed portions of manufacturing overheads. Increased investment in quality and service partially offset these efficiencies. As a percentage of revenue, gross profit was 23% and 13% for the nine months ended September 30, 2001 and 2000, respectively.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses for the nine months ended September 30, 2001 were $1.0 million, a $0.2 million, or 20%, increase from $0.8 million for the nine months ended September 30, 2000. This increase was primarily due to increased efforts to develop surgical and PDT product improvements designed to enhance and expand existing product lines.

SELLING AND MARKETING EXPENSES

         Selling and marketing expenses for the nine months ended September 30, 2001 were $1.9 million, a $0.7 million, or 58%, increase from $1.2 million for the nine months ended September 30, 2000. This increase reflects increased labor costs, travel, trade show expenses, promotional expenses and other expenses related to expansion of our marketing and sales force incurred to support growth. Additionally, we invested in marketing programs to support EVLT and other applications.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses for the nine months ended September 30, 2001 were $1.9 million, a $0.5 million, or 36%, increase from $1.4 million for the nine months ended September 2000. The increase was primarily due to higher labor costs in management, finance and information technology.

INTEREST EXPENSE, NET

         For the first nine months, interest expense increased from $0.2 million in 2000 to $2.9 million in 2001. The increase in interest expense reflects a noncash charge totalling approximately $2.7 million. In March 2001, holders of our 9% convertible subordinated notes, with a conversion price of $3.50 per share, agreed to convert $2.5 million in principal amount of those notes into common stock. The conversion rate was subject to adjustment in the event of certain circumstances, including certain issues of common stock at a price below $3.50 per share. Pursuant to our March 5, 2001 Stock Purchase and Recapitalization Agreement, which provided certain shareholders with additional shares of common stock at a purchase price of $1.00 per share, we adjusted the conversion price of the notes from $3.50 per share to $1.00 per share. At the same time, the noteholders converted $2.5 million of the notes into 2,500,000 shares of common stock. We repaid the remaining $225,000 of notes in cash. In accordance with Emerging Issues Task Force (EITF) 00-27, Application of EITF Issue No.98-5 to certain Convertible Instruments, we recorded a non-cash interest expense charge of $2.7 million due to the adjustment of the conversion price.

VALUE ASCRIBED TO CALL OPTION AND BENEFICIAL CONVERSION FEATURE RELATED TO PREFERRED STOCK

         Pursuant to the Diomed's Series A Preferred Stock financing in March 2001, two holders of Diomed, Inc's Series A Preferred Stock were issued a call option requiring the Company to sell up to an additional 1,000,000 shares of Diomed's Series A Preferred Stock at a price per share equal to $1.00. The Company recorded the fair value of the call option and related beneficial conversion feature, totaling an aggregate of $0.4 million in the accompanying statement of stockholders' equity (deficit).


INCOME TAXES

         For the first nine months, we recorded no provision for foreign, federal and state income taxes for the periods 2000 and 2001, as we incurred net operating losses.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         As a result of the above, the net loss applicable to common stockholders for the nine months ended September 30, 2001 was $6.6 million, a $3.7 million, or 128%, increase from the nine months ended September 30, 2000.

FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999

REVENUES

         Revenues for the year ended December 31, 2000 was $9.4 million, a $2.6 million, or 38%, increase from $6.8 million for the year ended December 31, 1999. This was mainly due to an increase in shipments of PDT lasers. As a result of a supply agreement signed in August 2000, we shipped significant units to Axcan Pharma, Inc. in the last two quarters of 2000. We shipped no units to Axcan Pharma, Inc. in 1999. Additionally, OEM laser sales increased significantly year over year, as one of our strategic partners increased shipments in the second quarter of 2000. A decline in aesthetic laser units partially offset these increases, as we continued to experience production issues and diode reliability issues with this segment of the business.

COST OF REVENUES

         Cost of revenues for the year ended December 30, 2000 was $7.4 million, a $0.7 million, or 10%, increase from $6.7 million for the year ended December 31, 1999. This increase was primarily due to higher materials, labor, warranty, shipping and handling costs associated with increased sales volume of our products.

GROSS PROFIT

         Gross profit for the year ended December 31, 2000 was $2.0 million, a $2.0 million increase from zero for the year ended December 31, 1999. This was primarily due to the increased sales of higher margin PDT units and higher absorption of fixed portions of manufacturing overheads due to increased production. Additionally, 1999 margins suffered from production issues and diode reliability related to aesthetic laser units. The production and diode reliability problems were significantly reduced in 2000, as a result of engineering and design changes. Increased investment in quality and service, with the addition of personnel, partially offset these efficiencies. As a percentage of revenue, gross profit was 20% and 0% for the year ended December 31, 2001 and 2000, respectively.


RESEARCH AND DEVELOPMENT EXPENSES

         Research and development for the year ended December 31, 2000 was $1.3 million, a $0.3 million, or 19%, decrease from $1.6 million for the year ended December 31, 1999. The decline in research and development expense reflects substantial efforts in 1999 to correct production issues and diode reliability related to aesthetic laser units.

SELLING AND MARKETING EXPENSES

         Selling and marketing expenses for the year ended December 31, 2000 was $1.6 million, a $0.5 million, or 24%, decrease from $2.1 million for the year ended December 31, 1999. The decline reflects decreased staffing levels in the sales and marketing, as we reduced the international direct sales force and relied more on distributors.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses for the year ended December 31, 2000 was $2.2 million, a $0.1 million, or 5%, increase from $2.1 million for the year ended December 31, 1999. The increase was primarily due to higher labor costs in finance, human resources and information technology.

IMPAIRMENT OF GOODWILL

         In December 1999, the Company recorded a non-cash accounting charge of $1.6 million related to the impairment of the value of goodwill from the LaserLite LLC ("LaserLite") acquisition in May 1998. An impairment was recognized when the Company's development of a next generation laser led to a decision to discontinue the sale of the Laserlite LLC product line.

INTEREST EXPENSE, NET

         Interest expense for the year ended December 31, 2000 was $0.3 million, a $0.2 million increase from $0.1 million for the year ended December 31, 1999. The increase in interest expense reflects additional charges related to the issuance of $2.7 million of 9% convertible subordinated notes in the second quarter of 2000.

INCOME TAXES

         We recorded no provision for foreign, federal and state income taxes for the periods 1999 and 2000, as we incurred net operating losses.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         As a result of the above, the net loss applicable to common stockholders for the year ended December 31, 2000 was $3.5 million, a $4.0 million, or 53%, decrease from the year ended December 31, 1999.

FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998

REVENUES

         Revenues for the year ended December 31, 1999 was $6.8 million, a $2.6 million, or 28%, decrease from $9.3 million for the year ended December 31, 1998. This decrease was primarily due to a decline in laser sales. In 1998 we increased our sales of aesthetic laser units by expanding into the hair removal segment. However, the product was released before it was fully developed, and the product experienced significant failures in the field. In the second half of 1999, we decided to cease production and focus on improving performance and quality. These production issues adversely impacted our other business segments, such as PDT and surgical units.

COST OF REVENUES

         Cost of revenues for the year ended December 31, 1999 was $6.7 million, a $1.5 million, or 29%, increase from $5.2 million for the year ended December 31, 1998. This increase was primarily due to higher materials and labor associated with increased charges due to production and diode reliability issues with our aesthetic laser units.

GROSS PROFIT

         Gross profit for the year ended December 31, 1999 was zero, a $4.1 million, or 100%, decrease from $4.1 million for the year ended December 31, 1998. This was primarily due to production issues and diode reliability related to aesthetic laser units. The production and diode reliability problems were significantly reduced in 2000, as a result of engineering and design changes. Additionally, in the fourth quarter of 1999, we focused substantial efforts on Good Manufacturing Practices (GMP), which significantly reduced short-term productivity. Our move to a new manufacturing facility and the establishment of an optics clean room further adversely affected our results. As a percentage of revenue, gross profit was 0% and 44% for the year ended December 31, 1999 and 1998, respectively.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses for the year ended December 31, 1999 were $1.6 million, a $0.2 million, or 14%, increase from $1.4 million for the year ended December 31, 1998. The increase in research and development expense reflected substantial efforts in 1999 to correct production issues and diode reliability related to aesthetic laser units.

SELLING AND MARKETING EXPENSES

          Selling and marketing expenses for the year ended December 31, 1999 were $2.1 million, a $0.2 million, or 11%, increase from $1.9 million for the year ended December 31, 1998. The increase was primarily due to increased labor costs for our sales force.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses for the year ended December 31, 1999 were $2.1 million, a $0.5 million, or 19%, decrease from $2.6 million for the year ended December 31, 1998. The decline reflects reduced support activities, as we experienced reduced revenues and focused on internal improvements in manufacturing operations.

IMPAIRMENT OF GOODWILL

         In December 1999, the Company recorded a non-cash accounting charge of $1.6 million related to the impairment of the value of goodwill from the LaserLite LLC ("LaserLite") acquisition in May 1998. An impairment was recognized when the Company's development of a next generation laser led to a decision to discontinue the sale of the Laserlite LLC product line.

INTEREST EXPENSE, NET

         Interest expense, net for the year ended December 31, 1999 was $0.1 million and remained level to $0.1 million for the year ended December 31, 1998.

INCOME TAXES

         We recorded no provision for foreign, federal and state income taxes for the periods 1998 and 1999, as we incurred net operating losses.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         As a result of the above, the net loss applicable to common stockholders for the year ended December 31, 1999 was $7.5 million, a $5.7 million, or 317%, increase from the year ended December 31, 1998.


LIQUIDITY AND CAPITAL RESOURCES

         Since inception through September 30, 2001, we have accumulated a deficit of approximately $30.0 million and may continue to incur operating losses for the next few years, dependent upon the commercial success of EVLT post FDA clearance. We have financed our operations primarily through private placements of common stock and preferred stock, and private placements of convertible notes and short-term notes and credit arrangements. As of September 30, 2001, we have received proceeds from the sale of equity securities, convertible notes and credit arrangements of approximately $29.8 million. We do anticipate achieving profitability and/or positive cash flow from operations in 2002, dependent upon the commercial success of EVLT post FDA clearance. However, we may need to continue to rely on external sources of financing to meet our cash needs for future acquisitions and internal expansion.

         Our future capital funding requirements will depend on our ability to generate cash from our operations and on other factors, including:


       o the progress and magnitude of our research and development programs;
       o      preclinical studies and clinical trials;
       o      the time involved in obtaining regulatory approvals;
       o      the cost involved in filing and maintaining patent claims;
       o      competitor and market conditions;
       o      investment opportunities;
       o      our ability to establish and maintain collaborative arrangements;
       o      the cost of manufacturing scale-up;
       o the cost and effectiveness of commercialization activities and arrangements; and
       o the extent and nature of costs reimbursed by current and future collaborations.

         We anticipate that we will have sufficient cash to fund operations through December 2002, dependent upon the private placement financing related to the reverse merger and upon the commercial success of EVLT post FDA clearance. However, we may need to continue to rely on external sources of financing to meet our cash needs for future acquisitions and internal expansion. Our ability to generate substantial additional funding to continue our research and development activities, preclinical studies and clinical trials and manufacturing, and administrative activities and to pursue any additional investment opportunities is subject to a number of risks and uncertainties and will depend on numerous factors including:

       o our ability to raise funds in the future through public or private financings, collaborative arrangements or from other sources;
       o the potential for equity investments, collaborative arrangements, license agreements or development or other funding programs with us in exchange for manufacturing, marketing, distribution or other rights to products developed by us; and
       o the amount of funds received from outstanding warrant and stock option exercises.

         We cannot guarantee that additional funding will be available to us when needed, if at all. If additional funding is not available, we may be required to scale back our research and development programs, preclinical studies and clinical trials and administrative activities, and our business and financial results and condition would be materially adversely affected.

         For 1998, 1999 and 2000, we required cash for operations of $1.0 million, $3.6 million and $5.8 million, respectively. The increase in net cash used in operating activities in 2000 compared to 1999 was primarily due to increases in receivables and decrease in accrued liabilities. The increase in receivables was due to the significant increase in fourth quarter revenues in 2000 compared to 1999. The decrease in accrued liabilities was due to the drawdown of a reserve established in 1999 for charges related to the repair of aesthetic laser units. The increase in cash required for operations from 1999 to 1998 was due to increased operating losses offset by a non-cash charge for goodwill impairment related to the LaserLite acquisition and an increase in accrued liabilities due to reserve established in 1999 for the repair of aesthetic laser units.

         For 1998, 1999 and 2000, net cash used in investing activities was $6,000,000, $700,000 and $200,000, respectively. The net cash used in 1998, 1999 and 2000 for investing were directly related to the purchases of computer and manufacturing equipment for operating activities. Additionally, the increase in 1999 was related to the leasehold improvements for the new manufacturing facility, including the optics clean room.

         Effective October 16, 2000, we acquired certain intangible assets, primarily manufacturing rights and inventory of QLT, Inc. necessary or useful to commercialize certain series of its OPTIGUIDE Optical fibers product for $1.2 million in two promissory notes, payable within two years. The promissory notes are payable in cash or in stock at the Company's election. In January, 2002, Diomed issued 135,735 shares of its common stock in payment of the first of these notes.

         The Company has the right to pay the second QLT promissory note, in the principal amount of $835,663.55 and due November 8, 2002, representing the balance of the purchase price for acquisition, in cash or in shares of common stock.

         On February 11, 2002, QLT wrote Diomed and stated that it was accepting the 135,735 shares issued to it under protest as it disagreed with the per share price Diomed had used in calculating the number of shares issued to it. It also pointed out that Diomed had failed, in connection with the issuance of those shares, to confirm certain registration rights and deliver a legal opinion. Based on the letter, it is unclear what QLT's position is. Diomed believes that QLT's position may be that it should be issued up to an additional 542,940 shares. Diomed disputes this position based on the express terms of its agreement with QLT and the relevant facts. In its letter, QLT also claimed that Diomed has failed to deliver certain reports. Diomed believes that it has substantially complied with the report requirements that QLT referenced and will readily cure any deficiencies that may exist. The terms of the agreement between Diomed and QLT requires senior management of both companies to meet within a period of 60 days to attempt to resolve disputes arising thereunder.

         On May 31, 1998, we acquired substantially all of the assets and assumed certain liabilities of LaserLite, the distributor of our cosmetic laser systems with certain patents and other intangible assets. As consideration, we issued 414,143 shares of our common stock to LaserLite's members and issued options to purchase 86,412 shares of common stock. We allocated approximately $2,600,000 of the purchase price to goodwill and were amortizing such goodwill on the straight-line basis over a four-year period. In December 1999, the Company recorded a noncash accounting charge of approximately $1,600,000 related to the impairment of the value of goodwill from the acquisition of Laserlite LLC in May 1998. An impairment was recognized when the Company's development of a next generation laser led to a decision to discontinue the sale of the Laserlite LLC product line.

         For 1998, 1999 and 2000, net cash provided by financing activities was $400,000, $4.3 million and $6.0 million, respectively. Cash provided by financing activities in 2000 was primarily attributed to the $2.7 million provided under the convertible subordinated notes, the August and November equity investments of $2.8 million, and $900,000 customer loan. Cash provided by financing activities in 1999 was primarily attributed to equity investments of $2.7 million and utilization of the bank line of credit of $1.5 million. In 1998, cash was primarily provided by utilization of the bank line of credit of $300,000.

         We had a (pounds sterling)400,000 ($646,000 at December 31, 1999) line of credit with Barclays Bank. This line bore interest at 2.5% above Barclays Bank's base rate (6.25% at December 31, 1999). Borrowings were guaranteed by one of our shareholders and were due on March 31, 2000. Subsequently, the due date was extended to May 11, 2000, at which time the outstanding balance was repaid.

         We have a line of credit with Barclays Bank, which is limited to the lesser of (pounds sterling)1,200,000 ($1,794,600 at December 31, 2000) or 80% of eligible accounts receivable. This line bears interest at 3% above Barclays Bank's base rate (6.0% at December 31, 2000) and borrowings are due upon collection of receivables from customers. As of December 31, 2000, there were borrowings of (pound)1,151,905 ($1,722,674) outstanding under this line.

         Between March and June 2000, we issued $2.7 million of our 9% convertible subordinated notes, which were due on March 31, 2001. The notes were convertible into common stock at $3.50 per share. The conversion rate was subject to adjustment in the event of certain circumstances occurring, including certain issues of common stock at a price below $3.50 per share.

         Between August and November 2000, we issued 815,865 shares of our common stock at a price of $3.50 per share, together with warrants to purchase 1,387,294 shares of common stock having an exercise price of $3.50 per share, in private placements resulting in net proceeds of approximately $2.8 million. Pursuant to the Stock Purchase and Recapitalization Agreement, dated March 5, 2001, certain of these private investors exchanged 773,941 shares of common stock, together with warrants to purchase 1,345,370 of common stock, for 2,708,793 shares of common stock.

         In October 2000, a customer advanced us $936,000 to secure certain key materials. In September 2001, the Company issued a promissory note to this customer in the amount of the advance. The note matures on January 1, 2004 and bears interest at a rate of 8.5% per year. The note does not provide for conversion rights.

         In March 2001, we completed a recapitalization and financing transaction in connection with which we (i) issued and sold 2,000,000 shares of Diomed's Series A preferred stock at a purchase price of $1.00 per share, (ii) committed to issue and sell an additional 500,000 shares of Diomed's Series A preferred stock to certain investors at a purchase price of $1.00 per share by April 30, 2001, (iii) issued a put/call option under which certain investors could elect to purchase, and we could elect to require such investors to purchase, up to an additional 1,000,000 shares of Diomed's Series A preferred stock at a purchase price of $1.00 per share, (iv) converted $2,475,000 of the 9% convertible subordinated notes into 2,475,000 shares of common stock at $1.00 per share and paid back the remaining $225,000 of notes in cash to certain noteholders, (v) exchanged 571,429 shares of common stock issued in August 2000 at a purchase price of $3.50 per share into 2,000,001 shares of common stock (for an effective purchase price of $1.00 per share) and cancelled 1,142,858 warrants issued in August 2000 and (vi) exchanged 202,152 shares of common stock issued in October 2000 at a purchase price of $3.50 per share for 708,792 shares of common stock (for an effective purchase price of $1.00 per share) and cancelled 202,152 warrants issued in October 2000. The investors who acquired approximately 81 percent of the shares of Series A preferred stock were either our existing stockholders or affiliates of existing stockholders. All of the investors who acquired shares of our common stock in the transaction were existing security holders. In March 2001, we recorded a noncash interest expense totaling approximately $2.7 million due to the adjustment of the original conversion price of the 9% convertible subordinated notes from $3.50 per share to $1.00 per share.

         Effective March 15, 2001, we increased our authorized capital stock to 43,500,000 shares, consisting of 40,000,000 shares of common stock, $0.001 par value per share and 3,500,000 shares of preferred stock, $0.01 par value per share, all of which are designated as Diomed's Series A preferred stock.

         In March and April 2001, we sold 2,725,000 shares of Diomed's Series A preferred stock for $1.00 per share, which resulted in gross proceeds of $2,725,000.

         In October and December 2001, we issued secured convertible promissory notes in the aggregate principal amount of $500,000 and $200,000, respectively, to two of our stockholders in exchange for their providing bridge financing to us. The notes bear an annual interest rate of 7.5% and mature on January 1, 2003. We also issued 60,000 and 20,000 warrants to purchase shares of our common stock, respectively, to these stockholders with a maximum exercise price of $2.00 per share. At the election of the noteholders, prior to maturity, the notes are convertible into, and the warrants are exercisable for, shares of Diomed's common stock as follows: (1) if Diomed were to complete a reverse merger, the conversion price of the notes would be set at the price per share reflected in the reverse merger; (2) if another type of financing transaction were to occur, the conversion price of the notes would be set at the lesser of $2.00 per share and the price per share in the transaction, and (3) if a merger or consolidation, other than a reverse merger, were to occur, the conversion price of the notes would be set at the lesser of $2.00 per share and the price per share of any warrants issued in the transaction.

         The following transactions relate to the liquidity and capital resources of our predecessor corporation:

         On February 5, 2002, Natexco redeemed all of the shares of preferred stock owned by RH Consulting Group, Inc. and Desert Bloom Investments, Inc., which represented all of Natexco's then outstanding preferred stock. All of such shares of preferred stock were then canceled.

         On January 23, 2002, Natexco redeemed 400,000 shares of common stock owned by Anthony Mulhall, a director of the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

       In July 2001, the FASB issued SFAS No. 141, Business Combinations. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. This statement is effective for all business combinations initiated after June 30, 2001.

         In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement applies to goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets previously acquired. Under this statement, goodwill as well as certain other intangible assets determined to have an infinite life will no longer be amortized; instead, these assets will be reviewed for impairment on a periodic basis. This statement is effective for the first quarter in the fiscal year ended December 2002. The adoption of this new accounting standard is not expected to have a material impact on the our financial statements.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (ii) measure an impairment loss as the difference between the carrying amount and the fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. The Company has yet to complete its impairment review, but we do not anticipate adoption of this new accounting standard to have a material impact on the financial statements.

CERTAIN MARKET INFORMATION

         Our common stock is currently quoted on the OTC Electronic Bulletin Board under the symbol "DIOM". Prior to November, 2001, there was no market for our common stock. The following table sets forth for the periods indicated the high and low bid price information for the common stock as reported on the OTC Electronic Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


Period                                         High          Low
First Quarter 2002                             $1.01         $0.70
Fourth Quarter 2001                            $1.00         $0.77

         On January 23, 2002, the closing bid price as quoted by the OTC Electronic Bulletin Board for our common stock was $1.00. As of January 23, 2002 there were 67 holders of our common stock.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following tables set forth certain information concerning our executive officers and directors. For information about ownership of our common stock by the officers and directors named below, see "Security Ownership of Certain Beneficial Owners and Management." As to Diomed Holdings, Inc.:


NAME                                       AGE      POSITIONS AND OFFICES WITH THE COMPANY
-------------------------------------------------------------------------------------------------------
Gerald Mulhall                              71      Director
Anthony Mulhall                             43      Director
Peter Norris                                47      Director
Peter Klein                                 48      President and Chief Executive Officer


As to Diomed:

NAME                                       AGE      POSITIONS AND OFFICES WITH DIOMED
----------------------------------------- -----     ---------------------------------------------------
James Arkoosh                               48      Chairman
Sam Belzberg                                74      Director
Peter Norris                                47      Director
Peter Klein                                 48      Director, President and Chief Executive Officer
Geoffrey Jenkins                            50      Director
Kevin Stearn                                42      General Manager, Diomed Ltd
Charles T. Hoepper                          52      Chief Financial Officer, Secretary and Treasurer
Wade Fox                                    49      Vice President, Marketing and Sales

         All directors of the Company were elected to hold office until our 2003 Annual Meeting of Stockholders or special meeting in lieu thereof (and thereafter until their successors have been duly elected and qualified). It is, however, contemplated, that Messrs. Mulhall will resign and that Mr. Norris will appoint four additional directors of the Company from among the directors of Diomed. None of the persons named above are related by blood, marriage or adoption to any of the Company's directors or executive officers. Executive officers are elected annually by the board of directors and serve at the discretion of the Board.

         The following information regards the Company's directors:


         GERALD A. MULHALL, DIRECTOR: Mr. Mulhall has served as the President, and as a member of the Board of Directors of the Company since November 23, 1998. Since May 1999, he has been the president and a principal shareholder of Aboyne Management, Ltd., a privately-held British Columbia, Canada, corporation. Mr. Mulhall has also been self-employed as a management consultant with offices in Victoria, British Columbia, Canada since 1980. Prior to operating his own management consulting firm, Mr. Mulhall has held numerous management and supervisory positions in various industries. Included in Mr. Mulhall's experience are positions as follows: president, MS Management Services Ltd., Edmonton, Alberta, Canada, a consulting firm; director, OAS, of the University of Alberta, Canada;

manager of Atco Industries Ltd., Calgary, Alberta, Canada, a company engaged in the prefabricated housing business; vice-president of the Montreal and Canadian Stock Exchanges; supervisor, BP Canada Limited, Montreal, Quebec, Canada, a publicly-held oil and gas company. In addition, Mr. Mulhall has served as a director of the Management Advisory Institute of the University of Alberta and as a lecturer to the Department of Extension, University of Alberta, Canada, and the Grant McEwan Community College, Edmonton, Alberta, Canada. He received a Business Administration degree from Sir George William University, Montreal, Quebec, Canada, in 1962 and a P. Mgr. degree from the Canadian Institute of Management, Ottowa, Canada, in 1975.

       ANTHONY MULHALL, DIRECTOR: Mr. Mulhall has served as Secretary, Treasurer and a member of the Board of Director of the Company since December 1, 1998. For the past approximately six years, he has been a professional marine diver working on a contract basis for various seafood product companies in the province of British Columbia, Canada.

       PETER NORRIS, DIRECTOR: Mr. Norris has had more than twenty-four years of international corporate finance experience spanning Europe, the Americas and Southeast Asia. Between 1976 and 1984 and from 1987 to 1995 he worked with Barings, the investment bank now part of ING, and from 1984 to 1987 with Goldman Sachs. In 1995, he started a private equity and corporate finance advisory business. Mr. Norris is retained by businesses in the media, technology, Internet, fashion, consumer goods and industrial.

       In March, 1998, Mr. Norris settled without contest an action brought by the Department of Trade and Industry of the UK against himself and 9 other former directors and officers of the Barings Investment Banking Group in connection with its collapse following the discovery in its Singapore operations of a substantial trading fraud. Prior to the collapse Mr. Norris had been the Chief Executive Officer of that Group. Under the terms of the settlement, Mr. Norris accepted a four year ban, ending March 2002, from acting as a director of a company in the UK without court permission.

                                     * * * *

       The following information regards the directors of Diomed, each of whom is expected to be appointed as a director of the Company after the completion of the Merger:


       JAMES ARKOOSH, NON-EXECUTIVE CHAIRMAN: Mr. Arkoosh is the COO/CFO of Verus International Group Limited, a merchant bank focused on the globalization of technology. Mr. Arkoosh is a licensed attorney and certified public accountant and with over twenty years experience with the international services group of KPMG LLP located in Hong Kong, San Francisco, Seattle and Singapore prior to joining Verus International Group Limited. Mr. Arkoosh is a former chairman of the California Council for International Trade, former vice chairman for the Asia Pacific Council of American Chambers of Commerce and a former director or officer with several other trade groups, including the China Relations Council, the Japan America Society and the World Trade Club. He is a graduate of the University of Washington Business and Law Schools and holds a BA degree granted in 1976 and a JD degree granted in 1979.


       SAM BELZBERG, DIRECTOR: Mr. Belzberg is the president of Gibralt Capital Corporation, a Canadian private investment company, which, through its affiliates, has an equity interest in several private and public operating companies as well as significant real estate holdings. Prior to 1991, Mr. Belzberg was chairman and chief executive officer of First City Financial Corporation Ltd., a CDN$7 billion full-service financial institution that he founded. Mr. Belzberg is a director of Westminster Capital, Inc., of Los Angeles, California, Metromedia Asia Corporation of New York, e-Sim Ltd., of Jerusalem, Israel, Versaware Technologies Ltd., of Jerusalem, Israel and Bar Equipment Corporation of
                                       53

America of Commerce, California. Mr. Belzberg received a Bachelor of Commerce Degree from the University of Alberta in 1948. In 1989, he was awarded the Order of Canada and also, he received an honorary doctorate from Simon Fraser University. He received the Governor General of Canada Award in 1992. He is the Chairman of the Dystonia Medical Research Foundation, which he and his wife founded in 1977 and is Chairman of the Simon Wiesenthal Center of Los Angeles.

       GEOFFREY JENKINS, DIRECTOR: Mr. Jenkins has over twenty-five years of experience in building consumer and professional healthcare companies and is the founder and president of UV-Solutions, LLC, a product development company. Prior to founding UV-Solutions he held the positions of chief operating officer and then president of MDI Instruments before it was acquired by Becton Dickinson in January 1999. MDI Instruments developed and marketed diagnostic devices for the healthcare market. Mr. Jenkins holds a BS and BA from Clarkson University awarded in 1976.

       PETER KLEIN, EXECUTIVE DIRECTOR, GROUP CHIEF EXECUTIVE OFFICER: Since 1986, Mr. Klein has served as an executive in the medical image processing business as founder, president and co-chairman of Tomtec Imaging Systems and became president and chief executive officer of Medison America, Inc. a subsidiary of the Korean Group Medison, where he led a number of corporate restructuring transactions. Mr. Klein has served as the president and chief executive officer of Diomed since June 1999.

       The following information regards the executive officers of Diomed, in addition to Mr. Klein and Mr. Arkoosh.

       KEVIN STEARN, GENERAL MANAGER, DIOMED LIMITED: Mr. Stearn joined Diomed in March 2000 and is the general manager of its UK subsidiary. From 1987 to 2000 he served as the operations director of a medical diagnostic manufacturer, joining the company in its early start-up phase and growing it to a workforce of over 700 people and a 30-fold increase in production. Mr. Stearn has managed FDA inspections.

       CHARLES T. HOEPPER CPA, CFO: Mr. Hoepper joined Diomed in November 2000 as its chief financial officer. Prior to joining Diomed and since 1998, Mr. Hoepper had served as the chief financial officer of Sprague. Sprague is a private company with revenues of approximately $1 billion and operates in the energy industry. Prior to joining Sprague, he held the position of chief financial officer for Suburban Propane Partners, L.P., a public company with revenues of $700 million. In 1996, as the chief financial officer he participated in Suburban's initial public offering, including a listing on the New York Stock Exchange. Mr. Hoepper is a certified public accountant, and has an undergraduate degree from the University of Illinois in 1971, and an MBA from St. John's University in 1978.

         WADE FOX, VICE PRESIDENT MARKETING & SALES: Mr. Fox has over 20 years of experience in the field of marketing and sales in medical devices at a senior management level. He graduated from the University of North Carolina in 1974 and received his MBA from Wake Forest University in 1977. During the last five years, prior to joining Diomed, he was director of global marketing at Smith & Nephew and the global director for the artificial heart program at Abiomed of Danvers, Massachusetts.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain information concerning the compensation that Diomed paid for services rendered in all capacities to Diomed for the fiscal years ended December 31, 1999, 2000 and 2001 and by all individuals serving as Diomed's CEO during 2001 and Diomed's other executive officers serving on December 31, 2001 whose salary and bonuses for 2001 exceeded $100,000. We refer to these officers of Diomed as the "Named Executive Officers".


                                                      EXECUTIVE COMPENSATION
                            -------------------------------------------------------------------------------
                                                                        LONG-TERM
                                                                   COMPENSATION AWARDS
                                                                   SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL           FISCAL     SALARY         BONUS            OPTIONS(1)          COMPENSATION(2)
POSITION                      YEAR        ($)           ($)                (#)                   ($)
-----------------------     --------   --------       -------           -------               -------
Peter Klein                  12/31/01   $236,611      $51,540            221,263                $--
  President and Chief        12/31/00   $205,000      $28,460                                   $--
  Executive Officer          12/31/99   $155,320         $--             118,737                $--

Gerald A. Mulhall            12/31/01        $--         $--                $--                 $--
   President and Chief       12/31/00        $--         $--                $--                 $--
   Executive Officer         12/31/99        $--         $--                $--                 $--

Charles T. Hoepper           12/31/01   $159,069         $--             110,000                $--
 Chief Financial Officer,    12/31/00    $22,356         $--                   0                $--
 Treasurer and Secretary

Wade Fox                     12/31/01    $67,708         $--             110,000                $--
 Vice President
 Marketing and Sales

Kevin Stearn                 12/31/01    $99,209       $6,344            140,390             $14,631
 General Manager             12/31/00    $84,198                          19,610                $--
 Diomed Ltd

(1) During fiscal 2001, 2000, and 1999, Diomed did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts to any of the Named Executive Officers.
(2) Prerequisites are not included if the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus.
(3) Employment date for Mr. Wade was June 2001. His effective annual salary is $125,000. Messrs. Hoepper and Stearn began employment in November 2000 and February 2000, respectively.

EMPLOYMENT AGREEMENTS

         Effective July 1, 2001, Diomed entered into an employment agreement with Mr. Klein, under which his employment continues until terminated in accordance with certain provisions. Upon the closing of the Merger, the Company assumed Mr. Klein's employment agreement, and as a result Mr. Klein serves as the Company's President and Chief Executive Officer at an annual base salary of $250,000. The agreement provides for bonuses as determined by the Company's Board of Directors, and employee benefits, including vacation, sick pay and insurance, in accordance with our policies. Mr. Klein's agreement provides that if we terminate his employment without cause (as defined in the agreement), we remain obligated to pay his annual salary as then in effect, and to continue his medical benefits for one year to the extent permitted by our plans or policies.

         Other executive officers have offer letters which generally provide, that upon termination without cause, we are obligated to pay portions of their annual salary and to continue their medical benefits for a similar period. The offer letters also provide for bonus eligibility.

         Our employment agreements with our executives also prohibit the executive from directly or indirectly competing with us for a period of one-year following termination of his employment.

         There have been no adjustments or amendments to the exercise price of stock options for Diomed's executive officers.

DIRECTOR COMPENSATION

         Effective July 1, 2001, Mr. Arkoosh was elected as non-Executive Chairman of Diomed with compensation at the rate of $50,000 per year paid to Verus Support Services, Inc., known as VSSI, and received additional options to purchase 50,000 shares of Diomed's common stock at an exercise price of $1.25 per share. In connection with the closing of the Merger, the Company assumed Mr. Arkoosh's agreement. On May 14, 2001 Messrs. Arkoosh, Belzberg, Norris and Jenkins each received options to purchase 50,000 shares of Diomed's common stock at an exercise price of $1.25 per share. These options vest ratably over two years.

         Directors, directors who are also our employees serve as directors without compensation. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending directors' meetings.

STOCK OPTION PLAN

         In February 2002, the Company assumed the obligations of Diomed under the 1998 Plan and the 2001 Plan. The Company did not have any stock option plans prior to the Merger.

         We rely on incentive compensation in the form of stock options to retain and motivate directors, executive officers and employees. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers and other employees, to encourage them to remain with us and to enable them to develop and maintain an ownership position in our common stock. Prior to the Merger, Diomed granted stock options under its 2001 Stock Option Plan and prior to May 2001 under its 1998 Stock Option Plan.

         Diomed's 2001 Plan authorizes to grant stock options to directors, and eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule over four years. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the value of our common stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers and other employees. We approve the granting of options in order to motivate these employees to maximize stockholder value. Generally, vesting for options granted under the plan is determined at the time of grant, and options expire after a 10-year period. Options are granted at an excise price not less than the fair market value at the date of grant. As a result of this policy, directors, executives and other employees are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market.

         Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, we evaluate each employee's total equity compensation package. We generally review the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. We consider equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of our stockholders. In fiscal 2001, we granted options to purchase shares of common stock to Messrs. Klein, Hoepper, Fox, and Stearn.

         The board of directors adopted Diomed's 2001 Plan in May 2001, and Diomed's stockholders approved the plan in December 2001. Options for 1,750,000 shares of common stock are authorized for issuance under the 2001 Plan. As of December 31, 2001, options for 1,056,653 shares were outstanding under the 2001 Plan, and options for 693,347 shares remain available for future grants. As of December 31, 2001, options for 308,052 shares were outstanding under Diomed's 1998 Plan. We do not expect to grant additional options under this latter Plan.

         The options we grant under the 2001 Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The 2001 Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding stock options that Diomed granted in 2001 to the Named Executive Officers:


                                                                 PERCENT OF
                                                                    TOTAL
                                          NUMBER OF SHARES     OPTIONS GRANTED
NAME AND                                    UNDERLYING           TO EMPLOYEES         EXERCISE PRICE     EXPIRATION
PRINCIPAL POSITION                       OPTIONS GRANTED(1)    IN FISCAL YEAR(2)(3)      PER SHARE          DATE
------------------------------           -----------------     -------------------    --------------   --------------
Peter Klein                                  121,263                    30.2%                $1.25       May 13, 2011
   President and Chief                       100,000                                          1.25      July 18, 2011
    Executive Officer

Charles T. Hoepper                           110,000                    15.0%                $1.25   November 8, 2114
    Chief Financial Officer,
    Treasurer and Secretary

Wade Fox
  Vice President                             110,000                    15.0%                $1.25       June 17, 2011

   Marketing and Sales

Kevin Stearn                                  90,390                    19.2%                $1.25       May 13, 2011
  General Manager                             50,000                                                     July 28, 2011
  Diomed Ltd

       (1) Numbers of options set forth above are expressed in terms of equivalent shares of the Company's common stock. As a result of the Merger, each option to purchase one share of Diomed's common stock has been converted into an option to purchase 0.25 share of the Company's Class A Stock, with a corresponding four-times increase in the exercise price. Each share of the Company's Class A Stock converts into four shares of the Company's common stock.
       (2) Diomed granted options to purchase an aggregate of 415,000 shares of its common stock to all employees other than Named Executive Officers, granted 60,000 options to purchase shares of its common stock to non-employees, and granted options to purchase an aggregate of 581,653 shares of its common stock to all Named Executive Officers as a group (4 persons) during fiscal 2001. See
              Note 1 above for information regarding the conversion of Diomed's options into the Company's options.
       (3) In the case of Messrs. Klein and Stearn, the percentage is the aggregate of both grants.

         The following table sets forth certain information regarding stock options that the Named Executive Officers hold as of December 31, 2001:

                                         NUMBER OF UNEXERCISED
                                              OPTIONS AT
                                           DECEMBER 31, 2001
NAME AND                                      EXERCISABLE
PRINCIPAL POSITION                          UNEXERCISABLE (1)
--------------------------------            ---------------
Peter Klein
   President and Chief                         118,737/
    Executive Officer                          221,263

Charles T. Hoepper
    Chief Financial Officer,                   34,375/
    Treasurer and Secretary                     75,625

Wade Fox
  Vice President                                  0/
   Marketing and Sales                         110,000

Kevin Stearn
  General Manager                               8,146/
  Diomed Ltd                                   151/854

(1) Numbers of options set forth above are expressed in terms of equivalent shares of the Company's common stock. As a result of the Merger, each option to purchase one share of Diomed's common stock has been converted into an option to purchase 0.25 share of the Company's Class A Stock, with a corresponding four-times increase in the exercise price. Each share of the Company's Class A Stock converts into four shares of the Company's common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         This section of this memorandum discuss transactions that occurred during the past two years between Diomed and the following persons:


       o Verus Investments Holdings Inc., a beneficial holder of more than 5% of the Company's common stock;
       o Verus International Group Limited, a beneficial holder of more than 5% of the Company's common stock and a subsidiary of Verus Investments;
       o Verus Support Services, Inc., known as VSSI, an affiliate of each of Verus Investments and Verus International Group;
       o Gibralt Capital Corp., a beneficial holder of more than 5% of the Company's common stock and is an affiliate of Mr. Belzberg, who is a director of Diomed and expected to be appointed as a director of the Company;
       o Winton Capital Holdings Ltd., a beneficial holder of more than 5% of the Company's common stock; and
       o James Arkoosh, who is an officer of Verus International Group and a director and Chairman of Diomed and who is expected to be appointed as a director and Chairman of the Company.

         In March 2000, Diomed issued and sold $500,000 principal amount of 9% convertible subordinated notes to Verus Investments. The notes matured in March 2001 and were converted into common stock at $1.00 per share as part of the March 2001 recapitalization transaction discussed below.

         In August 2000, Diomed issued and sold an aggregate of 511,281 investment units at a purchase price of $3.50 per unit to Verus Investments, Gibralt Capital Corp. and James Arkoosh. Each unit was comprised of one share of Diomed's common stock and one warrant to purchase two shares of Diomed's common stock, each at an exercise price of $3.50 per share. The investors were granted a one-year option to invest additional funds. The investors also received approval right over future equity financings.

         In March 2001, Diomed completed a recapitalization involving the March 2000 note purchasers and the August 2000 investors, as well as a new financing transaction. In this recapitalization, Diomed (i) issued and sold 2,041,500 shares of Diomed's Series A preferred stock at a purchase price of $1.00 per share to Verus Investments, Verus International Group, Winton Capital Holdings Ltd. and James Arkoosh; (ii) issued a put/call option under which Winton Capital Holdings and Verus International Group could elect to purchase, and Diomed could elect to require such investors to purchase, up to an additional 1,000,000 shares of Diomed's Series A preferred stock at a purchase price of $1.00 per share; (iii) converted $500,000 of the 9% convertible subordinated notes issued in March 2000 to Verus Investments into 500,000 shares of Diomed's common stock at $1.00 per share; and (iv) converted 511,281 shares of common stock issued in August 2000 to Verus Investments, Gibralt Capital Corp. and James Arkoosh at $3.50 per share into 1,799,983 shares of common stock at $1.00 per share and cancelled 1,028,562 warrants issued to those same investors in August 2000. Investors who acquired approximately 81 percent of the shares of Diomed's Series A preferred stock in this transaction were existing stockholders of Diomed or affiliates of existing stockholders of Diomed. All of the investors who acquired common stock in this transaction were existing security holders of Diomed.

         In May 2001, Diomed issued 112,500 shares of its Series A preferred stock at a purchase price of $1.00 per share to Winton Capital Holdings when Winton exercised its rights under the put/call option issued in the March 2001 recapitalization.

         In October and December 2001, Diomed issued secured convertible promissory notes in the aggregate principal amount of $500,000 and $200,000, respectively, to Winton Capital Holdings and

Verus Investment Group in exchange for their providing bridge financing to Diomed. The notes bear an annual interest rate of 7.5% and mature on January 1, 2003. Diomed also issued 60,000 and 20,000 warrants to purchase shares of its common stock, respectively, to these stockholders with an exercise price of $2.00 per share. The warrants are fully exercisable for two years from the date of issuance. At the election of the noteholders, prior to maturity, the notes are convertible into, and the warrants are exercisable for, shares of Diomed's common stock as follows: (1) if Diomed were to complete a reverse merger, the conversion price of the notes and the exercise price of the warrants would be set at the price per share reflected in the reverse merger; (2) if another type of financing transaction were to occur, the conversion price of the notes and the exercise price of the warrants would be set at the lesser of $2.00 per share and the price per share in the transaction, and (3) if a merger or consolidation, other than a reverse merger, were to occur, the conversion price of the notes and the exercise price of the warrants would be set at the lesser of $2.00 per share and the price per share of any warrants issued in the transaction.

         VSSI has entered into two advisory agreements with Diomed. The agreement provides that as an advisor to the Merger, VSSI will receive a fixed advisory fee of $750,000 upon the closing of the Merger, which will be paid from the gross proceeds of the private placement by the public company. Diomed believes the VSSI fee is comparable to the fee that would be payable on an arm's length basis to an unrelated advisor. A portion of this advisory fee may, at the request of the Company and with the agreement by VSSI, be converted into equity if the full $10,000,000 amount of the private placement related to the Merger is not raised.

         The second agreement was initially between VSSI and Diomed, and the Company assumed this separate agreement as part of the Merger. Under the agreement, the Company engages VSSI for eighteen months, which period may be extended if mutually agreed upon by both parties, to act as a financial advisor to (1) evaluate and recommend financial and strategic alternatives, (2) identify potential acquisition and merger targets, and if requested by the Company, contact such parties and assist the Company with analysis and negotiations, (3) advise the Company as to the timing, structure and pricing, and (4) assist the Parent in any agreements. The Company pays VSSI a monthly fee of $15,000, plus out-of-pocket expenses. VSSI is entitled to a success fee of 3.5% of any transaction value, including consideration that the Company and/or its affiliates provides or receives in business combination transactions with third parties with a minimum fee of $175,000. The success fee is payable if VSSI identifies and introduces the transaction, notwithstanding the participation or execution by other advisors. Also, the Company may request VSSI to perform other advisory services that would be subject to customary fees and terms. In addition, VSSI may terminate the agreement at any time during the eighteen-month period by giving the Company thirty days written notice.

TRANSACTIONS WITH PROMOTERS

         Because of their management positions, organizational efforts and/or percentage share ownership of our predecessor, Natexco, Gerald A. Mulhall and Anthony Mulhall may be deemed to be "parents" and "promoters" of the Company, as the Securities Act and the rules thereunder define those terms. Mr. John H. and Ms. Terese M. Tetstill may be "parents" and "promoters" of Security Software because of their present management positions with, and organizational efforts on behalf of, Security Software. Because of these relationships, transactions between and among the Company, Security Software, Messrs. Gerald A. Mulhall and Anthony Mulhall, Aboyne Management Ltd., of which Gerald A. Mulhall is the president and controlling shareholder, and Mr. and Ms. Tetstill, should not be considered to have occurred at arm's-length.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table lists ownership of the Company's Class A Stock for the persons or groups specified therein. In case of this and the following table, Ownership includes direct and indirect (beneficial) ownership, as defined by the rules and regulations of the Securities and Exchange Commission. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information for our directors and officers is as of December 31, 2001 and is given on a pro forma basis as if the Merger occurred on December 31, 2001.

--------------------------------------------------------------------------------------------------------------------
  TITLE OF CLASS              NAME AND ADDRESS OF               AMOUNT AND NATURE OF          PERCENT OF CLASS(5)
                                BENEFICIAL OWNER                 BENEFICIAL OWNER(1)
--------------------------------------------------------------------------------------------------------------------
Class A Stock        Ajmal Khan                                 4,417,826(2)(3)                       15.2%
                     c/o Verus International Group Limited
                     PO Box 309 G.T.
                     South Church Street
                     Cayman Islands
--------------------------------------------------------------------------------------------------------------------
Class A Stock        Winton Capital Holdings Ltd                1,585,000(3)(4)                        5.5%
                     1177 West Hastings, Suite 2000
                     Vancouver, British Columbia
--------------------------------------------------------------------------------------------------------------------
Class A Stock        Sam Belzberg                               1,018,749                              3.5%
                     c/o Gibralt  Capital Corp
                     1177 West Hastings, Suite 2000
                     Vancouver, British Columbia
-------------------- --------------------------------------- --------------------------------------------------------
Class A Stock        James Arkoosh (6)                            131,750                              0.5%
                     240 East 39th Street
                     New York, NY
--------------------------------------------------------------------------------------------------------------------
Class A Stock        Peter Norris                                  69,828                              0.2%
                     136-142 Bramley Road
                     London W10 6 SR
                     United Kingdom
--------------------------------------------------------------------------------------------------------------------
Class A Stock        Peter Klein                                  118,737                              0.4%
                     c/o Diomed
                     1 Dundee Park
                     Andover, MA  01810
--------------------------------------------------------------------------------------------------------------------
Class A Stock        Geoffrey Jenkins, President                   12,500                               0.0%
                     UV Solutions
                     15 Glenbrook Road
                     Wellesley Hills, MA  02481
--------------------------------------------------------------------------------------------------------------------
Class A Stock        All officers and  directors as a group       375,336                               1.3%
                     (8 persons)
--------------------------------------------------------------------------------------------------------------------


(1) Stated in terms of equivalent of the Company's common stock and not shares of Class A Stock.
(2) Includes 40,000 warrants issued in connection with the October 2001 and December 2001 bridge loan notes.
(3) Assumes that, as indicated by the holders thereof, the Company retires the October 2001 and December 2001 bridge loan notes made in October 2001 and December 2001 at or as of the closing of the Merger and that the notes have not been converted. Excludes 1,200,000 shares of the Company's common stock held directly by Winton Capital and set forth in the following table. Including such 1,200,000 shares, Winton Capital beneficially owns a total of 2,785,000 shares, or 9.6% of the Company's common stock.

(4) Includes 40,000 warrants issued in connection with the bridge loan notes made in October 2001 and December 2001.
(5) Based on 28,965,690 common shares of the Company being issued and outstanding shares of the Company's voting stock.

(6) Mr. Arkoosh is the chief operating officer and chief financial officer of Verus International Group Limited and Verus Support Services Inc. Ajmal Khan beneficially owns a majority interest in Verus Investments Holdings Inc. Mr. Arkoosh disclaims all beneficial ownership in all shares that Mr. Khan beneficially owns.

         The following table lists ownership of the Company's common stock for the persons or groups specified therein.



--------------------------------------------------------------------------------------------------------------------
   TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER     AMOUNT AND NATURE OF           PERCENT OF CLASS(1)
                                                                 BENEFICIAL OWNER(1)
--------------------------------------------------------------------------------------------------------------------
Common Stock           Gerald A. Mulhall (2)(3)                        480,000                       1.7%
                       3255 Norfolk Road
                       Victoria, British Columbia
                       Canada V8R 6H5
--------------------------------------------------------------------------------------------------------------------
Common Stock           Anthony Mulhall (2)                               -0-                          -0-
                       3255 Norfolk Road
                       Victoria, British Columbia
                       Canada V8R 6H5
--------------------------------------------------------------------------------------------------------------------
Common Stock           John H. Tetstill (4)                              -0-                          -0-
                       5 Pinion Road
                       Bailey, Colorado 80421
--------------------------------------------------------------------------------------------------------------------
Common Stock           Terese M. Tetstill (4)                            -0-                          -0-
                       5 Pinion Road
                       Bailey, Colorado 80421
--------------------------------------------------------------------------------------------------------------------
Common Stock           Peter Norris                                      -0-                          -0-
                       136-142 Bramley Road
                       London W10 6 SR
                       United Kingdom
--------------------------------------------------------------------------------------------------------------------
Common Stock           Winton Capital Holdings Ltd.                  1,200,000(5)

--------------------------------------------------------------------------------------------------------------------
Common Stock           All executive officers and                      480,000                       1.7%
                       directors as a group (5 persons)
--------------------------------------------------------------------------------------------------------------------


(1) Represents the number of shares of the Company's common stock owned of record and beneficially by each named person or group, expressed as a percentage of 28,965,690 shares of the Company's common stock outstanding upon consummation of the Merger, excluding any beneficial ownership through ownership of shares of the Class A Stock.
(2)    Member of the board of directors of the Company.
(3)    Includes 40,000 shares held of record by his spouse.
(4)    Executive officer and member of the board of directors of Security
       Software.
(5) Excludes 1,585,000 shares of common stock held by Winton Capital as a result of its ownership of 396,250 shares of the Company's Class A stock (which shares convert into 1,585,000 shares of the Company's common stock) and set forth in the preceding table. Including such 1,585,000 shares, Winton Capital beneficially owns a total of 2,785,000 shares, or 9.6%, of the Company's common stock.

         In connection with the Merger, Messrs. Mulhall have appointed Peter Norris, a director of Diomed, to the Company's board of directors and have adopted a bylaw requiring that subsequent board action be unanimous until five directors are in office. The Company has further appointed Peter Klein, Diomed's chief executive officer, as its chief executive officer. Messrs. Mulhall have also tendered their resignations from the Company's board, but their resignations do not become effective unless and until the Company accepts them. The Company believes that either prior to or after the effectiveness of their resignations Mr. Norris will appoint the four remaining Diomed directors as directors of the Company, subject to the rules of the Securities and Exchange Commission requiring notice to the Company's stockholders of those appointments and a filing with the Commission. To the best of our knowledge, there are no other existing arrangements that may result in a change in control of the issuer.

DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value .001 per share, of which we have designated 4,300,000 shares as shares of Class A Stock. As of the Merger, there were 9,200,000 shares of common stock, and no shares of Class A Stock issued and outstanding. In connection with the closing of the Merger, we issued an additional 5,000,000 shares of our common stock to approximately 45 investors in private offering. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, which are included as exhibits to this report, and by the provisions of applicable Nevada law.

COMMON STOCK

         Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of our common stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders. No cumulative voting with respect to the election of directors is permitted by the Articles of Incorporation. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each share of common stock outstanding as of the date of this report is validly issued, fully paid and nonassessable.


PREFERRED STOCK

         The Company's board of directors is authorized, subject to any limitations prescribed by Nevada law, to issue preferred stock. The board of directors can fix the rights, preferences and privileges of the shares and any qualifications, limitations or restrictions thereon. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Each share of Class A Stock outstanding as of the date of this report is validly issued, fully paid and nonassessable.

         The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:


       o      restricting dividends on common stock;
       o      diluting the voting power of the common stock;
       o      impairing the liquidation rights of the common stock; or
       o delaying or preventing a change in control without further action by the stockholders.

         The Company has designated 4,300,000 shares of its preferred stock as Class A Stock. The Class A Stock has rights that are identical to the rights of the Company's common stock, except as follows:


              o Each share of Class A Stock is convertible into four (4) shares of common stock, subject to customary adjustment including in the event of any stock splits, combinations or reclassifications.

              o Each share of Class A Stock issued in the Merger is convertible into common stock at the following rate, based upon the effectiveness of a registration statement to be filed by the Company registering for resale shares of its common stock issued in its private placement at the time of the Merger and into which shares of the Class A Stock are convertible:

                     (i) at the end of the second full month after the effectiveness of the registration statement, five percent (5%) of the shares of the Class A Stock issued to the former Diomed stockholders in the merger automatically converts into common stock;

                     (ii) at the end of each month after the second full month after the effectiveness of the registration statement through the twenty-third full month after the month in which the registration statement became effective, an additional five percent (5%) of the Class A Stock issued in the Merger automatically converts into common stock; and

                     (iii) in all events, and whether or not the SEC has declared the registration statement effective, at the end of the twenty-fourth full month after the effectiveness of the registration statement, the balance of the Class A Stock not theretofore converted into shares of the common stock shall automatically be converted into common stock.


              o Our board of directors has the discretion, subject to the satisfaction of certain conditions precedent, to postpone and/or terminate all such restrictions on conversion. Subsequent transferees of the Class A Stock shall also be subject to the restrictions on conversion.

              o Each share of Class A Stock votes on an "as converted" basis.

              o Each share of Class A Stock shares ratably in distributions, either as dividends are paid or upon liquidations of the Company, with shares of the Company's common stock, except that amounts payable with regard to the Class A Stock are four times the amount payable with regard to the common shares.

              o Until the anticipated recapitalization of the Company discussed below occurs, the Company may not engage in certain merger or other significant business combination transactions, incur secured debt in excess of $1,000,000 or create superior classes of preferred stock without the consent of the holders of 66 2/3% of the outstanding shares of Class A Stock.

         The Company anticipates that it will reorganize itself as a Delaware corporation. At that time it plans to recapitalize the Class A Stock by (i) reducing the conversion rights so that each share of the Class A Stock converts into one share of the common stock, (ii) limiting the dividend and liquidation rights to a one-to-one equivalence with the shares of the Company's common stock and (iii) distributing shares of the modified preferred stock to the holders of the Class A Stock at the rate of four new shares for each existing share.

STOCK OPTIONS AND WARRANTS

         In connection with the Merger, the Company assumed the obligations of Diomed with respect to Diomed's outstanding 1,380,335 stock options and each of the two plans under which Diomed had granted these options since 1998. Prior to its adoption of formal stock option plans, Diomed had also granted 489,679 options to officers, other employees and consultants. With respect to these non-plan options, the Merger Agreement obligates the Company, upon request of the option holders, to perform Diomed's obligations to issue shares upon the exercise of outstanding options. If all existing optionees fully exercise their rights, the Company will issue to them an aggregate of 467,503.50 shares of its Class A Stock which shares convert into 1,870,014 shares of its common stock.

         The Merger Agreement also obligates the Company to perform Diomed's obligations to issue shares upon exercise of outstanding warrants to purchase 121,924 shares. If the warrantholders fully exercise their rights, the Company will issue to them an aggregate of 30,481 shares of its Class A Stock which shares convert into 121,924 shares of the Company's common stock.

REGISTRATION OF SECURITIES ISSUED IN THE MERGER

         The Company has agreed to file a registration statement with the SEC within 120 days after the Merger and to have the registration statement declared effective within 240 days after the Merger. The registration statement will cover (i) 5,000,000 shares of the Company's common stock sold in the private placement related to the Merger, (ii) 14,765,690 shares of common stock into which the Class A Stock issued in the Merger to the former Diomed stockholders convert over a period of approximately two years after the Merger and (iii) 121,924 shares of common stock issuable upon conversion of the shares of Class A Stock that are issuable upon the exercise of Diomed warrants that the Company assumed as part of the Merger. Failure by the Company to meet the requirement of effectiveness will result in a penalty payable to those stockholders who are not able, as a consequence of such failure, to sell their sales. The Company has also agreed to file, 45 days after the effectiveness of the first registration statement, a second registration statement that will cover the 1,870,014 shares of its common stock issuable upon conversion of all shares of Class A Stock that are issuable upon the exercise of Diomed options that the Company assumed as part of the Merger.

         If the Company's registration statement does not become effective, shares issued in the Merger and shares issued in the private placement will generally become tradable in the public markets one year after issuance under the SEC's Rule 144. Shares issued on the exercise of options or warrants generally become tradeable one year after exercise, subject to the volume limitations, manner of sale and notice of sale limitations of Rule 144.

         Upon the closing of the Merger, 9,200,000 of the Company's 14,200,000 issued and outstanding shares of its common stock will be tradable. The 5,000,000 shares of the Company's common stock issued in the private placement cannot be sold for a period of six months following the later of (i) the closing of the Merger and (ii) the effective date of the Merger, subject to exception for gifts and transfers in trust.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite #430, Denver, Colorado 80209. We act as our own transfer agent and registrar as to the warrants and the options.

EXPERTS

         The consolidated balance sheets of Diomed, Inc. and subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000 included in this memorandum and the Form 8-K to which it is attached have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Exchange Act of 1934, as amended, and files reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you on the SEC's Internet site (HTTP://WWW.SEC.GOV).

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


         Our Articles of Incorporation provide that we may indemnify our directors, officers, employees and agents as permitted by Nevada law. Our By-laws provide that we may indemnify our directors, officers and employees as permitted by Under such provisions of Nevada law, any directors, officers, employees or agents, who in their capacity as such are made or are threatened to be made a party to any suit or proceeding, shall be indemnified if it is determined that such director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Nevada law further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

         We intend to enter into Indemnity Agreements with each of our current (and future) directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Articles of Incorporation and By-laws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any director, officer or employee of ours regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

         We will maintain directors' and officers' liability insurance providing minimum aggregate coverage of $7,500,000 and expect such insurance to include coverage for securities matters.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of our securities, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

SALES BY PREDECESSOR COMPANY

         On December 5, 1998, our predecessor, Natexco, issued 10,000 shares of preferred stock to Eastbury Consultants, Ltd., an Isle of Man, British Islands corporation, in consideration for cash in the amount of $100. In connection with this transaction, we relied on the statutory exemption provided by Section 4(2) of the Securities Act.

         On March 31, 1999, our predecessor, Natexco, issued an aggregate of 2,400,000 shares of common stock to a total of thirty-four (34) persons, all of whom are residents of either Canada, the Isle of Man, British Islands, or London, England, United Kingdom, for cash consideration totaling $2,400. In connection with this transaction, we relied on the statutory exemption provided by Section 4(2) of the Securities Act.

         On March 21, 2000 and May 18, 2000, our predecessor, Natexco, issued 10,000 shares of preferred stock to Aboyne Management, Ltd., in consideration for the aggregate sum of $20,000. Aboyne is a British Colombia, corporation of which Mr. Gerald A. Mulhall, our then President and currently a director of the Company, is the President and principal shareholder. In connection with this transaction, we relied on the statutory exemption provided by Section 4(2) of the Securities Act because the issuances did not involve public offerings.

         On May 18, 2000, our predecessor, Natexco, issued 20,000 shares of preferred stock to Desert Bloom Investments, Inc., a Colorado corporation, in consideration for $20,000 in cash. In connection with this transaction, we relied on the statutory exemption provided by Section 4(2) of the Securities Act because the issuance did not involve a pubic offering.

         On February 13, 2002 the Company issued 5,000,000 shares of Common Stock to a total of 46 investors at a price per share of $2.00, for an aggregate purchase price of $10,000,000. The issuance was made pursuant to
Section 4(2) of the Securities Act, as each investor was either an "accredited investor" or a non-U.S. person. The shares were issued to the following investors:
             INVESTOR                                  NUMBER OF SHARES
             Lorne Neff                                     10,000
             Gerry Nichele                                  12,500
             Joan Woodrow                                    5,000
             Cheryl More                                     5,000
             Jim Fitzgerald                                 25,000
             T&J Reilly Revocable Trust                     35,000
             Walter Eeds                                    35,000
             3854973 Canada Inc.                           100,000
             Cirpa Inc.                                    132,500
             Melvin Fogel                                   62,500
             Bruce Fogel                                   100,000
             Joseph Yanow                                   74,000
             Elio Cerundolo                                 56,000
             Alan Dershowitz                                50,000
             Elon Dershowitz                                25,000
             Panamerica Capital Group, Inc.                250,000
             Private Investment Company Ltd.               250,000
             Green Mountain Trading, Ltd.                   50,000
             Steve Leisher                                  50,000
             Antonio Garcia                                 75,000
             Renee Schatz Revocable Trust                   35,000
             Ray Grimm                                      25,000
             Jeffrey Evans                                  12,500
             Nicholas Burge                                 12,500
             Julian Rogers-Coltman                          12,500
             Aslan Ltd.                                     25,000
             Patricia Kelly-White                           12,500
             Ernest Holloway                                10,000
             W.T. Leahy III                                 25,000
             Thomas Brassil                                 25,000
             1212855 Ontario Ltd.                           50,000
             John Galt Fund, L.P.                           50,000
             Seneca Ventures                               125,000
             Woodland Ventures Fund                        125,000
             Steve Shraiberg                               300,000
             Semamor Enterprises                           500,000
             Matthew Bronfman Recipient Pour Off Trust     250,000
             Jack L. Rivkin                                100,000
             Orva Harwood                                   40,000
             Winton Capital Holdings                     1,200,000
             Bridge Finance Ltd.                            50,000
             Hyde Park International Holdings Ltd.         125,000
             Sarah Investments Ltd.                        250,000
             Charles Diamond                               150,000
             Lord Anthony St. John                          37,500
             Alex Vahabzadeh Money Purchase Plan            50,000

         The 5,000,000 shares of the Company's common stock issued in the private placement completed on February 14, 2002 cannot be sold for a period of six months following the later of (i) the closing of the Merger and (ii) the effective date of the Merger, subject to exception for gifts and transfers in trust.

         On February 14, 2002 the Company completed the Merger, which for accounting purposes was treated as a recapitalization. In connection with the Merger, the Company converted all of the outstanding shares of Diomed's capital stock into 3,691,422.50 shares of its Class A Stock. In connection with the transaction, we relied upon the statutory exemption provided by Section 4(2) of the Securities Act because the issuances did not involve public offerings.

         On February 14, 2002, in connection with the Merger, the Company assumed all of the 1,380,335 outstanding options to purchase shares of Diomed's common stock that were issued under the Diomed 1998 Incentive Plan and the Diomed 2001 Employee Stock Option Plan and because obligated upon the exercise of those options to issue an aggregate of 345,083.75 shares of its Class A Stock which shares convert into 1,380,335 shares of our common stock. The Company also became obligated, upon request of the option holders, to perform Diomed's obligations to issue shares upon the exercise of 489,679 outstanding options that were issued prior to Diomed's adoption of formal stock option plans. If all existing holders of non-plan options fully exercise their rights, the Company will issue to them an aggregate of 122,419.75 shares of its Class A Stock which shares convert into 489,679 shares of its common stock. In connection therewith, the Company relied upon the statutory exemption provided by Section 4(2) of the Securities Act because such issuances did not involve public offerings.

         The Merger Agreement also obligates the Company to perform Diomed's obligations to issue shares upon exercise of outstanding warrants to purchase 121,924 shares. If the warrantholders fully exercise their rights, the Company will issue to them an aggregate of 30,481 shares of its Class A Stock which shares convert into 121,924 shares of our common stock. In connection therewith, the Company relied upon the statutory exemption provided by Section 4(2) of the Securities Act because such issuances did not involve public offerings.

SALES BY DIOMED, INC.

         Since January 1, 1999, Diomed, Inc. has sold and issued the unregistered shares, notes and warrants described below, all expressed in terms of Diomed shares, and not shares of the Company after giving effect to the Merger.

         In February 1999, Diomed sold 25,000 shares of its common stock to James Remington Hobbs, a director, upon exercise of a stock option granted under its 1998 Incentive Plan, for an aggregate purchase price of $123,210. Diomed issued and sold its shares to Mr. Hobb in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. The purchaser represented that he was an accredited investor and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Mr. Hobbs also represented his intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificate issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that Mr. Hobbs was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         1.) In July 1999, Diomed sold 1,139,580 shares of its common stock to 148 purchasers for an aggregate purchase price of $2,849,795, or $2.50 per share. Each of the purchasers was an existing stockholder of Diomed and the offering was a rights offering. The purchasers, the shares they purchased and the respective purchase prices paid were as follows:


                                                              SHARES               PURCHASE PRICE
                                                             ---------            ---------------
     HSBC Financial Services (Cayman) Limited - Trustee      15,735.0          $        39,337.50
     Adrian Grundy                                            5,000.0          $        12,500.00
     Alan Torry                                                 432.0          $         1,080.00
     Andrew Hector Gray Esq                                     140.0          $           350.00
     Barry Chesters                                             500.0          $         1,250.00
     G R Ian Lowis                                            1,760.0          $         4,400.00
     Brian Charles Carter                                       160.0          $           400.00
     Brian Kingham                                            5,400.0          $        13,500.00
     Bryan M Elliott                                            800.0          $         2,000.00
     C C Cannon                                                 300.0          $           750.00
     C C Cannon - a/c CMC                                       100.0          $           250.00
     Charles Graham-Wood, Esq (deceased)                        813.0          $         2,032.50
     Charles Michael Orsborn                                  2,000.0          $         5,000.00
     Christopher Adam John Rothschild                           560.0          $         1,400.00
     Christopher L Russon, Esq                                  280.0          $           700.00
     Citifriends Nominee Limited - A/C UTIS                  40,000.0          $       100,000.00
     D Hold Limited                                           8,666.0          $        21,665.00
     David John Shaw                                          2,160.0          $         5,400.00
     Dr & Mrs David Burns                                     4,256.0          $        10,640.00
     Dr & Mrs David Burns (Raven trust)                         650.0          $         1,625.00
     Dr Barbara Chalmers Hanson                                 400.0          $         1,000.00
     Dr Clare Foden                                             750.0          $         1,875.00
     Dr David Hartley                                           386.0          $           965.00
     Dr Geoffrey P Cubbin                                       340.0          $           850.00
     Dr Gillian Rosemary Evans                                  200.0          $           500.00
     Dr Leslie James Russell                                    140.0          $           350.00
     Dr Peter Arthur Eckstein                                   280.0          $           700.00
     Dr Richard William Falla Le Page                         1,100.0          $         2,750.00

                                                              SHARES               PURCHASE PRICE
                                                             ---------            ---------------
     Dr Robert Alfred John Challiss                           2,200.0          $         5,500.00
     Emily Anne Jenny Bourne                                    335.0          $           837.50
     Gareth Richard Hayward                                     140.0          $           350.00
     Geoffrey Miller and Mrs Pauline Miller                   2,403.0          $         6,007.50
     Geoffrey Todd                                              200.0          $           500.00
     Ian Sloan Marshall Robertson, Esq                        1,372.0          $         3,430.00
     Instrumentarium Corporation                             80,000.0          $       200,000.00
     James Gerrard Potter                                     1,600.0          $         4,000.00
     James Remington Hobbs                                   14,383.0          $        35,957.50
     John Bai                                                   401.0          $         1,002.50
     Jonathan Bartlett                                          630.0          $         1,575.00
     Katie Louise Victoria Bourne                               940.0          $         2,350.00
     Kenneth Tait                                               150.0          $           375.00
     Leigh Carter                                               500.0          $         1,250.00
     Linda Germaine Mary Banner                                 900.0          $         2,250.00
     Majedie Portfolio Management Limited - A/c CLT           3,600.0          $         9,000.00
     Malcolm Hacking                                          1,000.0          $         2,500.00
     Maureen Chalker & T.M. Trustees Limited                  1,600.0          $         4,000.00
     Fortis Fund Services (Cayman) Ltd - Trustee            300,000.0          $       750,000.00
     Michael Bourne                                           1,116.0          $         2,790.00
     Miss Rona C Jarvis                                         478.0          $         1,195.00
     Mr D & Mrs E S M Bendall                                   740.0          $         1,850.00
     Mr David Gerald Garton                                     200.0          $           500.00
     Mr Neil Braithwaite                                        170.0          $           425.00
     Mr Roderick Connors & Mrs Maureen Connors                1,800.0          $         4,500.00
     Mr Stuart Buchan Douglas                                   400.0          $         1,000.00
     Mrs Eve Stephanie Merrilees Bendall                        624.0          $         1,560.00
     Mrs Florence Mildred Sladden                               240.0          $           600.00
     Mrs Katherine Mary Watts                                 4,000.0          $        10,000.00
     Mrs Patricia Anne Money-Coutts                             400.0          $         1,000.00
     Mrs V J Cannon                                           1,600.0          $         4,000.00
     N W Brown Nominees Limited A/C 000115                      240.0          $           600.00
     N W Brown Nominees Limited A/C 000148                      613.0          $         1,532.50
     N W Brown Nominees Limited A/C 000191                      600.0          $         1,500.00
     N W Brown Nominees Limited A/C 000207                      160.0          $           400.00
     N W Brown Nominees Limited A/C 001054                       18.0          $            45.00
     N W Brown Nominees Limited A/C 001315                      533.0          $         1,332.50
     N W Brown Nominees Limited A/C 001417                      280.0          $           700.00
     N W Brown Nominees Limited A/C 001455                      440.0          $         1,100.00
     N W Brown Nominees Limited A/C 001496                    3,333.0          $         8,332.50
     N W Brown Nominees Limited A/C 001586                      320.0          $           800.00
     N W Brown Nominees Limited A/C 001628                      546.0          $         1,365.00
     N W Brown Nominees Limited A/C 001634                      440.0          $         1,100.00
     N W Brown Nominees Limited A/C 001635                      440.0          $         1,100.00
     N W Brown Nominees Limited A/C 001638                    3,060.0          $         7,650.00
     N W Brown Nominees Limited A/C 001647                      632.0          $         1,580.00
     N W Brown Nominees Limited A/C 001667                    1,480.0          $         3,700.00
     N W Brown Nominees Limited A/C 001675                      280.0          $           700.00
     N W Brown Nominees Limited A/C 001681                      413.0          $         1,032.50
     N W Brown Nominees Limited A/C 001711                    1,133.0          $         2,832.50
     N W Brown Nominees Limited A/C 001847                      413.0          $         1,032.50

                                                              SHARES               PURCHASE PRICE
                                                             ---------            ---------------
     N W Brown Nominees Limited A/C 001975                    2,880.0          $         7,200.00
     N W Brown Nominees Limited A/C 002011                      106.0          $           265.00
     N W Brown Nominees Limited A/C 002024                      280.0          $           700.00
     N W Brown Nominees Limited A/C 002025                      280.0          $           700.00
     N W Brown Nominees Limited A/C 002027                       80.0          $           200.00
     N W Brown Nominees Limited A/C 002028                       80.0          $           200.00
     N W Brown Nominees Limited A/C 002073                      760.0          $         1,900.00
     N W Brown Nominees Limited A/C 002076                      365.0          $           912.50
     N W Brown Nominees Limited A/C 002084                      605.0          $         1,512.50
     N W Brown Nominees Limited A/C 002167                      900.0          $         2,250.00
     N W Brown Nominees Limited A/C 002311                      360.0          $           900.00
     N W Brown Nominees Limited A/C 002387                      400.0          $         1,000.00
     N W Brown Nominees Limited A/C 002405                      240.0          $           600.00
     N W Brown Nominees Limited A/C 002461                      320.0          $           800.00
     N W Brown Nominees Limited A/C 002486                      266.0          $           665.00
     N W Brown Nominees Limited A/C 002492                      266.0          $           665.00
     N W Brown Nominees Limited A/C 002604                      870.0          $         2,175.00
     N W Brown Nominees Limited A/C 002962                      200.0          $           500.00
     N W Brown Nominees Limited A/C 003066                      740.0          $         1,850.00
     N W Brown Nominees Limited A/C 003344                      800.0          $         2,000.00
     N W Brown Nominees Limited A/C 003435                      240.0          $           600.00
     N W Brown Nominees Limited A/C 003482                      200.0          $           500.00
     N W Brown Nominees Limited A/C 003592                      400.0          $         1,000.00
     N W Brown Nominees Limited A/C 004039                    1,244.0          $         3,110.00
     N W Brown Nominees Limited A/C 004575                      800.0          $         2,000.00
     N W Brown Nominees Limited A/C 100045                      311.0          $           777.50
     N W Brown Nominees Limited A/C 100082                      333.0          $           832.50
     N W Brown Nominees Limited A/C 100103                    3,730.0          $         9,325.00
     N W Brown Nominees Limited A/C 100165                      413.0          $         1,032.50
     N W Brown Nominees Limited A/C 100182                    1,600.0          $         4,000.00
     N W Brown Nominees Limited A/C 100193                      667.0          $         1,667.50
     Nigel Playford                                           1,066.0          $         2,665.00
     P N J May                                                  800.0          $         2,000.00
     Paul Lancelot Banner                                       900.0          $         2,250.00
     Quentin Puckridge                                          240.0          $           600.00
     Richard Bourne                                           2,611.0          $         6,527.50
     Richard Katz                                             5,522.0          $        13,805.00
     Robert William Raywood                                      80.0          $           200.00
     Rock (Nominees) Limited - A/C 0222557                    5,500.0          $        13,750.00
     Scientific Generics Ltd                                 22,094.0          $        55,235.00
     South Yorkshire Pension Authority                       48,249.0          $       120,622.50
     Stephen Oates                                              250.0          $           625.00
     Susan Tolliday                                             350.0          $           875.00
     T & C Nominees Limited                                  11,320.0          $        28,300.00
     Thomas Duncan Stewart Horsey                             1,200.0          $         3,000.00
     Thomas James Bourne                                        335.0          $           837.50
     William Oliver Lane Fox-Pitt                             2,500.0          $         6,250.00
     William Stoops                                           1,600.0          $         4,000.00
     N W Brown Nominees Limited A/C 100118                      560.0          $         1,400.00
     Mr and Mrs Robert Rawe                                     686.0          $         1,715.00
     N W Brown Nominees Limited A/C 002492                      392.0          $           980.00

                                                              SHARES               PURCHASE PRICE
                                                             ---------            ---------------
     David Muller                                            60,000.0          $       150,000.00
     T & C Nominees Limited                                   1,000.0          $         2,500.00
     Malcolm Hacking                                          2,500.0          $         6,250.00
     David Frederick Davies (decd)                              768.0          $         1,920.00
     Marjorie Davies                                          2,216.0          $         5,540.00
     Mr John Nugent                                           1,500.0          $         3,750.00
     Mrs Tracy Andrea Howell                                  4,400.0          $        11,000.00
     Robin James Upton, Esq                                     477.0          $         1,192.50
     N W Brown Nominees Limited A/C 001667                      632.0          $         1,580.00
     Mrs A M Gilbert                                            280.0          $           700.00
     Winton Capital Holdings Limited                        320,000.0          $       800,000.00
     Verus Investments Holdings Inc.                         65,250.0          $       163,125.00
     Shemin Scaranie                                          4,152.0          $        10,380.00
     Mrs T Norris                                             4,152.0          $        10,380.00
     Jack Manning                                             4,154.0          $        10,385.00
     Abacus (C.I) Ltd - R0789                                 2,304.0          $         5,760.00
     Abacus (C.I) Ltd - R1015                                 3,000.0          $         7,500.00
     Abacus (C.I) Ltd - R1016                                 3,000.0          $         7,500.00

         Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was, in the case of approximately 10 of the above persons, an accredited investor or, in the case of the remaining investors, not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


         2.) Between March 7, 2000 and July 27, 2000, Diomed sold $2,700,000 in principal amount of its 9% convertible subordinated notes due March 31, 2001 to 21 purchasers for an aggregate purchase price of $2,700,000 (such notes were convertible into shares of its common stock at a conversion price of $3.50 per share). The purchasers, the aggregate principal amounts of the notes they purchased and the respective purchase prices paid therefor were as follows:

                                                   PRINCIPAL AMOUNT
                                                       OF NOTES                 PURCHASE PRICE
                                                   ------------------          ------------------
             CMWL Trust                                   $500,000.00               $500,000.00
             Verus Investments Holdings, Inc.             $500,000.00               $500,000.00
             Rathbone Jersey Limited re PT643           $1,000,000.00             $1,000,000.00
             Michael May                                  $ 25,000.00               $ 25,000.00
             Jeffrey Evans                                $ 25,000.00               $ 25,000.00
             Nick Burge                                   $ 25,000.00               $ 25,000.00
             Hugh Moreshead                               $ 25,000.00               $ 25,000.00
             Charles Savill                               $100,000.00               $100,000.00
             Edward Baxter                                $ 25,000.00               $ 25,000.00
             Julian Rogers-Coltman                        $ 25,000.00               $ 25,000.00
             Nick Robinson                                $ 50,000.00               $ 50,000.00
             Rupert Scott                                 $ 25,000.00               $ 25,000.00

                                                   PRINCIPAL AMOUNT
                                                       OF NOTES                 PURCHASE PRICE
                                                   ------------------          ------------------
             Chris Ohlsen                                 $ 25,000.00               $ 25,000.00
             Richard Gray                                 $ 25,000.00               $ 25,000.00
             Ross Jones                                   $ 25,000.00               $ 25,000.00
             Mark & Amanda Sater                          $ 25,000.00               $ 25,000.00
             Robert N. Bee Delores M. Bee                 $ 25,000.00               $ 25,000.00
             Neil Durazzo                                 $100,000.00               $100,000.00
             Xavier De. La Rochefoncould                  $ 50,000.00               $ 50,000.00
             Ernest Goggio                                $ 75,000.00               $ 75,000.00
             John Langham                                 $ 25,000.00               $ 25,000.00
                                                 ---------------------   -----------------------
                                                        $2,700,000.00             $2,700,000.00


         Diomed issued and sold the notes in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation S thereunder. Each purchaser of the notes represented that such purchaser was not a U.S. person, and each agreed that the notes would not be resold without registration under the Securities Act or exemption therefrom. Each purchase also represented such purchaser's intention to acquire the notes for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the notes issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser of the notes was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


         3.) On August 31, 2000, Diomed sold 571,249 units, with each unit including one share of its common stock and a warrant to purchase two shares of its common stock at an exercise price of $3.50 per share, to five purchasers for an aggregate purchase price of $1,999,372. Diomed also granted to such purchasers an option to purchase on or before August 31, 2001 an additional 857,143 units, with each unit including one share of its common stock and a warrant to purchase one share of its common stock, for an aggregate purchase price of $3,000,000. The purchasers, the units they purchased and the respective purchase prices paid, were as follows:


                                       SHARES OF
                                     COMMON STOCK      WARRANTS       PURCHASE PRICE
                                     ---------------  -----------     --------------
    Verus Investments Holdings Inc.      220,567         441,134        $  771,984
    Gibralt Capital Corporation         285,714          571,428           999,999
    James Arkoosh                         5,000           10,000            17,500
    George M. Lieberman                   3,000            6,000            10,500
    Marousa L. Dumaresq                  57,148          114,296           200,017

                                    ----------------------------------------------------
                                        571,429        1,142,858        $1,999,372

         Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser represented that such purchaser was an accredited investor, and each agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates or other instruments issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         4.) In October 2000, Diomed sold 244,436 units, with each unit including one share of its common stock and a warrant to purchase one share of its common stock at an exercise price of $3.50 per share, to 20 purchasers for an aggregate purchase price of $855,526. Each of the purchasers was an existing stockholder of Diomed, and the offering was a rights offering. The purchasers, the units they purchased and the respective purchase prices paid were as follows:


                                                                UNITS         PURCHASE PRICE
                                                              ----------     -----------------
Brian Kingham                                                 7,100.0        $       24,850.00
David John Shaw                                               2,600.0        $        9,100.00
Eric Leyns, Esq                                                 916.0        $        3,206.00
Gareth Richard Hayward                                          960.0        $        3,360.00
D L G Rowlands                                                7,143.0        $       25,000.50
J Beatson-Hird                                                4,100.0        $       14,350.00
Jennifer Moody                                                  900.0        $        3,150.00
Malzam Investments                                            1,749.0        $        6,121.50
Fortis Fund Services (Cayman) Ltd - Trustee                 164,598.0        $      576,093.00
HSBC Financial Services (Cayman) Limited - Trustee           23,243.0        $       81,350.50
Mrs T Norris                                                  3,500.0        $       12,250.00
Mr Timothy Francis Fetherstonhaugh Nixon                      1,133.0        $        3,965.50
Mrs Lucy Elizabeth Muriel Nixon                               1,133.0        $        3,965.50
Emily Anne Jenny Bourne                                         495.0        $        1,732.50
Katie Louise Victoria Bourne                                  1,389.0        $        4,861.50
Michael Bourne                                                1,649.0        $        5,771.50
Thomas James Bourne                                             495.0        $        1,732.50
Richard Bourne                                                1,862.0        $        6,517.00
The Bank of New York Nominees Limited                        18,991.0        $       66,468.50
John Cyril Adams                                                480.0        $        1,680.00
                                                         ----------------    -------------------
                                                            244,436.0        $      855,526.00

         Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates or other documents issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         5.) On March 15, 2001, pursuant to a plan of reorganization, Diomed sold and issued, and agreed to sell and issue, securities as follows:

         (i) Diomed sold 2,000,000 shares of its Series A preferred stock to nine purchasers for an aggregate purchase price of $2,000,000 (each share of Series A preferred stock may be converted into two shares of its common stock, subject to adjustment as provided in its certificate of incorporation). The nine purchasers, the shares of Diomed Series A preferred stock that they purchased and the respective purchase prices paid were as follows:

                                                      SHARES                  PURCHASE PRICE
                                                  ----------------       ---------------------
               Verus International Group Limited       500,000                     $500,000.00
               Verus Investments Holdings Inc.         500,000                     $500,000.00
               Winton Capital Holdings Ltd.            500,000                     $500,000.00
               Green Cresent Corporation               318,500                     $318,500.00
               James Arkoosh                            41,500                     $ 41,500.00
               George M. Lieberman                       5,000                       $5,000.00
               Marousa L. Dumaresq                      35,000                     $ 35,000.00
               Content Groove Inc.                      50,000                     $ 50,000.00
               Jack L. Rivkin                           50,000                     $ 50,000.00
                                                  ----------------       -----------------------
                                                     2,000,000.0                  2,000,000.00

         (ii) Diomed committed to sell an additional 500,000 shares of its Series A preferred stock to Verus International, Group Limited by April 30, 2001, for an aggregate purchase price of $500,000;

         (iii) Diomed issued a put/call option under which Verus International Group Limited and Winton Capital Holdings Ltd. could elect to purchase, and Diomed could elect to require such purchasers to purchase, up to an additional 1,000,000 shares of its Series A preferred stock at the same purchase price of $1.00 per share. The put option expired on May 31, 2001 and the call option expired on October 31, 2001;

         (iv) Diomed issued 2,475,000 shares of its common stock in connection with the conversion by 19 noteholders of $2,475,000 in principal amount of its 9% Convertible Subordinated Notes due March 31, 2001 (which notes were amended as of March 15, 2001 to reduce the conversion price of such notes to $1.00 per share). The 19 purchasers, the principal amounts of the notes they tendered to Diomed and the number of shares of Diomed common stock issued upon conversions of such notes were as follows:

                                                                    PRINCIPAL
                                                                      AMOUNT
                                                                     OF NOTES             SHARES ISSUED
                                                               -----------------          -------------
             Charles Savill                                     $     25,000.00               25,000.0
             Chris Ohlsen                                       $     25,000.00               25,000.0
             CMWL Trust                                         $    500,000.00              500,000.0
             Edward Baxter                                      $     25,000.00               25,000.0
             Hugh Moreshead                                     $     25,000.00               25,000.0
             Jeffrey Evans                                      $     25,000.00               25,000.0
             Julian Rogers-Coltman                              $     25,000.00               25,000.0
             Mark & Amanda Sater                                $     25,000.00               25,000.0
             Michael May                                        $     25,000.00               25,000.0
             Mr Robert N. Bee and/or Mrs Delores M. Bee         $     25,000.00               25,000.0
             Neil Durazzo                                       $    100,000.00              100,000.0
             Nick Burge                                         $     25,000.00               25,000.0
             Nick Robinson                                      $     25,000.00               25,000.0
             Rathbone Jersey Limited re PT635                   $  1,000,000.00            1,000,000.0
             Richard Gray                                       $     25,000.00               25,000.0
             Ross Jones                                         $     25,000.00               25,000.0
             Rupert Scott                                       $     25,000.00               25,000.0
             Verus Investments Holdings Inc.                    $    500,000.00              500,000.0
             Xavier De. La Rochefoncould                        $     25,000.00               25,000.0
                                                                  ---------------        ----------------
                                                                $  2,475,000.0             2,475,000.00

       (v) Diomed issued 2,000,001 shares of its common stock to the five purchasers who purchased units on August 31, 2000 (see item 4.) above) in consideration of the tender to it for cancellation of all securities purchased by such purchasers from us in August 2000 (namely, 571,429 shares of its common stock and warrants to purchase 1,142,858 shares of its common stock at an exercise price of $3.50 per share) and the termination of all rights granted by it to such purchasers in connection with the August 2000 transaction; and

       (vi) Diomed issued 708,792 shares of its common stock to five purchasers who purchased units in October 2000 in consideration of the tender to it for cancellation of all securities purchased by such purchasers from us in October 2000 (namely, 202,152 shares of its common stock and warrants to purchase 202,152 shares of its common stock at an exercise price of $3.50 per share) and the termination of all rights granted by it to such purchasers in connection with the October 2000 transaction. The purchasers, the numbers of shares of common stock that were reissued to them and, the numbers of shares of common stock and warrants previously issued that were respectively cancelled were as follows:


                                                              SHARES OF               SHARES OF
                                                                 COMMON                  COMMON          WARRANTS
                                                            STOCK TO BE             STOCK TO BE             TO BE
                                                               REISSUED               CANCELLED         CANCELLED
       DLG Rowlands                                           25,000.50                   7,143             7,143
       Mrs. T. Norris                                            12,250                   3,500             3,500
       HSBC Financial Services (Cayman) Limited -             81,350.50                  23,243            23,243
       Trustee The Abe-Sci Venture Fund
       Fortis Fund Services (Cayman) Ltd. - Trustee of          576,093                 164,598           164,598
       Sofaer Funds/SCI Global Hedge Fund
       Michael Bourne                                             14098                    4028              4028
                                                        ----------------     -------------------   ---------------
                                                             708,792.00                 202,512           202,512



         Diomed issued and sold the securities in the six above-referenced transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         6.) On April 30, 2001, Diomed sold 500,000 shares of its Series A preferred stock to Verus International Group Limited pursuant to the commitment entered into on March 15, 2001, for a purchase price of $500,000. Diomed issued and sold its shares to Verus International Group Limited in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. The purchaser represented that it was an accredited investor, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. The purchaser also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificate issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that the purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         7.) On May 31, 2001, Diomed exercised its put rights under the put/call option issued on March 15, 2001 and sold 225,000 shares of its Series A preferred stock to four purchasers, three of which were assignees of Verus International Group Limited, for an aggregate purchase price of $225,000 in connection with the exercise of its rights. The purchasers, the numbers of shares of common stock purchased and the amounts paid were respectively as follows:




                                       SHARES
                                      PURCHASED        PURCHASE PRICE
                                    ------------     -------------------
         Winton Capital Holdings Ltd     112,500            $112,500.00
         Virtual Winds Capital            80,500             $82,500.00
         Philip Winder                    25,000             $25,000.00
         Caryn Baily                       5,000              $5,000.00
                                     ------------     ------------------
                                         225,000            $225,000.00

         Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


         8.) On September 24, 2001, Diomed issued a Promissory Note due
January 1, 2004 in the principal amount of $936,000 to Axcan Pharma, Inc., a customer, in consideration of a prior advance of funds by such customer of $936,000. Diomed issued its note to Axcan in the above transaction in reliance upon exemptions from registration under the Securities Act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Axcan represented that it was an accredited investor, and agreed that the note would not be resold without registration under the Securities Act or exemption therefrom. Axcan also represented its intention to acquire the note for investment only, and not with a view to the distribution thereof.


         9.) On October 5, 2001, Diomed issued secured promissory notes due January 1, 2003 (subject to prior maturity in certain circumstances specified in such note) in the aggregate principal amount of $500,000 to Verus International Group Limited and Winton Capital Holdings Ltd. for an aggregate purchase price of $500,000 (which notes are convertible into shares of its common stock at a conversion price, referred to as the "note conversion price," equal to the lower of $2.25 per share or the price per share (on a common stock-equivalent basis) paid by other persons who purchase shares of its capital stock in the transaction in connection with which such conversion occurs) and warrants to purchase an aggregate of 50,000 shares of its common stock (subject to increase in certain circumstances specified in such warrant) at an exercise price equal to the note conversion price. Each purchaser purchased equal amounts of the notes and warrants. On December 21, 2001, Diomed and the noteholders agreed to reduce the note conversion price and the warrant exercise price to the lower of $2.00 per share or the price per share paid by other persons who purchase shares of its capital stock in the transaction in connection with which such conversion occurs. Diomed issued and sold its securities to Verus International Group Limited and Winton Capital Holdings Ltd. in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser represented that it was an accredited investor, and each agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the securities issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         10.) On December 21, 2001, Diomed issued secured promissory notes due January 1, 2003 (subject to prior maturity in certain circumstances specified in such notes) in the aggregate principal amount of $200,000 to Verus International Group Ltd. and Winton Capital Holdings, Ltd. for an aggregate purchase price of $200,000 (which notes are convertible into shares of its common stock at a conversion price, referred to as the "note conversion price," equal to the lower of $2.00 per share or the price per share (on a common stock-equivalent basis) paid by other persons who purchase shares of its capital stock in the transaction in connection with which such conversion occurs) and warrants to purchase an aggregate of 20,000 shares of common stock (subject to increase in certain circumstances specified in such warrants) at an exercise price equal to the note conversion price. Each purchaser purchased equal amounts of the notes and warrants. Diomed issued and sold its securities to Verus International Group Limited and Winton Capital Holdings Ltd. in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser represented that it was an accredited investor, and each agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the securities issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

         11.) Pursuant to the agreements under which Diomed issued warrants to Verus International Group Limited and Winton Capital Holdings Ltd. On October 5, 2001 and December 21, 2001, on January 2002 Diomed issued 5,000 additional warrants to each of Verus International Group Limited and Winton Capital Holdings Ltd. The terms and conditions of the warrants issued in January were substantially the same as the warrants issued to Verus International Group Limited and Winton Capital Holdings Ltd. in December 2001. Diomed issued and sold its warrants to Verus International Group Limited and Winton Capital Holdings Ltd. in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser also represented its intention to acquire the warrants for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the warrants issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each of Verus International Group Limited and Winton Capital Holdings Ltd. was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Diomed affixed appropriate legends to the warrants issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd.

         All of the above transactions were made directly without use of an underwriter. In each case the aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to its working capital and other general corporate purposes.

RULE 14F-1 INFORMATION

         On February 25, 2002, we anticipate that James Arkoosh, Sam Belzberg, Geoffrey Jenkins and Peter Klein will become directors of Diomed Holdings, Inc. Biographic, beneficial ownership and other required information is set forth in "Executive Officers and Directors," "Security Ownership of Certain Beneficial Owners and Management," "Summary Compensation Table," "Certain Relationships and Related Transactions," "Employment Agreements," "Directors' Compensation," "Option Grants in Last Fiscal Year," "Merger Involving Diomed and the Company" and "Description of Securities."

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page
Report of Independent Public Accountants                               81

Consolidated Balance Sheets as of December 31, 1999 and 2000           82
and September 30, 2001 (unaudited)

Consolidated Statements of Operations for the Years Ended              83
December 31, 1998, 1999, and 2000 and the Nine Months Ended
September 30, 2000 and 2001 (unaudited)

Consolidated Statements of Stockholders' Equity (Deficit)              84
for the Years Ended December 31, 1998, 1999, and 2000 and the Nine Months Ended September 30, 2001 (unaudited)

Consolidated Statements of Cash Flows for the Years Ended              85
December 31, 1998, 1999, and 2000 and the Nine Months Ended
September 30, 2000 and 2001 (unaudited)

Notes to Consolidated Financial Statements                             86

DIOMED, INC.

Consolidated Financial Statements
as of December 31, 2000 and 1999
Together with Auditors' Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Diomed, Inc.:

We have audited the accompanying consolidated balance sheets of Diomed, Inc. (a Delaware corporation) and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Its responsibility is to express an opinion on these financial statements based on its audits.

We conducted its audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that its audits provide a reasonable basis for its opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diomed, Inc. and subsidiary as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP




Boston, Massachusetts
September 26, 2001
   (except with respect to the
   matter discussed in Note 16,
   as to which the date is
   February 14, 2002)

                                  DIOMED, INC.

Consolidated Balance Sheets

                                                                              DECEMBER 31,              SEPTEMBER 30,
ASSETS                                                                    1999             2000              2001
                                                                                                         (UNAUDITED)
Current Assets:
   Cash and cash equivalents                                        $        63,042   $       118,872  $       293,100
   Accounts receivable, net of allowance for doubtful accounts of
     $7,000, $300,000 and $238,000 in 1999, 2000 and 2001,
     respectively                                                         1,737,199         3,574,510        1,352,200
   Inventories                                                            1,759,480         2,348,594        2,504,035
   Prepaid expenses and other current assets                                513,445           219,808          301,704
                                                                    ---------------   ---------------  ---------------
         Total current assets                                             4,073,166         6,261,784        4,451,039
                                                                    ---------------   ---------------  ---------------
Property and Equipment:
   Office equipment and furniture and fixtures                              843,681         1,024,529        1,193,665
   Manufacturing equipment                                                  620,081           746,060          736,000
   Leasehold improvements                                                   635,404           605,790          634,000
                                                                    ---------------   ---------------  ---------------
                                                                          2,099,166         2,376,379        2,563,665
   Less--Accumulated depreciation and amortization                          624,960         1,077,933        1,383,500
                                                                     ---------------   ---------------  ---------------
                                                                          1,474,206         1,298,446        1,180,165
                                                                    ---------------   ---------------  ---------------
Intangible Assets, net of accumulated amortization of $0, $41,000
and $139,000 in 1999, 2000 and 2001, respectively                                 -           940,487          801,400
                                                                    ---------------   ---------------  ---------------
Other Assets                                                                489,092           451,597          669,396
                                                                    ---------------   ---------------  ---------------
                                                                    $     6,036,464   $     8,952,314  $     7,102,000
                                                                    ===============   ===============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
   Bank loan                                                        $     1,985,550   $     1,722,674  $       529,900
   Convertible loan notes                                                         -         2,700,000                -
   Current maturities of convertible debt                                         -           339,336          339,336
   Current maturities of capital lease obligations                           52,656            52,528           48,657
   Accounts payable                                                       1,896,117         1,983,206        2,308,821
   Accrued expenses                                                       2,626,073         1,584,962          832,500
   Customer advance                                                               -                 -          488,500
                                                                    ---------------   ---------------  ---------------
         Total current liabilities                                        6,560,396         8,382,706        4,547,714
                                                                    ---------------   ---------------  ---------------
Promissory Note Payable                                                           -           936,000          936,000
                                                                    ---------------   ---------------  ---------------
Convertible Notes Payable to Stockholders                                         -                 -          457,000
                                                                    ---------------   ---------------  ---------------
Convertible Debt, less current maturities                                         -           826,339          826,339
                                                                    ---------------   ---------------  ---------------
Capital Lease Obligations, less current maturities                          119,270            88,303           51,243
                                                                    ---------------   ---------------  ---------------
Commitments (Note 14)

Stockholders' Equity (Deficit):
   Series A convertible preferred stock, $0.01 par value-
     Authorized--3,500,000 shares
     Issued and outstanding--2,725,000 in 2001                                     -                 -          27,250
   Common stock, $0.001 par value-
     Authorized--40,000,000 shares
     Issued and outstanding--3,954,238 in 1999, 4,770,103 shares
       in 2000 and 9,179,955 shares in 2001                                   3,954             4,770            9,180
   Additional paid-in capital                                            19,289,991        22,073,666       30,270,656
   Cumulative translation adjustment                                        (38,341)           15,332           (4,200)
   Accumulated deficit                                                  (19,898,806)      (23,374,802)     (30,019,182)
                                                                    ---------------   ---------------  ---------------
         Total stockholders' equity (deficit)                              (643,202)       (1,281,034)         283,704
                                                                    ---------------   ---------------  ---------------
                                                                    $     6,036,464   $     8,952,314  $     7,102,000
                                                                    ===============   ===============  ===============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                               DIOMED, INC.

Consolidated Statements of Operations

                                                                                                NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                           ----------                        -----------
                                                1998           1999            2000            2000            2001
                                                                                                   (UNAUDITED)
Revenues                                   $   9,312,347   $   6,751,302  $   9,424,514   $   5,461,800   $   6,427,800
Cost of Revenues                               5,179,234       6,706,013      7,414,564       4,766,700       4,952,000
                                           -------------   -------------  -------------   -------------   -------------
         Gross profit                          4,133,113          45,289      2,009,950         695,100       1,475,800
                                           -------------   -------------  -------------   -------------   -------------
Operating Expenses:
   Research and development                    1,374,179       1,572,825      1,270,816         846,400       1,009,000
   Selling and marketing                       1,929,350       2,136,498      1,647,510       1,136,400       1,873,000
   General and administrative                  2,577,860       2,115,787      2,228,777       1,395,000       1,936,000
   Impairment of goodwill (Note 5)                     -       1,586,370              -               -               -
                                           -------------   -------------  -------------   -------------   -------------
         Total operating expenses              5,881,389       7,411,480      5,147,103       3,377,800       4,818,000
                                           -------------   -------------  -------------   -------------   -------------
         Loss from operations                 (1,748,276)     (7,366,191)    (3,137,153)     (2,682,700)     (3,342,200)
Interest Expense, net                            (60,984)       (124,535)      (338,843)       (231,600)     (2,879,000)
                                           -------------   -------------  -------------   -------------   -------------
         Net loss                             (1,809,260)     (7,490,726)    (3,475,996)     (2,914,300)     (6,221,200)
Value Ascribed to Call Option and
Beneficial Conversion Feature Related to
Preferred Stock                                        -               -              -               -        (423,180)
                                           -------------   -------------  -------------   -------------   -------------
         Net loss applicable to common
         stockholders                      $  (1,809,260)  $  (7,490,726) $  (3,475,996)  $  (2,914,300)  $  (6,644,380)
                                           =============   =============  =============   =============   =============
Net loss per share (Note 3):
   Basic and diluted net loss per share
   applicable to common stockholders       $      (0.70)   $      (2.34)  $      (0.82)   $      (0.71)   $      (0.83)
                                           ============    ============   ============    ============    ============
   Basic and diluted weighted average
     common shares outstanding                 2,596,574       3,196,558      4,246,004       4,081,222       8,003,994
                                           =============   =============  =============   =============   =============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                  DIOMED, INC.

Consolidated Statements of Stockholders' Equity (Deficit)


                                                          SERIES A CONVERTIBLE
                                                            PREFERRED STOCK               COMMON STOCK          ADDITIONAL
                                                        NUMBER OF     $0.01 PAR     NUMBER OF     $0.001 PAR     PAID-IN
                                                          SHARES        AMOUNT        SHARES        AMOUNT       CAPITAL
Balance, December 31, 1997                                        -  $          -     2,346,811  $      2,347  $ 13,602,136
   Issuance of stock for services rendered                        -             -         3,354             3        21,997
   Issuance of stock in connection with acquisition               -             -       414,143           414     2,716,364
   Exercise of options to purchase common stock                   -             -        25,350            25       126,102
   Change in cumulative translation adjustment                    -             -             -             -             -
   Net loss                                                       -             -             -             -             -
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss

Balance, December 31, 1998                                        -             -     2,789,658         2,789    16,466,599
   Issuance of stock, net of issuance costs of
     $148,448                                                     -             -     1,139,580         1,140     2,700,207
   Change in cumulative translation adjustment                    -             -             -             -             -
   Exercise of options to purchase common stock                                 -        25,000            25       123,185
   Net loss                                                       -             -             -             -             -
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss

Balance, December 31, 1999                                        -             -     3,954,238         3,954    19,289,991
   Issuance of stock and warrants, net of offering
     costs of $71,036                                             -             -       815,865           816     2,783,675
   Change in cumulative translation adjustment                    -             -             -             -             -
   Net loss                                                       -             -             -             -             -
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss

Balance, December 31, 2000                                        -             -     4,770,103         4,770    22,073,666
   Issuance of Series A convertible preferred stock,
     net of issuance costs of $192,530 (unaudited)        2,725,000        27,250             -             -     2,505,220
   Value ascribed to call option and beneficial
     conversion feature related to preferred stock
     (unaudited)                                                  -             -             -             -       423,180
   Conversion of debt into common stock, including
     $2,700,000 related to beneficial conversion
     feature (unaudited)                                          -             -     2,475,000         2,475     5,172,525
   Value ascribed to warrants issued in connection
     with issuance of debt to stockholders
     (unaudited)                                                  -             -             -             -        43,000
   Compensation expense related to issuance of stock
     options to consultants for services (unaudited)              -             -             -             -        55,000
   Recapitalization of common stock held by certain
     investors (unaudited)                                        -             -     1,934,852         1,935        (1,935)
   Change in cumulative translation adjustment
     (unaudited)                                                  -             -             -             -             -
   Net loss (unaudited)                                           -             -             -             -             -
                                                       ------------  ------------  ------------  ------------  ------------
         Comprehensive loss (unaudited)

Balance, September 30, 2001 (unaudited)                   2,725,000  $     27,250     9,179,955  $      9,180  $ 30,270,656
                                                       ============  ============  ============  ============  ============


                                  TOTAL
  CUMULATIVE                  STOCKHOLDERS'
 TRANSLATION     ACCUMULATED      EQUITY     COMPREHENSIVE
 ADJUSTMENT        DEFICIT      (DEFICIT)        LOSS
$           -  $(10,598,820)  $  3,005,663
            -             -         22,000
            -             -      2,716,778
            -             -        126,127
       27,014             -         27,014  $      27,014
            -    (1,809,260)    (1,809,260)    (1,809,260)
 ------------  ------------   ------------  -------------

                                            $  (1,782,246)
                                            =============


       27,014   (12,408,080)     4,088,322

            -             -      2,701,347
      (65,355)            -        (65,355) $     (65,355)
            -             -        123,210
            -    (7,490,726)    (7,490,726)    (7,490,726)
 ------------  ------------   ------------  -------------

                                            $  (7,556,081)
                                            =============

      (38,341)  (19,898,806)      (643,202)

            -             -      2,784,491
       53,673             -         53,673  $      53,673
            -    (3,475,996)    (3,475,996)    (3,475,996)
 ------------  ------------   ------------  -------------

                                            $  (3,422,323)
                                            =============

       15,332   (23,374,802)    (1,281,034)

            -             -      2,532,470

            -      (423,180)             -


            -             -      5,175,000


            -             -         43,000

            -             -         55,000

            -             -              -

      (19,532)            -        (19,532) $     (19,532)
            -    (6,221,200)    (6,221,200)    (6,221,200)
 ------------  ------------   ------------  -------------

                                            $  (6,240,732)
                                            =============

 $     (4,200) $(30,019,182)  $    283,704
 ============  ============   ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

                                  DIOMED, INC.

Consolidated Statements of Cash Flows




                                                                                                  NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                                                    ---------                        -------
                                                        1998          1999          2000          2000          2001
                                                                                                     (UNAUDITED)
Cash Flows from Operating Activities:
   Net loss                                         $ (1,809,260) $ (7,490,726) $ (3,475,996) $ (2,914,300) $ (6,221,200)
   Adjustments to reconcile net loss to net cash
   used in operating activities-
     Depreciation and amortization                       431,817       688,708       467,566       304,086       524,049
     Noncash interest expense on convertible loan
       notes                                                   -             -             -             -     2,700,000
     Issuance of stock options to consultants                  -             -             -             -        55,000
     Impairment of goodwill                                    -     1,586,370             -             -             -
     Changes in operating assets and liabilities,
     net of acquisition-
       Accounts receivable                               (19,771)      545,556    (1,965,681)       41,625     2,461,837
       Inventories                                      (254,245)      (30,084)     (421,071)     (458,651)     (155,339)
       Prepaid expenses and other current assets        (155,648)     (269,088)      256,583        58,437       (88,997)
       Accounts payable                                  607,244        82,218       226,307       137,012       353,166
       Accrued expenses                                  209,478     2,055,614      (852,658)     (915,222)     (727,604)
       Customer advance                                        -             -             -             -       488,500
                                                    ------------  ------------  ------------  ------------  ------------
         Net cash used in operating activities          (990,385)   (2,831,432)   (5,764,950)   (3,747,013)     (610,588)
                                                    ------------  ------------  ------------  ------------  ------------
Cash Flows from Investing Activities:
   Purchases of property and equipment                   (36,151)     (970,323)     (272,414)     (322,877)     (374,398)
   Increase in other assets                                    -      (489,092)            -             -      (225,196)
                                                    ------------  ------------  ------------  ------------  ------------
         Net cash used in investing activities           (36,151)   (1,459,415)     (272,414)     (322,877)     (599,594)
                                                    ------------  ------------  ------------  ------------  ------------
Cash Flows from Financing Activities:
   Net proceeds (payments) from bank borrowings          308,395     1,500,073      (115,389)     (350,277)   (1,162,364)
   Proceeds from convertible loan notes                        -             -     2,700,000     2,700,000             -
   Proceeds from convertible debt                              -             -             -             -       500,000
   Promissory note payable                                     -             -       936,000             -             -
   Payments on convertible debt                                -             -       (34,325)            -      (225,000)
   Payments on capital lease obligations                 (17,419)      (40,859)      (50,388)      (48,180)      (38,445)
   Proceeds from issue of stock                          126,127     2,701,347     2,784,491     1,950,248             -
   Proceeds from issue of preferred stock                      -             -             -             -     2,532,470
   Proceeds from exercise of stock options                     -       123,210             -             -             -
                                                    ------------  ------------  ------------  ------------  ------------
         Net cash provided by financing activities       417,103     4,283,771     6,220,389     4,251,791     1,606,661
                                                    ------------  ------------  ------------  ------------  ------------
Effect of Exchange Rate Changes                             (145)      (37,143)     (127,195)     (174,443)     (222,251)
                                                    ------------  ------------  ------------  ------------  ------------
Net Increase (Decrease) in Cash and Cash
Equivalents                                             (609,578)      (44,219)       55,830         7,458       174,228
Cash and Cash Equivalents, beginning of period           716,839       107,261        63,042        63,042       118,872
                                                    ------------  ------------  ------------  ------------  ------------
Cash and Cash Equivalents, end of period             $   107,261   $    63,042   $   118,872   $    70,500   $   293,100
                                                     ===========   ===========   ===========   ===========   ===========
Supplemental Disclosure of Cash Flow Information:
   Cash paid for interest                            $    61,518   $   124,535   $   332,285   $   205,248   $   186,432
                                                     ===========   ===========   ===========   ===========   ===========
Supplemental Disclosure of Noncash Investing and
Financing Activities:
   Acquisition of property and equipment under
     capital lease obligations                       $         -   $   172,159   $    32,065   $    32,065   $         -
                                                     ===========   ===========   ===========   ===========   ===========
   Issuance of stock in connection with
     acquisition of LaserLite LLC                    $ 2,738,778   $         -   $         -   $         -   $         -
                                                     ===========   ===========   ===========   ===========   ===========
   Exchange of convertible debt for QLT
     intangible assets and inventory                 $         -   $         -   $ 1,200,000   $         -   $         -
                                                     ===========   ===========   ===========   ===========   ===========
   Conversion of convertible loan notes into
     common stock                                    $         -   $         -   $         -   $         -   $ 2,475,000
                                                     ===========   ===========   ===========   ===========   ===========
   Value ascribed to warrants issued in
     connection with issuance of debt to
     stockholders                                    $         -   $         -   $         -   $         -   $    43,000
                                                     ===========   ===========   ===========   ===========   ===========
   Value ascribed to call option and beneficial
     conversion feature related to preferred stock   $         -   $         -   $         -   $         -   $   423,180
                                                     ===========   ===========   ===========   ===========   ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(1)    OPERATIONS

       Diomed, Inc. (the Company) provides innovative clinical modalities and specializes in developing and distributing equipment and disposables used in minimal and micro-invasive medical procedures.

       Some of the Company's medical laser products are in various stages of development, and as such, the success of future operations is subject to a number of risks similar to those of other companies in similar stages of development. Principal among these risks are the continued successful development and marketing of the Company's products, proper regulatory approval, the need to achieve profitable operations, competition from substitute products and larger companies, the need to obtain adequate financing to fund future operations and dependence on key individuals. The Company has incurred significant losses since inception and is devoting substantially all its efforts towards research and development, regulatory approvals, manufacturing and marketing its products.

       As discussed in Notes 8, 11(B), and 15, subsequent to year-end, certain debt outstanding at December 31, 2000 has converted to equity and the Company has raised additional funding through separate issuances of equity and debt instruments. Management believes that this additional capital, along with its cash flows from operations, will be sufficient to fund its operations into 2002. As disucssed in Note 16, the Company merged with another company subsequent to year-end.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(A)    PRINCIPLES OF CONSOLIDATION

       These financial statements include the amounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

(B)    UNAUDITED INTERIM FINANCIAL STATEMENTS

       In the opinion of the Company's management, the September 30, 2000 and 2001 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the respective interim period. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year or for any future period.

(C)    USE OF ESTIMATES

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(D)    CASH AND CASH EQUIVALENTS

       Cash and cash equivalents consists of short-term, highly liquid investments with original maturity dates of 90 days or less. Cash equivalents are carried at cost, which approximates fair value.

(E)    FOREIGN CURRENCY TRANSLATION

       Assets, excluding property and equipment and liabilities of the foreign subsidiaries are translated at the rate of exchange in effect at year-end, while stockholders' equity, excluding the current year's loss, is translated at historical rates. Results of operations are translated using the weighted average exchange rate in effect during the year. Resulting translation adjustments are recorded as a separate component of stockholders' equity in the accompanying consolidated balance sheets. Transaction gains and losses are included in operating expenses for all periods presented.

(F)    REVENUE RECOGNITION

       Revenue from product sales is recognized at the time of shipment to the customer as long as there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection of the related receivable is probable. The Company provides for estimated product returns and warranty costs at the time of product shipment. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements and is effective beginning with the Company's fourth quarter of the year ended December 31, 2000. The

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)





       Company has determined that its existing revenue recognition practices comply with the requirements of SAB No. 101 for all periods presented.

(G)    INVENTORIES

       Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:

                                     DECEMBER 31,               SEPTEMBER 30,
                                 1999             2000              2001

         Raw materials     $     1,316,720   $     2,022,590  $     2,111,486
         Work-in-progress                -           243,612          270,467
         Finished goods            442,760            82,392          122,082
                           ---------------   ---------------  ---------------

                           $     1,759,480   $     2,348,594  $     2,504,035
                           ===============   ===============  ===============

(H)    DEPRECIATION AND AMORTIZATION


       The Company provides for depreciation and amortization using both straight-line and accelerated methods by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:


                                                              ESTIMATED
                         DESCRIPTION                         USEFUL LIFE

         Office equipment and furniture and fixtures          2-5 years
         Manufacturing equipment                              2-5 years
         Leasehold improvements                          Lesser of estimated
                                                        useful life or life of
                                                                lease

(I)    LONG-LIVED ASSETS


       The Company assesses the realizability of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Under SFAS No. 121, if qualitative factors suggest that an impairment may have occurred, the Company is required to assess the valuation of its long-lived assets. Based on the Company's development of a next-generation laser and its decision to discontinue the sale of the LaserLite LLC product line, the Company recorded an asset impairment charge of approximately $1.6 million against the remaining carrying value of goodwill related to the acquisition of LaserLite LLC during the year ended December 31, 1999. As of December 31, 2000 and September 30, 2001, the Company has determined that no material adjustment to the carrying value of its long-lived assets was required.


(J)    FAIR VALUE OF FINANCIAL INSTRUMENTS


       The carrying amounts of the Company's cash, cash equivalents, accounts receivable, accounts payable and various debt instruments approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)




       agreements with banks approximate fair value as the interest rates on these instruments fluctuate with market interest rates.

(K)    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

       Financial instruments that subject the Company to credit risk consist primarily of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents in established financial institutions. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is not concentrated within any one geographic area. The Company has not experienced any losses related to receivables from any individual customers or groups of customers in any specific industry or by geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in the Company's accounts receivable.

       The following table summarizes the number of customers that individually comprise greater than 10% of total revenues and total gross accounts receivable for the periods presented:

       REVENUES

                                                     NINE MONTHS ENDED
                         YEARS ENDED DECEMBER 31,      SEPTEMBER 30,
                          1998    1999     2000      2000       2001

         Customer A        *        *       20%        *         28%
         Customer B       27%      23%      18%       40%        15%
         Customer C        *       12%       *         *          *
         Customer D        *       11%       *         *          *
         Customer E        *        *        *         *          *
         *Less than 10%



       GROSS ACCOUNTS RECEIVABLE

                                   DECEMBER 31,               SEPTEMBER 30,
                              1999              2000             2001

         Customer A             *               29%               18%
         Customer B             *                *                 *
         Customer C            24%              18%               16%
         Customer D            17%               *                 *
         Customer E            29%               *                 *
         *Less than 10%

(L)    ACCOUNTING FOR STOCK-BASED COMPENSATION

       The Company accounts for employee stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and has included the pro forma disclosures required by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, for all periods presented in the notes to the consolidated financial statements.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)






(M)    RESEARCH AND DEVELOPMENT EXPENSES


       The Company charges research and development expenses to operations as incurred.


(N)    COMPREHENSIVE INCOME

       SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires disclosure of all components of comprehensive income. Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For all periods presented, comprehensive income consists of only the Company's net loss and changes in cumulative translation adjustment account (see Note 2(E)). The Company has disclosed comprehensive income
       (loss) for all periods presented in the accompanying consolidated statements of stockholders' equity (deficit).

(O)    INCOME TAXES

       The Company follows the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if it is management's judgment that part of the deferred tax asset will not be realized. Tax credits are accounted for as reductions of the current provision for income taxes in the year in which the related expenditures are incurred.

(P)    RECENT ACCOUNTING PRONOUNCEMENTS

       In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION NO. 25. This interpretation clarifies the application of APB Opinion No. 25 in certain situations, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998 but before the effective date. The adoption of this new accounting interpretation did not have a material impact on the Company's financial statements.

       In July 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. This statement is effective for all business combinations initiated after June 30, 2001.

       In July 2001, the FASB issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. This statement applies to goodwill and intangible assets acquired after June 30, 2001, as well as goodwill and intangible assets previously acquired. Under this statement, goodwill as well as certain other intangible assets determined to have an infinite life will no longer be amortized; instead, these assets will be reviewed for impairment on a periodic basis. This statement is effective for the Company for the first quarter in the fiscal year ended December 2002. The Company has not yet completed its assessment

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


       of whether the adoption of this new accounting standard will have a material impact on the Company's financial statements.

       In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which supercedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (ii) measure an impairment loss as the difference between the carrying amount and the fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. The Company does not expect adoption of this statement to have a material impact on its financial position or results of operations.

(3)    NET LOSS PER SHARE

       Net loss per share is computed based on the guidance of SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. As a result of the losses incurred by the Company for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations.

       The following table summarizes securities outstanding as of each period-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.


                                    DECEMBER 31,                   SEPTEMBER 30,
                         -----------            -------------
                            1998         1999        2000        2000         2001
Common stock options
   and warrants             565,979     714,995    2,248,944     841,850   1,921,305
                         ==========  ==========   ==========  ==========  ==========
Convertible preferred
   stock                          -           -            -           -   5,450,000
                         ==========  ==========   ==========  ==========  ==========
Convertible debt                  -           -    1,104,479     771,429     832,838
                         ==========  ==========   ==========  ==========  ==========

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



(4)    ACCRUED EXPENSES


       Accrued liabilities consist of the following:



                                         DECEMBER 31,               SEPTEMBER 30,
                                    1999              2000             2001
Payroll and related costs     $       286,452   $       499,254   $       221,393
Warranty                            1,268,413           830,419           156,228
Deferred rent                         276,724           151,184           172,131
Others                                794,484           104,105           282,748
                              ---------------   ---------------   ---------------
                              $     2,626,073   $     1,584,962   $       832,500
                              ===============   ===============   ===============


(5)    ACQUISITON OF LASERLITE LLC

       On May 31, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of LaserLite LLC (LaserLite), the distributor of Diomed, Ltd.'s cosmetic laser systems, with certain patents and other intangible assets. As consideration, the Company issued 414,143 shares of common stock to LaserLite and options to purchase 86,412 shares of common stock.

       The Company allocated approximately $2.6 million of the purchase price to goodwill and was amortizing such goodwill on the straight-line basis over a four-year period. Included in general and administrative expenses are $656,429 of amortization expense for the year ended December 31, 1999.

       In December 1999, the Company recorded a noncash accounting charge of $1,586,370 related to the impairment of the value of the goodwill that had arisen from this acquisition. An impairment was recognized when the Company's development of a next-generation laser led to a decision to discontinue the sale of the LaserLite LLC product line.

(6)    ACQUISITION OF MANUFACTURING RIGHTS

       Effective October 16, 2000, the Company acquired certain manufacturing rights and inventory of QLT, Inc. (QLT) necessary or useful to commercialize certain series of its OPTIGUIDE(R) fibers for $1.2 million in the form of two promissory notes, payable within two years. The first promissory note is payable in cash or in shares of common stock. The second promissory is payable, at the election of the Company, in cash or in shares of common stock (see Note 9). In the event that the Company closes an initial public offering (IPO) of its securities within two years of the closing date, the due date of the balance payment would be accelerated to the time of completion of the IPO and QLT would receive payment in full in the form of common stock, at a 40% discount on the offering price per share to the public. This contingent beneficial conversion feature, valued at $556,667 and computed in accordance with Emerging Issues Task Force (EITF) 00-27, APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS, would be recorded upon the occurrence of an IPO as a discount to the debt and amortized ratably to interest expense over the remaining term of the debt, unless converted

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



       earlier. The aggregate purchase price of $1,200,000 was allocated based on the fair value of the tangible and intangible assets acquired as follows:


                  Inventory                $       218,623
                  Manufacturing rights             981,377
                                           ---------------
                                           $     1,200,000
                                           ===============

       Amounts allocated to manufacturing rights are being amortized on the straight-line basis over a five-year period. Included in general and administrative expenses is amortization expense of approximately $41,000 and $139,000 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

(7)    LINE-OF-CREDIT ARRANGEMENT

       Diomed, Ltd. had a (pounds sterling)400,000 ($646,000 at December 31,
       1999) line of credit with Barclays Bank. This line bore interest at 2.5% above Barclays Bank's base rate (6.25% at December 31, 1999). Borrowings were guaranteed by a shareholder of the Company and were due on March 31, 2000. Subsequently, the due date was extended to May 11, 2000, when the outstanding balance was repaid.

       Diomed, Ltd. also has a line of credit with Barclays Bank, which is limited to the lesser of (pounds sterling)1,200,000 ($1,762,920 at September 30, 2001) or 80% of eligible accounts receivable. This line bears interest at 3% above Barclays Bank's base rate (4.75% at September 30, 2001) and borrowings are due upon collection of receivables from customers. As of September 30, 2001, there were borrowings of (pounds sterling)360,700 ($529,900) outstanding under this line and no available future borrowings.

(8)    CONVERTIBLE LOAN NOTES

       Between March and June 2000, the Company issued $2.7 million of 9% convertible subordinated notes (the Notes), which were due on March 31, 2001. The original conversion rate for the Notes was $3.50 per share of common stock. The conversion rate was subject to adjustment in the event of certain circumstances occurring, including certain issues of common stock at a price below $3.50 per share.

       Pursuant to the Stock Purchase and Recapitalization Agreement (the Agreement), dated March 5, 2001, which provided certain existing shareholders with additional shares of common stock which had the effect of reducing their purchase price to $1.00 per share (see Note 11(C)), the Company agreed to adjust the conversion price from $3.50 per share to $1.00 per share. Concurrent with the Agreement, the noteholders agreed to convert principle of $2,475,000 into 2,475,000 shares of common stock. The balance due of $225,000 was repaid in cash.

       In accordance with EITF 00-27, the Company has recorded noncash interest expense totaling approximately $2.7 million in March 2001 due to the adjustment of the original conversion price.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(9)    DEBT

       As of December 31, 2000 and September 30, 2001, the two promissory notes due to QLT for the acquisition of the manufacturing rights to the OPTIGUIDE(R) fibers (see Note 6) are shown on the consolidated balance sheet as convertible debt.

       With respect to the First QLT Promissory Note, by letter dated June 7, 2001, QLT formally requested payment of the $339,336 balance due under that note. QLT also indicated that it would exercise its option under the Optiguide Asset Purchase Agreement to require Diomed to issue to QLT shares of Diomed Common Stock having a value equal to $339,336. On October 1, 2001 Diomed advised QLT that it was prepared to issue 135,735 shares based on a per share price of $2.50. Diomed asked QLT to respond if the calculation was acceptable to it and also asked that, if the calculation was not acceptable, that the matter be referred to arbitration pursuant to the applicable provisions of the Optiguide Asset Purchase Agreement. On January 28, 2002 Diomed issued QLT 135,735 shares of Diomed Common Stock. On February 11, 2002, QLT wrote Diomed and stated that it was accepting the 135,735 shares issued to it under protest as it disagreed with the per share price Diomed had used in calculating the number of shares issued to it. It also pointed out that Diomed had failed, in connection with the issuance of those shares, to confirm certain registration rights and deliver a legal opinion. Based on the letter, it is unclear what QLT's position is. Diomed believes that QLT's position may be that it should be issued up to an additional 542,940 shares. Diomed disputes this position based on the express terms of its agreement with QLT and the relevant facts. The terms of the agreement between Diomed and QLT requires senior management of both companies to meet within a period of 60 days to attempt to resolve disputes arising thereunder.

       In October 2000, a customer advanced the Company $936,000 to secure certain key materials. In September 2001, the Company issued a promissory note to this customer in the amount of the advance. The note matures on January 1, 2004 and bears interest at a rate of 8.5% per year. The note does not provide for conversion rights.

       A summary of the debt at December 31, 2000 and September 30, 2001 is as follows:


                                                   CURRENT         LONG-TERM

           Convertible debt--QLT               $       339,336  $       826,339
           Promissory note payable                           -          936,000
                                               ---------------  ---------------
                                               $       339,336  $     1,762,339
                                               ===============  ===============

(10)   INCOME TAXES

       No provision for foreign, federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented. The Company has U.S. federal and state net operating loss carryforwards of approximately $3.8 million at December 31, 2000 to reduce future federal income taxes, if any. These carryforwards expire through 2020 and are subject to review and possible adjustment by the Internal Revenue Service (IRS). The Company also has approximately $13.5 million of foreign net operating loss carryforwards at December 31, 2000 to reduce future foreign income taxes, if any. These carryforwards do not have an expiration date.

       The Tax Reform Act of 1986 contains provisions that may limit the amount of U.S. federal and state net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company has not assessed whether its equity transactions have caused such a change in ownership.

       The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets primarily relate to net operating loss carryforwards and amount to approximately $3.9 million and $5.8 million as of December 31, 1999 and 2000,

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

       respectively. It is the Company's objective to become a profitable enterprise and to realize the benefits of its deferred tax assets. However, in evaluating the realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes and the operating losses incurred to date, and believes that, given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 1999 and 2000. The components of the Company's deferred tax assets are as follows:


                                                      DECEMBER 31
                                                1999              2000

Net operating loss carryforwards           $     3,653,030  $     5,581,915
Other temporary differences                        259,605          261,805
Valuation allowance                             (3,912,635)      (5,843,720)
                                           ---------------  ---------------
         Net deferred tax asset            $             -  $             -
                                           ===============  ===============

(11)   STOCKHOLDERS' EQUITY


       (A)    AMENDED CERTIFICATE OF INCORPORATION

              Effective March 15, 2001, the authorized capital stock of the Company was increased to 43,500,000 shares, consisting of 40,000,000 shares of common stock, $0.001 par value per share and 3,500,000 shares of preferred stock, $0.01 par value per share, all of which are designated Series A convertible preferred stock (Series A Preferred Stock).

       (B)    SALE OF SERIES A PREFERRED STOCK

              In March and April 2001, the Company sold an aggregate of 2,725,000 shares of Series A Preferred Stock for $1.00 per share, which resulted in gross proceeds of $2,725,000.

              The Series A Preferred Stock has the following rights, preferences and privileges:

                     VOTING

                     Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes equal to the number of shares of common stock into which each share is then convertible. The holders, collectively, by a two-thirds vote, have the right to elect three members to the Company's Board of Directors and can assign such rights to the lead investor. Also, the holders are required, by a two-thirds vote, to approve matters pertaining to corporate governance and structure, dividends, sale or redemption of securities or instruments convertible to securities, a merger or consolidation, and sale, lease or disposal of all or substantially all of the Company's assets. In addition, until the effective date of a qualifying initial public offering or private equity offering of common stock at a price per share of at least $5.00, resulting in gross proceeds of at least $15 million, the Company shall not incur any debt, make any acquisitions or strategic investments or enter into any contracts or payment obligations that

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                     commit the Company to $250,000 or more in aggregate without the approval of the Board of Directors, including the three members elected by the holders.

                     DIVIDENDS

                     The holders of Series A Preferred Stock are entitled to receive non-cumulative 10% dividends annually, when and if declared by the Company's Board of Directors.

                     LIQUIDATION PREFERENCE

                     Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of each share of Series A Preferred Stock is entitled to receive an amount equal to the greater of (i) $1.00 per share, subject to adjustment, plus any declared but unpaid dividends or (ii) such amount per share of Series A Preferred Stock as would have been payable had each share been converted to common stock.

                     VOLUNTARY CONVERSION

                     Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, into two shares of common stock, subject to adjustment, as defined.

                     AUTOMATIC CONVERSION

                     Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion price, upon written election of at least two-thirds of the then outstanding Series A Preferred Stock, merger or consolidation, as defined, or upon the closing of a qualifying initial public offering at a price per share of at least $5.00, resulting in gross proceeds of at least $15,000,000.

                     CALL OPTION

                     On or prior to October 31, 2001 or the earlier merger or consolidation of the Company, as defined, two holders of Series A Preferred Stock can require the Company to sell up to 1,000,000 shares of Series A Preferred Stock at a price per share equal to $1.00, subject to adjustment, as defined. The Company recorded the fair value of the call option and related beneficial conversion feature, totaling an aggregate of $423,180, in the accompanying statement of stockholders' equity (deficit). Effective October 31, 2001, the call option terminated.

      (C) COMMON STOCK

              As of September 30, 2001, the Company had authorized 40,000,000 shares of common stock, $0.001 par value, of which 9,179,955 are outstanding.

              Between August and November 2000, the Company issued 815,865 shares of its common stock at a price of $3.50 per share, together with warrants to purchase

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


                     1,387,294 shares of common stock at a price of $3.50 per share, in private placements resulting in net proceeds of approximately $2.8 million. In connection with the sale of Series A Preferred Stock for $1.00 per share, substantially all of the purchasers of common stock from August and November 2000 elected to accept the Company's offer to exchange the shares and warrants they originally acquired (773,941 and 1,345,370, respectively) for 2,708,793 shares of common stock. This recapitalization yields an effective purchase price of $1.00 per share.

                 (D) STOCK OPTIONS

                     In November 1998 and May 2001, the Company's Board of Directors approved the 1998 Incentive Plan (the 1998 Plan) and the 2001 Stock Option Plan (the 2001 Plan) (collectively, the Plans), respectively, permitting the granting of stock options to employees, directors, consultants and advisors, which may be either incentive stock options or nonqualified options and stock awards. The Board has reserved 750,000 and 1,750,000 shares of common stock for issuance under the 1998 Plan and the 2001 Plan, respectively.

                     The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two and four years and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of common stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)





       A summary of stock option activity is as follows:

                                                                            WEIGHTED
                                              RANGE OF         NUMBER OF    AVERAGE
                                             EXERCISE PRICE    SHARES     EXERCISE PRICE
         Outstanding, December 31, 1997        $   2.24-8.23         354,150   $        5.11
            Granted                                5.98-6.56         257,662            6.62
            Exercised                              2.24-4.49         (25,350)           4.96
            Forfeited                              2.24-5.98         (31,600)           4.84
                                               -------------   -------------   -------------
         Outstanding, December 31, 1998            2.24-8.23         554,862            5.54
            Granted                                2.50-5.98         198,316            3.63
            Exercised                                   4.49         (25,000)           4.84
            Forfeited                              2.24-8.23         (24,100)           6.57
                                               -------------   -------------   -------------
         Outstanding, December 31, 1999            2.24-8.23         704,078            4.89
            Granted                                     3.50         172,738            3.50
            Forfeited                              2.24-8.23         (36,176)           6.46
                                               -------------   -------------   -------------
         Outstanding, December 31, 2000            2.24-8.23         840,640            4.37
            Granted                                1.25-2.25       1,031,653            1.31
            Forfeited                              3.50-6.36         (42,909)           3.67
                                               -------------   -------------   -------------
         Outstanding, September 30, 2001
                                               $  1.25-$8.23       1,829,384   $        2.62
                                               =============   =============   =============
         Exercisable, December 31, 1998        $  2.50-$8.23         416,327   $        5.54
                                               =============   =============   =============
         Exercisable, December 31, 1999        $  2.24-$8.23         573,343   $        4.07
                                               =============   =============   =============
         Exercisable, December 31, 2000        $  2.24-$8.23         680,621   $        4.59
                                               =============   =============   =============
         Exercisable, September 30, 2001       $  1.25-$8.23         837,404   $        4.05
                                               =============   =============   =============

       At September 30, 2001, 1,160,295 options were available for future grants under the Plans.


       The following table summarizes information relating to currently outstanding and exercisable options as of September 30, 2001.

                                    OUTSTANDING
                                      WEIGHTED
                                      AVERAGE                        EXERCISABLE
                                     REMAINING    WEIGHTED                   WEIGHTED
                                    CONTRACTUAL    AVERAGE                   AVERAGE
          EXERCISE     NUMBER OF      LIFE (IN    EXERCISE     NUMBER OF     EXERCISE
            PRICE        SHARES        YEARS)       PRICE       SHARES        PRICE
         $      1.25      971,653       9.7      $      1.25       60,000  $      1.25
           2.24-3.50      449,081       5.6             2.86      370,421         2.77
           4.00-6.56      390,250       4.6             5.52      388,583         5.52
           7.48-8.23       18,400       4.5             7.76       18,400         7.76
                      -----------                -----------  -----------  -----------
                        1,829,384                $      2.62      837,404  $      4.05
                      ===========                ===========  ===========  ===========

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)





       Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123 for the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001, the Company's pro forma net loss would have been as follows:


                                                                                            NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                              --------                        --------
                                                  1998          1999          2000          2000          2001
Net loss applicable to common stockholders,
   as reported                                $(1,809,260)  $ (7,490,726) $ (3,475,996) $ (2,914,300) $ (6,644,381)
Net loss applicable to common stockholders,
   pro forma                                  $(1,828,228)  $ (7,524,032) $ (3,541,425) $ (2,961,340) $ (6,692,853)
Basic and diluted net loss per share
   applicable to common stockholders, as
   reported                                   $     (0.70)  $     (2.34)  $     (0.82)  $     (0.71)  $     (0.83)
Basic and diluted net loss per share
   applicable to common stockholders, pro
   forma                                      $     (0.70)  $     (2.35)  $     (0.83)  $     (0.73)  $     (0.84)



       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                      -----------DECEMBER 31,--------- --         SEPTEMBER 30,
                                      1998          1999          2000          2000          2001
Risk-free interest rate            4.62-5.57%    4.84-6.55%    5.78-6.68%    5.93-6.68%    4.62-6.29%
Expected dividend yield                    -%            -%            -%            -%            -%
Expected lives                        5 years       5 years       5 years       5 years       5 years
Expected volatility                        -%            -%            -%            -%            -%
Weighted average grant date
   fair value per share           $       0.90  $       0.92  $       0.95  $       0.96  $       0.30
Weighted average remaining
   contractual life of options
   outstanding                       5.5 years     6.0 years     6.4 years     7.0 years     7.5 years

       In connection with the private offerings of the Company's common stock, options to purchase 48,966 and 8,438 shares of common stock were issued to nonemployees in 1999 and 2000, respectively. The Company has recorded stock-based offering costs of $30,000 and $33,752 based upon the fair value of such options.


(E)    ISSUANCE OF STOCK OPTIONS TO CONSULTANTS


       In August 2001, the Company granted fully exercisable options to purchase 60,000 shares of common stock at an exercise price per share equal to $2.25 to consultants in exchange for marketing services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $55,000 in the accompanying statement of operations for the nine months ended September 30, 2001.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)




(12)     VALUATION AND QUALIFYING ACCOUNTS


A summary of the allowance for doubtful accounts is as follows:




                                           YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                  ---------                        -------
                                      1998          1999          2000          2001
Allowance for doubtful accounts:
  Balance, beginning of period    $         -   $         -   $     7,000   $   300,000
     Provision for doubtful
       accounts                             -         7,000       293,000       200,000
     Write-offs                             -             -             -      (262,000)
                                  -----------   -----------   -----------   -----------
  Balance, end of period          $         -   $     7,000   $   300,000   $   238,000
                                  ===========   ===========   ===========   ===========



(13)   SEGMENT REPORTING

       The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas.

       Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS No. 131, is the Executive Management Committee.

       The Company's reportable segments are determined by product type: laser systems and fibers and other accessories. The accounting policies of the segments are the same as those described in Note 2. The Executive Management Committee evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Executive Management Committee does not assign assets to its segments.

       This table presents revenues by reportable segment:

                                                                  NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                    ---------                        -------
                        1998          1999          2000          2000          2001
Laser systems       $ 8,266,808   $ 5,818,270   $ 8,901,906   $ 4,802,800   $ 5,157,800
Fibers and other
   accessories        1,045,539       933,032       522,608       659,000     1,270,000
                    -----------   -----------   -----------   -----------   -----------
     Total          $ 9,312,347   $ 6,751,302   $ 9,424,514   $ 5,461,800   $ 6,427,800
                    ===========   ===========   ===========   ===========   ===========

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



The following table represents percentage of revenues by geographic destination:


                                                                  NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31,               SEPTEMBER 30,
                    ---------                        -------
                        1998          1999          2000          2000          2001
North America              15%           30%           33%           15%           48%
Asia/Pacific               34            28            30            40            27
Europe                     44            34            33            43            25
Other                       7             8             4             2             -
                    ---------     ---------     ---------     ---------     ---------
     Total                100%          100%          100%          100%          100%
                    =========     =========     =========     =========     =========

The following table represents long-lived assets by geographic destination:


                                   DECEMBER 31,               SEPTEMBER 30,
                               1999             2000              2001

North America            $       357,250   $     1,200,955  $     1,246,896
Europe                         1,606,048         1,489,575        1,325,000
                         ---------------   ---------------  ---------------
     Total               $     1,963,298   $     2,690,530  $     2,571,896
                         ===============   ===============  ===============

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)






(14) COMMITMENTS


   (B) LEASES


       The Company leases certain equipment and office facilities under noncancelable operating and capital leases that expire at various dates through 2014. The Company's building lease at its subsidiary in the UK is a 25-year lease through 2024. However, the Company has an option, at its election, to terminate the lease agreement after 10 years in 2014. If the Company chooses not to exercise this option, the lease agreement continues for the remaining 10 years through 2024. Total rent expense under these operating lease agreements for the years ended December 31, 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001 was $69,776, $381,446, $454,529, $340,897 and $361,235, respectively.
       Capital lease obligations bear interest at a rate of 20% per annum. Future minimum lease payments required under these leases at September 30, 2001 are as follows:

                                                      CAPITAL LEASES   OPERATING LEASES
         2001, three months                          $        18,612   $       120,346
         2002                                                 63,809           481,383
         2003                                                 28,769           481,383
         2004                                                  8,845           462,801
         2005                                                    298           444,219
         Thereafter                                                -         3,701,826
                                                     ---------------   ---------------
                  Total future minimum lease
                  payments                                   120,333   $     5,691,958
                                                                       ===============
         Less--Amount representing interest                   20,433
                                                      --------------
                  Present value of future minimum
                  lease payments                              99,900
         Less--Current portion of capital lease
         obligations                                          48,657
                                                     ---------------
                  Capital lease obligations, net
                  of current portion                 $        51,243
                                                     ===============

   (B) LITIGATION

       From time to time, the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of each such other proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

       On October 22, 2001, a plaintiff filed an action against the Company, alleging that the Company disclosed certain trade-secret information.

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

       The plaintiff seeks compensatory and punitive damages in an unspecified amount and an injunction against further disclosures. The Company has moved to dismiss the action and compel arbitration. MBG has opposed this motion. Management believes that this claim will not have a material adverse effect on the Company's consolidated financial position or results of operations.


(15) BRIDGE LOANS FROM STOCKHOLDERS

       In September 2001, the Company received an aggregate of $500,000 from two stockholders of the Company in exchange for a bridge loan in the form of two secured promissory notes ("notes"), dated October 5, 2001. The notes mature on January 1, 2003 and bear an annual interest rate of 7.5%.

       The notes are convertible, at the election of the noteholders, into common stock prior to the maturity date under the following scenarios :
       1) in the event the Company does not complete a reverse merger by October 31, 2001, the noteholders may exercise their call option issued in the March 2001 Series A Preferred Stock financing (see Note 11B) and deliver their notes as payment, 2) in the event the Company completes a reverse merger, the notes are convertible into common stock at the lesser of $2.25 per share and the price per share in the reverse merger, 3) in the event of another type of financing transaction, as defined, the notes are convertible into common stock at the lesser of $2.25 per share and the price per share in the transaction, and 4) in the event of a merger or consolidation, excluding a reverse merger, the notes are convertible into common stock at the lesser of $2.25 per share and the price per share of any warrants issued in the transaction. However, if the Company successfully completes a reverse merger with a public company, where such public company has raised $10 million in gross proceeds in a private placement financing prior to the reverse merger, the notes become due and payable in cash within 10 days of the effective closing date. The call option expired on October 31, 2001.

       In addition, the Company granted fully exercisable warrants to purchase an aggregate of 50,000 shares of common stock at a price per share equal to a maximum of $2.25, adjustable for certain events, as defined. The value of such warrants, calculated using the Black-Scholes option pricing model, was recorded as a debt discount totaling $43,000 and will be amortized to interest expense over the life of the note. In addition, the beneficial conversion feature attributable to the warrants, totaling $43,000, will be recorded as interest expense upon the occurrence of an event which will trigger the note's right to convert. Due to the Company's delay in completing the reverse merger by December 31, 2001, the Company will have to issue up to an additional aggregate of 50,000 warrants, at the rate of 10,000 warrants for each month the reverse merger is delayed, with terms identical to the initial grant. The warrants expire two years from the date of issuance.

       In December 2001, the Company received an additional aggregate of $200,000 from the same two noteholders through issuance of additional promissory notes, with terms identical to those specified above, except as noted below. The maximum conversion price of the notes and the exercise price of the warrants is $2.00 per share, adjustable for certain events as defined. In addition, the Company granted fully exercisable warrants to purchase an aggregate of 20,000 shares of common stock at a price per share equal to a maximum of $2.00, adjustable for certain events, as defined. If the Company does not complete a reverse merger by March 31,

DIOMED, INC.

Consolidated Notes to Financial Statements
December 31, 2000

(INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

       2002, the Company may have to issue up to an additional aggregate of 20,000 warrants, at the rate of 10,000 per month for each month the reverse merger is delayed, with terms identical to the initial grant. Under the December 2001 notes, the conversion price of the notes and the exercise price of the warrants included under the October 2001 notes were reduced to a maximum of $2.00 to be consistent with the terms of the December 2001 notes. Such revision creates an additional beneficial conversion feature attributed to the reduction of the conversion price, totaling $62,500, to be recorded upon the occurrence of an event which will trigger the notes' right to convert. Additionally, such revision creates an additional debt discount, attributed to the establishment of a new measurement date for the amended warrant, totaling $39,000. In January 2002, the Company issued an additional aggregate of 10,000 warrants due to the reverse merger not being consummated by December 31, 2001.

(16) MERGER AND PRIVATE OFFERING OF COMMON STOCK

       On February 14, 2002, Diomed Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, Inc., a Nevada corporation formerly known as Natexco Corporation (the "Parent") merged with and into the Company pursuant to an Agreement and Plan of Merger, dated as of January 29, 2002. In the merger (the "Merger") that occurred under the Agreement and Plan of Merger, the stockholders of the Company received shares of Parent. As a condition to the Merger, Parent raised gross proceeds of $10,000,000 in a private offering of shares of its common stock. The shares issued in the private offering are not subject to refund, redemption or rescission and, accordingly, will be included as a component of stockholders' equity, net of the applicable costs. The merger agreement provides that the proceeds of that offering will be available to the Company for payment of its existing obligations and, subject to the approval of its board of directors, certain future expenses, including the financing of product developments and acquisitions. Parent is obligated to use its best efforts to file a registration statement with the Securities Exchange Commission to register for resale its common shares that it issued in the private offering and those of its common shares that it issued to the Company's former stockholders and to cause the registration statement to be declared effective. In the event that the Parent fails to file or cause the registration statement to be declared effective, or remain effective through the first anniversary of the Merger, the Parent will be required to issue additional shares of its common stock, up to a maximum of 12% of the shares held by each party subject to the agreement.

       After the Merger, the Company's former stockholders own approximately 51% of the issued and outstanding shares of Parent (in terms of common share equivalents). The shares of Parent into which the shares of the Company's existing common stock and the Company's Series A preferred stock will be converted in the Merger will thereafter automatically convert into Parent's common stock in installments beginning after Parent's registration statement has become effective and continuing, unless interrupted under certain circumstances, until the second anniversary of the Merger, at which time all such shares will automatically convert into shares of Parent's common stock.

       The Merger will be accounted for as a recapitalization. The historical records of the Company will become the historical records of Parent. Following the Merger, the business conducted by Parent will be the business conducted by the Company prior to the Merger.

       Costs of approximately $1.5 million related to the issuance of Parent's shares in the offering and its preparation and negotiation of the documentation for the Merger were paid at the closing of the Merger.